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TABLE OF CONTENTS

As filed with the Securities and Exchange Commission on March 28, 2003

Registration No. 333-102731

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
TO
FORM S-1

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

DIGITALNET HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7373 (Primary Standard Industrial Classification Code Number)	52-2339233 (I.R.S. Employer Identification Number)

2525 Network Place
Herndon, VA 20171
(703) 563-7500
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Ken S. Bajaj
Chairman, President and Chief Executive Officer
DigitalNet Holdings, Inc.
2525 Network Place
Herndon, VA 20171
(703) 563-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard A. Steinwurtzel, Esq. Lawrence R. Bard, Esq. Fried, Frank, Harris, Shriver & Jacobson 1001 Pennsylvania Avenue, N.W. Washington, D.C. 20004-2505 (202) 639-7000	John W. White, Esq. Andrew J. Pitts, Esq. Cravath, Swaine & Moore Worldwide Plaza, 825 Eighth Avenue New York, New York 10019 (212) 474-1000

Approximate date of commencement of proposed sale to public:
As soon as practicable after this registration statement becomes effective.

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee

Common Stock, par value $0.001 per share	7,187,500	$16.00	$115,000,000	$10,137(3)

(1)
Includes 937,500 shares issuable upon exercise of the underwriters' overallotment option.
(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933. The proposed maximum offering price includes amounts attributable to shares that may be purchased by the underwriters to cover the underwriters' option to purchase additional shares of our common stock from us at the initial public offering price less the underwriters' discount, if the underwriters exercise this option.
(3)
$9,671 of which was previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED                      , 2003

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

6,250,000 Shares

DigitalNet Holdings, Inc.

Common Stock
$  per share

         We are selling 6,250,000 shares of our common stock. We have granted the underwriters an option to purchase up to 937,500 additional shares of common stock to cover over-allotments.

         This is the initial public offering of our common stock. We currently expect the initial public offering price to be between $14.00 and $16.00 per share. We intend to apply to have the common stock listed on the New York Stock Exchange under the symbol "DGN."

         Investing in our common stock involves risks. See "Risk Factors" beginning on page 9.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Underwriting Discount	$	$
Proceeds to DigitalNet (before expenses)	$	$

         The underwriters expect to deliver the shares to purchasers on or about            , 2003.

Joint Book-Running Managers
Salomon Smith Barney	Banc of America Securities LLC

Legg Mason Wood Walker Incorporated	Raymond James

                    , 2003

DIGITALNET

MANAGED NETWORK SERVICES
Access Granted
INFORMATION SECURITY SOLUTIONS
APPLICATION DEVELOPMENT & INTEGRATION

        You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus.

TABLE OF CONTENTS

Summary
Risk Factors
Forward-Looking Statements
Use of Proceeds
Dividend Policy
Capitalization
Dilution
Selected Consolidated Financial Data
Unaudited Pro Forma Consolidated Financial Information
Management's Discussion and Analysis of Financial Condition and Results of Operations
Business
Government Contracting and Regulatory Process
Management
Certain Relationships and Related Transactions
Principal Stockholders
Description of Capital Stock
Shares Eligible for Future Sale
Underwriting
Legal Matters
Experts
Where You Can Find More Information
Index to Financial Statements

        Until            , 2003 (25 days after the date of this prospectus), all dealers that buy, sell or trade our common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

i

SUMMARY

        This is only a summary and it does not contain all the information that may be important to you. You should read the entire prospectus, especially "Risk Factors" and our financial statements and the related notes included in this prospectus, before deciding to invest in shares of our common stock. Our pro forma financial information gives effect to the acquisition of our predecessor, Getronics Government Solutions, L.L.C., and related financing transactions as if they had occurred on January 1, 2002, as further described in "Unaudited Pro Forma Consolidated Financial Information." Unless otherwise specifically stated, the information in this prospectus has been adjusted to reflect the conversion of all outstanding shares of Class A Preferred Stock into common stock on the completion of this offering, but does not take into account the possible issuance of additional shares of common stock to the underwriters pursuant to their right to purchase additional shares of our common stock from us at the initial public offering price less the underwriters' discount.

DigitalNet Holdings, Inc.

        We are a leading provider of managed network services, information security solutions, and application development and integration services to U.S. defense, intelligence, and civilian federal government agencies as measured by our revenues. Our comprehensive information technology services and solutions allow our federal government clients to outsource the design, implementation, integration, management, and security of their computer networks and systems. We are focused on increasing network reliability, reducing overall network costs, and rapidly migrating mission critical network computing environments to new technologies. Our remote and on-site managed network services are critical for maintaining the daily operations of numerous federal agencies and comprised approximately 72% of our pro forma revenues for the year ended December 31, 2002.

        We have a more than 30-year history of providing information technology solutions to U.S. federal government clients, and have established long-standing relationships with many of them. Our clients include the Department of Defense, the Department of State, the Department of Justice, the Department of Treasury, the National Security Agency, and other federal government clients with critical missions, such as intelligence and homeland security. We currently serve over 60 government clients on over 150 active engagements, across many defense, intelligence, and civilian agencies, which creates a diversified revenue stream. We provide many of our services under multi-year contracts.

        Our actual and pro forma revenues for the year ended December 31, 2002 were approximately $33.9 million and $367.8 million, respectively. Contracts funded by clients within the federal government accounted for approximately 98% of our pro forma revenues for the year ended December 31, 2002. As of December 31, 2002, our backlog was approximately $792 million, of which approximately $109 million was funded. For a discussion of our backlog, see "Business—Backlog."

        Our management team has substantial experience leading companies that provide technology services to the Department of Defense, the intelligence community, and civilian federal government agencies. Our core group of five senior executives has an average of 16 years of experience in the information technology industry and an average of 13 years of experience providing information technology services and solutions to the federal government. Our executive team is supported by a high quality staff of nearly 1,700 people, of which approximately 80% are professional staff. As of February 28, 2003, approximately 69% of our employees held government security clearances and approximately 62% of these employees held Top Secret clearance or higher, which allows us to work with our clients in highly classified environments.

Industry Background

        The federal government is the largest consumer of information technology services and solutions in the U.S. According to INPUT, an independent federal government market research firm, the federal information technology market is expected to grow at a compound annual growth rate of 11.3% from $37.1 billion in federal fiscal year 2002 to $63.3 billion in federal fiscal year 2007. We believe that the continued increase in the federal government's spending on information technology over the next several years will be primarily driven by the following factors:

  •
  increased spending on defense, intelligence, and homeland security initiatives;

  •
  demand for greater government efficiency and effectiveness; and

  •
  increased demand for complex, interoperable, and reliable networks.

Our Competitive Advantages

        We believe we are well positioned to address the specific requirements of our clients because we possess the following key competitive advantages:

Knowledge of Our Clients' Business Processes, Information Architecture and Technology Initiatives

        We have served a number of our clients for more than 10 years, and several for more than 30 years. Through these long-standing relationships, we have developed an extensive knowledge of our clients' business processes, culture, contracting environment, information architecture, and technology initiatives, providing us with an opportunity to further expand these relationships.

Experienced Management Team

        Our core group of five senior executives has an average of 16 years of experience in the information technology industry and an average of 13 years of experience providing information technology services and solutions to the federal government.

Highly Skilled Technical and Managerial Professionals

        We believe our competitive position is enhanced by our ability to attract, retain, and develop qualified technical and managerial professionals. As of December 31, 2002, approximately 49% of our professionals held at least one certification, and of those, more than half held two or more certifications.

In-Depth Network Computing and Information Security Expertise

        Our expertise in complex network technologies covers the entire life cycle of an organization's network requirements, including network design, implementation, integration, and management. We also offer a comprehensive integrated set of information security services and solutions designed to meet our clients' information security needs.

Disciplined Program Management Review Process

        Our disciplined program management review process brings our project teams together on a regular basis to review each of our individual client programs. This review helps ensure that we are meeting project goals.

Our Strategy

        Our objective is to continue to profitably grow our business as a leading provider of information technology services and solutions. Key elements of our strategy include:

Leverage Our Differentiated Services and Solutions to Expand Our Client Base

        We believe our experience and highly differentiated services and solutions offering will enable us to expand our client base in high growth areas of the federal information technology services market. We also believe our investment in emerging technologies, and our processes, methodologies, and best practices ensure high quality and consistent offerings in managed network services, information security solutions, and application development and integration solutions.

Build on Our Longstanding Client Relationships to Cross-Sell Our Full Range of Services and Solutions

        Through increased marketing efforts, we intend to continue our efforts to expand the scope of our existing client relationships by broadening the range of services we provide to our clients. Providing additional services to our clients should increase our overall knowledge of our clients' business and technical requirements, which we believe will contribute to increased use of our services over time.

Accelerate Our Sales and Marketing Efforts

        We intend to accelerate our sales and marketing efforts by adding additional business development personnel, increasing our spending on bid and proposal efforts, and leveraging the industry relationships of Ken S. Bajaj, our Chief Executive Officer, and Steven Hanau, the President of DigitalNet Government Solutions, LLC.

Expand Our Services and Solutions Offering

        We plan to continue expanding our services and solutions in the areas of directory services, mobile computing, and secure remote access. We intend to continue to expand our services and solutions in areas such as managed network services, information security services, and other emerging technologies.

Pursue Strategic Acquisitions

        We may pursue strategic acquisitions that can cost-effectively add new clients, specific federal agency knowledge, or technological expertise to accelerate our access to existing or new markets.

        We were incorporated in 2001 under the laws of the State of Delaware and commenced operations in September 2001. We had no material business operations until our acquisition of Getronics Government Solutions, L.L.C. (now DigitalNet Government Solutions, LLC ("DGS")) in November 2002. Our predecessor, Getronics Government Solutions, L.L.C., was a U.S. subsidiary of a Netherlands-based company and had a more than 30-year history of providing information technology-based solutions to the federal government, and our executive team has managed portions of this business in the past. All of our operations are conducted through our wholly-owned subsidiary DGS. Our headquarters are located at 2525 Network Place, Herndon, Virginia 20171, and our telephone number is (703) 563-7500. Our website address is www.digitalnet.com. We do not intend the information on our website to constitute part of this prospectus.

        DIGITALNETSM and its logo are our service marks and trademarks.

        This prospectus includes trademarks and service marks owned by third parties.

The Offering

Common stock offered	6,250,000 shares
Common stock to be outstanding after the offering	17,098,970 shares
Proposed New York Stock Exchange symbol	DGN
Use of proceeds
We will receive net proceeds from this offering of approximately $84.2 million. We intend to use the net proceeds to repay approximately $44.5 million of outstanding indebtedness under our subordinated bridge facility, and redeem the outstanding shares of our Class B Preferred Stock for approximately $34.4 million. We expect to use the remaining proceeds from this offering, which we estimate to be $5.3 million, to repay outstanding indebtedness under our senior credit facility. Approximately $29.5 million of the subordinated bridge indebtedness and a portion of the indebtedness under our senior credit facility is held by affiliates of certain of the underwriters. See "Use of Proceeds."

         The common stock to be outstanding after the offering includes the conversion of our Class A Preferred Stock outstanding as of December 31, 2002, including accrued dividends, into 4,115,944 shares of common stock upon the completion of this offering, assuming an initial public offering price of $15.00 per share, the mid-point of the range shown on the cover page of this prospectus. Our Class A Preferred Stock accrues dividends on a daily basis at an annual rate of 6%. Upon conversion, dividends that have accrued from December 31, 2002 to the date of conversion will increase the number of shares of common stock into which our Class A Preferred Stock converts.

        The foregoing information is based upon shares outstanding as of December 31, 2002 and excludes:

  •
  373,416 shares of common stock reserved for future issuance under our amended and restated 2003 stock incentive plan;

  •
  94,868 shares of common stock subject to outstanding warrants to purchase common stock at an exercise price of $0.01 per share;

  •
  379,475 shares of common stock subject to outstanding warrants to purchase common stock at an exercise price of $0.01 per share, which will be canceled upon our repayment in full of our subordinated bridge facility upon consummation of this offering; and

  •
  937,500 shares of common stock that may be issued under the underwriters' option to purchase additional shares of our common stock from us at the initial public offering price less the underwriters' discount.

        Except as otherwise indicated, information in this prospectus has been adjusted to give effect to a one-for-eight reverse common stock split effective as of March 28, 2003.

Summary Financial Data

        The following summarizes our historical and pro forma as adjusted consolidated financial information. We derived the historical financial information from our and our predecessor's audited consolidated financial statements included elsewhere in this prospectus. The unaudited pro forma as adjusted statement of operations data and pro forma as adjusted balance sheet data give effect to the transactions described in note (2) below.

        This information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Unaudited Pro Forma Consolidated Financial Information," and the financial statements and related notes of DigitalNet and DGS appearing elsewhere in this prospectus.

DigitalNet Holdings, Inc.
Summary Historical and Pro Forma As Adjusted Consolidated Financial Data
(dollars in thousands)

	Predecessor			DigitalNet
	Year ended December 31,				Pro forma as adjusted year ended December 31, 2002(2)
			Period from January 1, 2002 through November 25, 2002	Year ended December 31, 2002(1)
	2000	2001
					(unaudited)
Statement of Operations Data:
Revenues	$361,818	$346,773	$333,910	$33,903	$367,813
Costs of revenues	313,028	277,087	262,389	26,951	288,018

Gross profit	48,790	69,686	71,521	6,952	79,795
Operating expenses:
Selling, general and administrative expenses (including stock-based compensation for the year ended December 31, 2002 of $265)	44,534	36,671	30,407	5,483	35,324
Acquisition and related expenses	—	—	—	921	921
Amortization of intangibles	5,378	4,239	—	800	10,511

Total operating expenses	49,912	40,910	30,407	7,204	46,756

Income (loss) from operations	(1,122)	28,776	41,114	(252)	33,039

Other income and (expense):
Interest income	7,603	4,852	1,960	29	1,989
Interest expense	—	—	—	(1,517)	(5,830)
Other expense	(6)	(806)	(16)	—	(16)

Total other income and (expense)	7,597	4,046	1,944	(1,488)	(3,857)

Income (loss) before provision for income taxes	6,475	32,822	43,058	(1,740)	29,182
Provision for income taxes	4,617	14,547	16,245	332	10,991

Net income (loss)(3)	$1,858	$18,275	$26,813	$(2,072)	$18,191

Dividends and accretion on preferred stock				(11,752)	—

Net income (loss) attributable to common stockholders				$(13,824)	$18,191

Balance Sheet Data (at period end):
Cash and cash equivalents				$3,894	$4,921
Working capital				(31,446)	14,794
Total assets				290,746	290,736
Total debt, including current portion				127,002	77,550
Redeemable convertible securities				95,437	—
Total stockholders' equity				1,050	146,589
Other Financial Data:
EBITDA(4)	$10,289	$40,452	$48,933	$2,590	$53,411
Revenues, as adjusted(5)	241,883	238,267	230,670	27,739	258,409
Gross profit, as adjusted(6)	49,202	58,037	55,340	6,740	63,402
EBITDA, as adjusted(7)	10,701	28,803	32,752	2,378	37,018
Capital expenditures	10,453	6,824	13,693	207	13,900	(8)

(1)
On November 26, 2002, we acquired all of the membership interests of Getronics Government Solutions, L.L.C. (now DigitalNet Government Solutions, LLC or DGS). Our results of operations for the year ended December 31, 2002 include the operating results of DGS from November 26, 2002 through December 31, 2002 along with that of DigitalNet for the entire year ending December 31, 2002.
(2)
The pro forma as adjusted statement of operations data gives effect to (i) the DGS acquisition and the related financing transactions and (ii) this offering and certain related transactions as if each of the transactions had occurred on January 1, 2002. The unaudited pro forma as adjusted balance sheet data reflects (i) the conversion of Class A Preferred Stock into common stock upon the consummation of this offering, (ii) the use of proceeds from this offering to retire debt, (iii) the write-off of deferred financing costs and debt discounts and the related tax benefit attributable to the retired debt, (iv) the recognition of certain stock-based compensation charges as a result of the consummation of this offering, (v) the recognition of a beneficial conversion feature recorded as a deemed dividend on the Class A Preferred Stock at the time of the consummation of this offering, (vi) the use of proceeds from this offering to redeem for cash the Class B Preferred Stock, and (vii) the required repayment by management and other employees of certain promissory notes immediately prior to consummation of this offering. The unaudited pro forma as adjusted balance sheet data gives effect to each of these items as if it had occurred on December 31, 2002. See "Unaudited Pro Forma Consolidated Financial Information" for a detailed discussion of the pro forma as adjusted statement of operations data and "Capitalization" for a detailed discussion of the pro forma as adjusted balance sheet data.
(3)
On January 1, 2002, DGS adopted SFAS No. 142, "Goodwill and Other Intangible Assets" which requires that goodwill no longer be amortized. If SFAS No. 142 had been effective for the years ended December 31, 2000 and 2001, net income would have increased by approximately $5.4 million and $4.2 million, respectively, resulting in net income of approximately $7.2 million and $22.5 million, respectively.
(4)
EBITDA is defined as net income (loss) plus interest, income taxes, depreciation, amortization, stock-based compensation, and acquisition and related expenses. Our method of computation may or may not be comparable to other similarly titled measures used by other companies. EBITDA is presented because we believe EBITDA is a meaningful indicator that can be used by investors to analyze and compare our operating performance to the operating performance of other companies. However, EBITDA should not be construed as an alternative to net income (loss) as determined in accordance with accounting principles generally accepted in the United States, as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. A reconciliation of net income (loss) to EBITDA is as follows:

	Predecessor			DigitalNet
			Period from January 1, 2002 through November 25, 2002		Pro forma as adjusted year ended December 31, 2002
	Year ended December 31,
				Year ended December 31, 2002
	2000	2001
					(unaudited)
Net income (loss), as reported	$1,858	$18,275	$26,813	$(2,072)	$18,191
Plus:
Interest, net	(7,603)	(4,852)	(1,960)	1,488	3,841
Income taxes	4,617	14,547	16,245	332	10,991
Depreciation	6,039	8,243	7,835	856	8,691
Amortization	5,378	4,239	—	800	10,511
Stock-based compensation	—	—	—	265	265
Acquisition and related expenses	—	—	—	921	921

EBITDA	$10,289	$40,452	$48,933	$2,590	$53,411

(5)
Revenues, as adjusted, represent revenues, as reported, less revenues derived from our Immigration and Naturalization Service, or INS, Facilities Operation Support, or FOS, contract and our National Aeronautics and Space Administration, or NASA, Consolidated Space Operations Contract, or CSOC. Because our performance under the INS/FOS contract ended November 30, 2002 and our performance under the NASA CSOC contract will end on December 31, 2003, management believes that revenues, as adjusted, presents investors with a meaningful depiction of our ongoing business at the date of the DGS acquisition. A reconciliation of revenues, as reported, to revenues, as adjusted, is as follows:

	Predecessor			DigitalNet
			Period from January 1, 2002 through November 25, 2002		Pro forma as adjusted year ended December 31, 2002
	Year ended December 31,
				Year ended December 31, 2002
	2000	2001
					(unaudited)
Revenues, as reported	$361,818	$346,773	$333,910	$33,903	$367,813
Less:
INS/FOS contract	52,893	52,210	58,693	1,454	60,147
NASA CSOC contract	67,042	56,296	44,547	4,710	49,257

Revenues, as adjusted	$241,883	$238,267	$230,670	$27,739	$258,409

(6)
Gross profit, as adjusted, represents gross profit, as reported, less gross profit associated with our INS/FOS contract and our NASA CSOC contract. Gross profit associated with our INS/FOS contract and our NASA CSOC contract represents the amount by which revenues associated with these contracts exceeds the costs of revenues associated with these contracts. Because our performance under the INS/FOS contract ended November 30, 2002 and our performance under the NASA CSOC contract will end on December 31, 2003, management believes that gross profit, as adjusted, presents investors with a meaningful depiction of our ongoing business at the date of the DGS acquisition. A reconciliation of gross profit, as reported, to gross profit, as adjusted, is as follows:

	Predecessor			DigitalNet
			Period from January 1, 2002 through November 25, 2002		Pro forma as adjusted year ended December 31, 2002
	Year ended December 31,
				Year ended December 31, 2002
	2000	2001
					(unaudited)
Gross profit, as reported	$48,790	$69,686	$71,521	$6,952	$79,795
Less:
INS/FOS contract	11,526	11,649	16,181	212	16,393
NASA CSOC contract	(11,938)	—	—	—	—

Gross profit, as adjusted	$49,202	$58,037	$55,340	$6,740	$63,402

(7)
EBITDA, as adjusted, represents EBITDA as set forth above, less gross profit associated with our INS/FOS contract and our NASA CSOC contract. Our method of computation may or may not be comparable to other similarly titled measures used by other companies. EBITDA, as adjusted, should not be construed as either an alternative to net income (loss), as determined in accordance with accounting principles generally accepted in the United States, as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. Because our performance under the INS/FOS contract ended November 30, 2002 and our performance under the NASA CSOC contract will end on December 31, 2003, management believes that EBITDA, as adjusted, presents investors with a meaningful depiction of our ongoing business at the date of the DGS acquisition. A reconciliation of EBITDA to EBITDA, as adjusted, is as follows:

	Predecessor			DigitalNet
			Period from January 1, 2002 through November 25, 2002		Pro forma as adjusted year ended December 31, 2002
	Year ended December 31,
				Year ended December 31, 2002
	2000	2001
					(unaudited)
EBITDA	$10,289	$40,452	$48,933	$2,590	$53,411
Less:
INS/FOS contract gross profit	11,526	11,649	16,181	212	16,393
NASA CSOC contract gross profit	(11,938)	—	—	—	—

EBITDA, as adjusted	$10,701	$28,803	$32,752	$2,378	$37,018

(8)
Capital expenditures on a pro forma as adjusted basis represent the sum of capital expenditures for DGS for the period from January 1, 2002 to November 25, 2002 and for DigitalNet for the year ended December 31, 2002.

RISK FACTORS

        Investing in our common stock involves risk. Before making an investment in our common stock, you should carefully consider the following risks, as well as the other information contained in this prospectus, including our consolidated financial statements and the related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations." Additional risks and uncertainties not currently known to us, or risks that we currently deem immaterial, may also impair our business operations. Any of the risk factors described below could significantly and adversely affect our business and results of operations. As a result, the trading price of our common stock could decline and you may lose all or part of your investment.

Risks Related to Our Business

    We Depend on Contracts with U.S. Government Agencies for Substantially All of Our Revenues. If Our Relationships with These Agencies Were Harmed, Our Business Would Be Adversely Affected.

        Contracts funded by U.S. government agencies accounted for approximately 98% of our pro forma revenues for the year ended December 31, 2002. We believe that federal government contracts will continue to be the source of substantially all of our revenues for the foreseeable future. For this reason, any issue that compromises our relationship with agencies of the federal government in general, or with the Department of Defense in particular, would cause serious harm to our business. Among the key factors in maintaining our relationships with federal government agencies and departments are our performance on individual contracts and delivery orders, the strength of our professional reputation, and the relationships of our key executives with client personnel. To the extent that our performance does not meet client expectations, or our reputation or relationships with one or more key clients are impaired, our revenues and operating results could be materially harmed.

    Our Acquisition of DGS May Have Adverse Consequences on Our Business and Our Limited Management History May Make it Difficult to Evaluate Our Business and Our Future Prospects.

        We commenced operations in September 2001 and did not have any material operations until our acquisition of Getronics Government Solutions, L.L.C. (now DigitalNet Government Solutions, LLC) in November 2002. Your evaluation of our business and prospects will be difficult because of our limited management history of DGS. Our historical financial and operational data are not necessarily indicative of results to be expected for any future period. Companies such as DGS that have experienced a change of control frequently encounter risks, expenses, and difficulties, including adverse effects on existing business relationships with suppliers and clients and the loss of key employees.

        We have already experienced some of these challenges. For example, in connection with the replacement of the former President and Chief Executive Officer of DGS following the acquisition, we are obligated to make additional cash payments related to a severance agreement. We may experience additional challenges that make it difficult to successfully operate the business that we acquired from DGS. If we fail to manage our business effectively, we could experience disruptions to our business and loss of revenues.

    Prior to Our Acquisition of DGS, Our Predecessor Lost its Largest Contract, and Another One of Our Largest Contracts Will End at the End of 2003. Both of These Events Will Make Us a Smaller Company Than as Presented in Our Historical Financial Statements.

        Our predecessor's Immigration and Naturalization Service, or INS, Facilities Operation Support contract, or FOS, ended on November 30, 2002. On a pro forma basis, this contract accounted for approximately 16% of our revenues and approximately 21% of our gross margin contribution for the year ended December 31, 2002 and represented our largest contract on a revenue and total profit basis. We do not currently expect the revenues from this contract to be replaced in 2003 or in the foreseeable future.

        Our work for the National Aeronautics and Space Administration, or NASA, through a subcontract relationship with Lockheed Martin Corporation on the Consolidated Space Operations Contract, or CSOC, will end in December 2003, subject to Lockheed Martin's option to purchase additional labor from us through December 31, 2004 to facilitate the transition to the replacement or follow-on contract. On a pro forma basis, this contract represented approximately 13% of our revenues and produced no gross margin contribution for the year ended December 31, 2002. We do not currently expect the revenues from this contract to be replaced in 2004 or in the foreseeable future.

        Both of these events will make us a smaller company than as presented in our historical financial statements. If other important contracts are terminated or not renewed, our financial performance could be further adversely affected.

    We May Not Receive the Full Amount of Our Backlog, Which Could Harm Our Business.

        Our total backlog includes both funded and unfunded orders for services under existing signed contracts, assuming the exercise of all options relating to those contracts that we reasonably believe will be exercised. Congress often appropriates funds for our clients on a yearly basis, even though their contracts with us may call for performance that is expected to take a number of years. As a result, contracts typically are only partially funded at any point during their term, and all or some of the work to be performed under the contracts may remain unfunded unless and until Congress makes subsequent appropriations and the procuring agency allocates funding to the contract.

        Our backlog was approximately $792 million as of December 31, 2002, of which approximately $109 million was funded. Excluding our INS/FOS and NASA CSOC contracts from backlog, our backlog was approximately $744 million as of December 31, 2002, of which approximately $97 million was funded. We currently expect to recognize revenues from approximately 30% of our total backlog during the year ended December 31, 2003. Our backlog includes orders under contracts that in some cases extend for several years, with the latest expiring at the end of calendar year 2015.

        There can be no assurance that our backlog will result in actual revenues in any particular period, or at all, or that any contract included in backlog will be profitable. This is because the actual receipt and timing of any of these revenues is subject to various contingencies, many of which are beyond our control. In addition, we may never realize revenues from some of the engagements that are included in our backlog, and there is a higher degree of risk in this regard with respect to unfunded backlog. The federal government's ability to select multiple winners under multiple award schedule contracts, government-wide acquisition contracts, blanket purchase agreements and other indefinite delivery/indefinite quantity, or IDIQ, contracts, as well as its right to award subsequent task orders among such multiple winners, means that there is no assurance that unfunded contract backlog will result in actual orders. The actual receipt of revenues on engagements included in backlog may never occur or may change because a program schedule could change or the program could be canceled, or a contract could be reduced, modified, or terminated early. Moreover, under multiple award schedule contracts, government wide acquisition contracts, blanket purchase agreements, and other IDIQ contracts, the government is frequently not obligated to order more than a minimum quantity of goods or services.

        For example, our backlog as of December 31, 2001 included $10.9 million for a contract with a Department of Defense client that we believed at the time would continue through 2005. The contract was not renewed during 2002, and we only realized $1.1 million in pro forma revenue in 2002. This resulted in a $9.8 million reduction of our backlog during 2002 without a corresponding increase in revenue.

    Loss of Our Prime Contractor Position on One or More of Our Contracts Would Impair Our Operating Results and Our Ability to Win New Business.

        We believe many of our clients have recently shown a preference for procuring services and solutions from only a limited number of contracts or schedules. If we were to lose our prime contractor position on any of our contracts, we could lose revenues and our ability to win new business and our operating results could be adversely affected.

    Most of Our Sales Are Made Under Contracts with Limited Initial Terms. We May Expend Significant Resources in Connection with These Contracts That We May Not Recover if Our Clients Do Not Exercise Their Contract Options.

        Our contracts typically have a one- or two-year initial term, with multiple options that are exercisable by our government clients to extend the contract for one or more years. For example, the initial term under our managed network services contract that we signed with the Federal Technology Service office of the GSA, or FTS, during 2002, was a one-year contract, with four subsequent one-year options. We cannot assure you that FTS will exercise any of their options on this contract, nor can we assure you that any of our other clients will exercise options under their contracts. Moreover, because we believe that our contracts with limited initial terms represent the early portion of longer client programs, we expend significant financial and personnel resources and expand our operations to be able to fulfill these programs beyond the initial contract term. If a significant number of our contracts are not extended beyond their initial terms, we may be unable to recover the costs we incurred, we would not recognize anticipated revenues, and our operating results would be harmed.

    The Loss of Key Members of Our Senior Management Team Could Impair Our Relationships with Government Clients and Disrupt the Management of Our Business.

        We believe that our success depends on the continued contributions of the members of our senior management, including Ken S. Bajaj, our co-founder, Chairman, and Chief Executive Officer. We rely on our executive officers and senior management to generate business and ensure successful performance of our contracts. The loss of the services of Mr. Bajaj or one or more of our other executive officers or senior management members could have a material adverse effect on our financial performance and our ability to compete. In addition, the relationships and reputation that many members of our senior management team have established and maintain with government personnel contribute to our ability to maintain good client relations and to identify new business opportunities. Although we have employment agreements with several members of our senior management, none of these contracts provide for a specific term of employment. The loss of any member of our senior management could impair our ability to identify and secure new contracts, to maintain good client relations, and to otherwise manage our business.

    If We Fail to Attract and Retain Skilled Employees, We Might Not Be Able to Perform Under Our Contracts, and We May Lose Revenues.

        The growth of our business and revenues depends in large part upon our ability to attract and retain sufficient numbers of highly qualified individuals who have advanced information technology and technical services skills and who work well with our government and defense clients. For example, networking engineers and security experts are in great demand throughout our industry and are likely to remain a limited resource in the foreseeable future. If we are unable to recruit and retain a sufficient number of these employees, our ability to maintain and grow our business could be limited. If we encounter a tight labor market, as we did in the first half of the year ended December 31, 2000, we could be required to engage larger numbers of subcontractor personnel, which could cause our profit margins to suffer. In addition, some of our contracts contain provisions requiring us to staff an engagement with personnel that the client considers key to our successful performance under the contract. In the event we are unable to provide these key personnel or acceptable substitutions, the client may terminate the contract, we may not be able to recover our costs, and we may lose revenues.

    We Face Intense Competition From Many Competitors That Have Greater Resources Than We Do, Which Could Result in Price Reductions, Reduced Profitability, and Loss of Market Share.

        We operate in highly competitive markets and generally encounter intense competition to win contracts. For example, we must often discount our GSA schedule rates in order to secure contracts from many of our customers in competitive situations. We expect competition in our markets to increase as a result of a number of factors, including the entrance of new or larger competitors, including those formed through consolidation, who have greater financial, technical, marketing, and public relations resources, larger client bases, and greater brand or name recognition than we do. These competitors could, among other things:

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  divert sales from us by winning very large-scale government contracts due to different or greater technical capabilities, past performance on large-scale contracts, geographic presence, price, and the availability of key professional personnel, a risk that is enhanced by the recent trend in government procurement practices to bundle services into larger contracts;

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  force us to charge lower prices; and

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  adversely affect our relationships.

If we lose business to our competitors or are forced to lower our prices, our revenues, and our operating profits could decline.

        In addition, we may face competition from our subcontractors who, from time to time, seek to obtain prime contractor status on contracts for which they currently serve as a subcontractor for us. If one or more of our current subcontractors are awarded prime contractor status on such contracts in the future, it would divert sales from us and could force us to charge lower prices.

    If We Are Not Successful in Developing, or if We Are Delayed in Introducing, New and Enhanced Solutions and Features That Keep Pace with Technology and Our Clients' Needs and Expectations, Our Sales and Competitive Position Will Suffer.

        The market for our solutions is characterized by rapidly changing technologies, frequent new product introductions, increasingly complex network environments, and evolving client requirements and industry standards. In order to remain competitive, we will need to introduce on a timely basis new solutions or product enhancements that offer significantly improved performance and features. We could damage our reputation and competitive position and experience reduced revenues if:

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  we are not able to develop new solutions;

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  we are delayed in introducing new or enhanced solutions, such as planned enhancements to our High Assurance Web Guard, High Assurance Web Server, and High Assurance Directory Server Solutions;

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  any manufacturer or supplier of equipment limits or eliminates our ability to apply TEMPEST and Zone solutions to its products and we are not able to find alternative equipment sources in a timely manner; or

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  we introduce new solutions which do not meet the evolving demands of our clients.

    We Derive Significant Revenues From Contracts Awarded Through a Competitive Procurement Process, Which Can Impose Substantial Costs Upon Us, and Negatively Impact Our Operating Results.

        We derive significant revenues from federal government contracts that are awarded through a competitive procurement process. We expect that most of the government business we seek in the foreseeable future will be awarded through competitive procedures. Competitive procurements impose substantial costs and present a number of risks, including:

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  the substantial cost and managerial time and effort that we spend to prepare bids and proposals for contracts that may not be awarded to us; and

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  the expense and delay that we may face if our competitors protest or challenge contract awards made to us pursuant to competitive procedures, and the risk that any such protest or challenge could result in the resubmission of offers, or in termination, reduction, or modification of the awarded contract.

        The costs we incur in the competitive procurement process may be substantial and, to the extent we participate in competitive procurements and are unable to win particular contracts, these costs could negatively affect our operating results. In addition, GSA multiple award schedule contracts, government-wide acquisitions contracts, blanket purchase agreements, and other IDIQ contracts do not guarantee more than a minimal amount of work for us, but instead provide us access to work generally through further competitive procedures. This competitive process may result in increased competition and pricing pressure, requiring that we make sustained post-award efforts to realize revenues under the relevant contract.

    We May Lose Money on Some Contracts if We Miscalculate the Resources We Need to Perform Under the Contract.

        We provide services to the federal government under three basic types of contracts: time-and-materials, fixed-price, and cost-plus. For the year ended December 31, 2002, we derived 51%, 39%, and 10% of our pro forma revenues from time-and-materials, fixed-price, and cost-plus contracts, respectively. Each of these types of contracts, to differing degrees, involves the risk that we could underestimate our cost of fulfilling the contract, which may reduce the profit we earn or lead to a financial loss on the contract.

        For all three basic contract types, we bear varying degrees of risk associated with the assumptions we use to formulate our pricing for the work. To the extent our working assumptions prove inaccurate, we may lose money on the contract, which would adversely affect our operating results. For example, we miscalculated the costs we would incur to provide telecommunications circuits in connection with our NASA CSOC contract and, as a result, the total costs to perform under the contract exceeded the contract's fixed fee revenue.

    Failure to Maintain Strong Relationships with Other Contractors Could Result in a Decline in Our Revenues.

        For the year ended December 31, 2002, we derived approximately 31% of our pro forma revenues from contracts in which we acted as a subcontractor to other contractors. We expect to continue to depend on relationships with other contractors for a portion of our revenues in the foreseeable future. The reduction or elimination of any of our subcontractor relationships could adversely affect our business and prospects. For example, in connection with our NASA CSOC contract, we were recently involved in litigation with Lockheed Martin Space Operations Company regarding disputed charges under the contract. Although this litigation has been settled, it could adversely affect our ability to team with Lockheed Martin Space Operations Company in the future.

    If Our Subcontractors Fail to Perform Their Contractual Obligations, Our Performance and Reputation as a Prime Contractor and Our Ability to Obtain Future Business Could Suffer.

        As a prime contractor, we often rely significantly upon other companies as subcontractors to perform work we are obligated to perform for our clients. Revenues derived from work performed by our subcontractors represented 16% of our total pro forma revenues for the year ended December 31, 2002. Excluding our NASA CSOC contract, revenues derived from work performed by our subcontractors represented approximately 4% of our total pro forma revenues for the year ended December 31, 2002. If one or more of our subcontractors fail to perform satisfactorily the agreed-upon services on a timely basis, or violate government contracting policies, laws, or regulations, our ability to perform our obligations or meet our clients' expectations as a prime contractor may be compromised. In some cases, we have limited involvement in the work performed by the subcontractors but are nevertheless responsible for the work performed. In extreme cases, performance or other deficiencies on the part of our subcontractors could result in a client terminating our contract for default. A default termination could expose us to liability for the agency's costs of reprocurement, damage our reputation, and hurt our ability to compete for future contracts.

    Unfavorable Government Audit Results Could Subject Us to a Variety of Penalties and Sanctions, and Could Harm Our Reputation and Relationships with Our Clients.

        The federal government audits and reviews our performance on contracts, pricing practices, cost structure, and compliance with applicable laws, regulations, and standards. Like most large government contractors, our contracts are audited and reviewed on a continual basis by federal agencies, including the Defense Contract Audit Agency, or the DCAA. An unfavorable audit of us or our subcontractors could have a substantial adverse effect on our operating results. For example, any costs which were originally reimbursed could subsequently be disallowed. In this case, cash we have already collected may need to be refunded and future operating margins may be reduced.

        Our incurred cost submissions have been audited by the DCAA through December 31, 2000. Costs for which we were reimbursed after January 1, 2001 may be subsequently disallowed upon the completion of the audit.

        In July 2002, we received a report from the DCAA that alleged deficiencies in our written policies and procedures relating to our billing system. We received an additional report from the DCAA in March 2003 that alleged deficiencies in our written policies and procedures relating to our system designed to ensure that direct and indirect costs are properly classified, charged or allocated to cost objectives in accordance with applicable laws and regulations, including the Federal Acquisition Regulations and government Cost Accounting Standards. We believe that we have satisfactorily resolved many of these issues through further documentation of our policies and procedures and that the remainder of these alleged deficiencies will be resolved without any material adverse consequences to our business. Until the DCAA reevaluates our policies and procedures during its next audit, we will not know whether our efforts to correct these alleged deficiencies are adequate. We also cannot assure you that similar issues will not arise in the future. In addition, non-audit review by the U.S. government may still be conducted on all of our government contracts.

        If a government audit uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including termination of contracts, forfeiture of profits, suspension of payments, fines, and suspension or debarment from doing business with U.S. government agencies. In addition, we could suffer serious harm to our reputation if allegations of impropriety were made against us, whether or not true.

    If We Experience Systems or Services Failures, Our Reputation Could Be Harmed and Our Clients Could Assert Claims Against Us for Damages or Refunds.

        We create, implement, and maintain information technology solutions that are often critical to our clients' operations, some of which involve U.S. government-classified or other sensitive information and work. We have experienced and may in the future experience some systems or services failures, schedule or delivery delays, and other problems in connection with our work. If our solutions, services, or other applications have significant defects or errors, are subject to delivery delays, or fail to meet our clients' expectations, we may:

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  lose revenues due to adverse client reactions;

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  be required to provide additional services to clients at no charge;

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  receive negative publicity, which could damage our reputation and adversely affect our ability to attract or retain clients; or

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  suffer claims for substantial damages against us.

        Many, although not all, of our contracts limit our liability for consequential damages that may arise from negligence in rendering services to our clients. We cannot assure you, however, that these contractual provisions will be legally sufficient to protect us if we are sued. In addition, our errors and omissions and product liability insurance coverage may not continue to be available on reasonable terms or in sufficient amounts to cover one or more large claims, or the insurer may disclaim coverage as to some types of claims. The successful assertion of any large claims against us could seriously harm our business. Even if not successful, these claims could result in significant legal and other costs, may be a distraction to our management, and may harm our reputation.

    Security Breaches in Sensitive Government Systems Could Result in the Loss of Clients and Negative Publicity.

        Many of the systems we develop, install, and maintain involve managing and protecting information involved in intelligence, national security, and other sensitive or classified government functions. A security breach in one of these systems could cause serious harm to our business, damage our reputation, and prevent us from being eligible for further work on sensitive or classified systems for federal government clients. We could incur losses from such a security breach that could exceed the policy limits under our errors and omissions and product liability insurance. Damage to our reputation or limitations on our eligibility for additional work resulting from a security breach in one of the systems we develop, install, and maintain could materially reduce our revenues.

    Our Failure to Obtain and Maintain Necessary Security Clearances May Limit Our Ability to Perform Classified Work For Government Clients, Which Could Cause Us to Lose Business.

        Some government contracts require us to maintain facility security clearances, and require some of our employees to maintain individual security clearances. If our employees lose or are unable to timely obtain security clearances, or we lose a facility clearance, the government client can terminate the contract or decide not to renew it upon its expiration. As a result, to the extent we cannot obtain or maintain the required security clearances for a particular contract, or we fail to obtain them on a timely basis, we may not derive the revenues anticipated from the contract, which, if not replaced with revenues from other contracts, could harm our operating results. To the extent we are not able to obtain facility security clearances or engage employees with the required security clearances for a particular contract, we will be unable to perform that contract and we may not be able to compete for or win new contracts for similar work.

    Our Quarterly Operating Results May Fluctuate Significantly as a Result of Factors Outside of Our Control, Which Could Cause the Market Price of Our Common Stock to Decline.

        We expect our revenues and operating results to vary from quarter to quarter. As a consequence, our operating results may fall below the expectations of securities analysts and investors, which could cause the price of our common stock to decline. Factors that may affect our operating results include those listed in this "Risk Factors" section of this prospectus and others such as:

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  fluctuations in revenues earned on contracts;

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  variability in demand for our services and solutions;

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  seasonal fluctuations in our staff utilization rates;

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  seasonal fluctuations in our information security solutions sales;

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  commencement, completion, or termination of contracts during any particular quarter;

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  variable purchasing patterns under GSA schedule contracts, government-wide acquisition contracts, blanket purchase agreements, and other IDIQ contracts;

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  delays in commencement of contracts during any particular quarter;

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  changes in contract requirements;

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  strategic decisions by us or our competitors, such as acquisitions, divestitures, spin-offs, joint ventures, strategic investments, or changes in business strategy;

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  changes in the extent to which we use subcontractors; and

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  changes in presidential administrations and senior federal government officials that affect the timing of technology procurement.

        Reductions in revenues in a particular quarter could lead to lower profitability in that quarter because a relatively large amount of our expenses are fixed in the short-term. We may incur significant operating expenses during the start-up and early stages of large contracts and may not receive corresponding payments in that same quarter. We may also incur additional expenses when contracts expire or are terminated or are not renewed. In addition, payments due to us from government agencies may be delayed due to billing cycles or as a result of failures of governmental budgets to gain Congressional and administration approval in a timely manner.

    We Depend on Our Intellectual Property and Our Failure or Inability to Protect it Could Enable Competitors to Market Services and Solutions With Similar Features That May Reduce Demand For Our Services And Solutions.

        Our success and competitiveness are dependent to a significant degree upon the protection of our internally developed technology, proprietary processes, and other intellectual property that we utilize to provide our services and incorporate in our solutions. If we are unable to protect our intellectual property, our competitors could market services or solutions similar to our services and solutions, which could reduce demand for our offerings.

        Federal government clients typically retain a perpetual, world-wide, royalty-free license to use the intellectual property we develop for them, including providing it to our competitors in connection with their performance of other federal government contracts. Federal government clients typically grant contractors the right to use and commercialize software developed with federal funding. However, if we were to improperly use intellectual property even partially funded by the federal government, the federal government could seek damages from us, sanction us, or prevent us from working on future government contracts.

        We may be unable to prevent unauthorized parties from attempting to copy or otherwise obtain and use our technology. Policing unauthorized use of our technology is difficult, and we may not be able to prevent misappropriation of our technology, particularly in foreign countries where the laws may not protect our intellectual property as fully as those in the U.S. Others, including our employees, may circumvent the protections provided by trade secrets and other intellectual property that we own. Although we require our new employees to execute non-disclosure and intellectual property assignment agreements, many of our employees hired by our predecessor have not executed such agreements. In addition, these agreements may not be legally or practically sufficient to protect our rights. Litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets and to determine the validity and scope of the proprietary rights of others. Any litigation could result in substantial costs and diversion of resources, with no assurance of success. If we are unable to protect our proprietary rights against unauthorized use by others, our reputation may be damaged and our competitive position may be significantly harmed.

    We May Be Harmed by Intellectual Property Infringement Claims.

        We may become subject to claims from our employees or third parties who assert that software and other forms of intellectual property that we use in delivering services and solutions to our clients infringe upon intellectual property rights of such employees or third parties. Our employees develop much of the software and other forms of intellectual property that we use to provide our services and solutions to our clients, but we also license technology from other vendors. If our vendors, our employees, or third parties assert claims that we or our clients are infringing on their intellectual property, we could incur substantial costs to defend those claims. In addition, if any of these infringement claims are ultimately successful, in addition to paying damages, we could be required to do the following, each of which could entail incurring a significant expense or result in a significant reduction in revenues:

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  cease selling or using services or solutions that incorporate the challenged software or technology;

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  obtain a license or additional licenses from our vendors or other third parties; or

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  redesign our services and solutions that rely on the challenged software or technology.

        In addition, we do not own a federal trademark registration for the DigitalNet service mark or trademark. If a third party challenges our right to use our name, we may be prevented from using the name or may be subject to other remedies sought by any such party. If a third party is successful in challenging the use of the DigitalNet name, in addition to paying damages, we could be required to change our corporate name, which could:

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  cause us to incur significant expense;

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  adversely affect our brand recognition; and

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  adversely affect our development of goodwill.

    If We Make Strategic Acquisitions or Investments, We Could Assume Additional Liabilities or Have Integration Problems.

        One of our strategies is to pursue growth through acquisitions. While we do not currently have any commitments, agreements, or understandings to acquire any specific businesses or other material operations, we expect to consider acquisitions in the future. If we make an acquisition or investment, we may:

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  issue stock that would dilute your stock ownership;

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  incur debt that would restrict our cash flow;

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  assume liabilities;

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  incur large and immediate write-offs;

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  experience problems combining the purchased operations, technologies or products with our business;

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  incur unanticipated costs;

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  divert management's attention from our core business;

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  experience risks associated with entering markets in which we have no or limited prior experience; and

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  lose key employees from the purchased organizations.

    We Are in the Process of Establishing a New Brand Identity and Reducing Our Reliance on the Transition Services Provided by GetronicsWang Co. LLC, Both of Which Could Involve Unexpected Expense That Could Adversely Affect Our Financial Results.

        In connection with the acquisition of our business:

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  we changed the name of Getronics Government Solutions, L.L.C. to DigitalNet Government Solutions, LLC on November 26, 2002; and

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  we entered into a transitional services agreement described in "Certain Relationships and Related Transactions" under which GetronicsWang Co. LLC, the former owner of DGS, is required to provide certain technology support services to us for a limited period of time.

        Changing our name will require us to establish a new brand identity, and we cannot assure you that we will be able to successfully do so. If we are not able to establish a new brand identity in a timely manner, it could adversely affect our operations by limiting our ability to gain new contracts and/or by requiring us to substantially increase our marketing costs to establish our new identity.

        GetronicsWang Co. LLC is only obligated to provide transition services to us for a limited time period. If we are unable to replace the transitional services in a timely and cost effective manner, we may incur additional costs and our business will be harmed.

Risks Related To Our Industry

    Changes in the Spending Policies or Budget Priorities of the Federal Government Could Cause Us to Lose Revenues.

        We derive substantially all of our revenues from contracts funded by federal government agencies. For the year ended December 31, 2002, on a pro forma basis, civilian agency clients accounted for approximately 62% of our revenues, Department of Defense clients accounted for approximately 28% of our revenues, and national security and intelligence agency clients accounted for approximately 8% of our revenues. Excluding the INS/FOS and NASA CSOC contracts, for the year ended December 31, 2002, on a pro forma basis, civilian agency clients accounted for approximately 47% of our revenues, Department of Defense clients accounted for approximately 39% of our revenues, and national security and intelligence clients accounted for approximately 11% of our revenues. We believe that contracts with federal government agencies, and defense agencies in particular, will continue to be the primary source of our revenues for the foreseeable future. Accordingly, changes in federal government fiscal or spending policies or the U.S. defense budget could directly affect our financial performance. For example, the reduction in the U.S. defense budget during the early 1990s caused some defense-related government contractors to experience decreased sales, reduced operating margins and, in some cases, net losses. Among the factors that could harm our business are:

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  curtailment of the federal government's use of technology services firms;

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  a significant decline in spending by the federal government, in general, or by specific agencies such as the Department of Defense;

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  reductions in federal government programs or requirements;

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  a shift in spending to federal programs and agencies that we do not support or where we currently do not have contracts;

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  delays in the payment of our invoices by government payment offices;

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  federal governmental shutdowns, such as the shutdown that occurred during the government's 1996 fiscal year, and other potential delays in the government appropriations process; and

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  general economic and political conditions, including a prolonged military engagement that results in a change in spending priorities of the federal government.

        These or other factors could cause federal government agencies and departments to reduce their purchases under contracts, to exercise their right to terminate contracts, or not to exercise options to renew contracts, any of which could cause us to lose revenues. In addition, any limitations imposed on spending by U.S. government agencies that result from efforts to reduce the federal deficit may limit both the continued funding of our existing contracts and our ability to obtain additional contracts. Our backlog consists almost exclusively of contracts with federal departments and agencies, and the continuation of these contracts, or award of additional contracts from these agencies, could be materially harmed by federal government spending reductions or budget cutbacks at these departments or agencies.

    Federal Government Contracts Contain Provisions Giving Government Clients a Variety of Rights That Are Unfavorable to Us, Including the Ability to Terminate a Contract at Any Time For Convenience.

        Federal government contracts contain provisions and are subject to laws and regulations that provide government clients with rights and remedies not typically found in commercial contracts. These rights and remedies allow government clients, among other things, to:

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  terminate existing contracts, with short notice, for convenience, as well as for default;

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  reduce orders under or otherwise modify contracts;

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  for larger contracts subject to the Truth in Negotiations Act, reduce the contract price or cost where it was increased because a contractor or subcontractor during negotiations furnished cost or pricing data that was not complete, accurate, and current;

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  for GSA multiple award schedule contracts, government-wide acquisition agreements, and blanket purchase agreements, demand a refund, make a forward price adjustment, or terminate a contract for default if a contractor provided inaccurate or incomplete data during the contract negotiation process, or reduce the contract price under certain triggering circumstances, including the revision of pricelists or other documents upon which the contract award was predicated, the granting of more favorable discounts or terms and conditions than those contained in such documents, and the granting of certain special discounts to certain clients;

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  terminate our facility security clearances and thereby prevent us from receiving classified contracts;

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  cancel multi-year contracts and related orders if funds for contract performance for any subsequent year become unavailable;

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  decline to exercise an option to renew a multi-year contract;

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  claim rights in solutions, systems, and technology produced by us;

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  prohibit future procurement awards with a particular agency due to a finding of organizational conflict of interest based upon prior related work performed for the agency that would give a contractor an unfair advantage over competing contractors or the existence of conflicting roles that might bias a contractor's judgment;

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  subject the award of contracts to protest by competitors, which may require the contracting federal agency or department to suspend our performance pending the outcome of the protest and may also result in a requirement to resubmit offers for the contract or in the termination, reduction, or modification of the awarded contract; and

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  suspend or debar us from doing business with the federal government.

If a federal government client terminates one of our contracts for convenience, we may recover only our incurred or committed costs, settlement expenses, and profit on work completed prior to the termination. If a federal government client were to unexpectedly terminate, cancel, or decline to exercise an option to renew with respect to one or more of our significant contracts or suspend or debar us from doing business with the federal government, our revenues and operating results would be materially harmed.

    Our Failure to Comply with Complex Procurement Laws and Regulations Could Cause Us to Lose Business and Subject Us to a Variety of Penalties.

        We must comply with laws and regulations relating to the formation, administration, and performance of federal government contracts, which affect how we do business with our federal government clients and may impose added costs on our business. Among the most significant laws and regulations are:

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  the Federal Acquisition Regulation, and agency regulations analogous or supplemental to the Federal Acquisition Regulation, which comprehensively regulate the formation, administration, and performance of government contracts;

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  the Truth in Negotiations Act, which requires certification and disclosure of all cost or pricing data in connection with some contract negotiations;

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  the Cost Accounting Standards, which impose cost accounting requirements that govern our right to reimbursement under some cost-based government contracts; and

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  laws, regulations, and executive orders restricting the use and dissemination of information classified for national security purposes and the exportation of specified solutions and technical data.

        If a government review or investigation uncovers improper or illegal activities, we may be subject to civil and criminal penalties and administrative sanctions, including the termination of our contracts, the forfeiture of profits, the suspension of payments owed to us, fines, and our suspension or debarment from doing business with federal government agencies. In particular, the civil False Claims Act provides for treble damages and potentially substantial civil penalties where, for example, a contractor presents a false or fraudulent claim to the government for payment or approval, or makes a false statement in order to get a false or fraudulent claim paid or approved by the government. Actions under the civil False Claims Act may be brought by the government or by other persons on behalf of the government. These provisions of the civil False Claims Act permit parties, such as our employees, to sue us on behalf of the government and share a portion of any recovery. Any failure to comply with applicable laws and regulations could result in contract termination, price or fee reductions, or suspension or debarment from contracting with the government, each of which could lead to a material reduction in our revenues.

    The Adoption of New Procurement Laws or Regulations Could Reduce the Amount of Services That Are Outsourced by the Federal Government and Cause Us to Experience Reduced Revenues.

        New legislation, procurement regulations, or labor organization pressure could cause federal agencies to adopt restrictive procurement practices regarding the use of outside information technology providers. For example, the American Federation of Government Employees, the largest federal employee union, strongly endorses bills that are currently before Congress that may restrict the procedure by which services are outsourced to government contractors. One of the proposals, the Truthfulness, Responsibility, and Accountability in Contracting Act, or TRAC, would effectively reduce the volume of services that are outsourced by the federal government by requiring agencies to give in-house government employees expanded opportunities to compete against contractors for work that could be outsourced. If the TRAC legislation, or similar legislation, were to be enacted, it would likely reduce the amount of information technology services that could be outsourced by the federal government, which could materially reduce our revenues.

Risks Related To Our Capital Structure

    Our Substantial Debt Could Adversely Affect Our Financial Health.

        We have a significant amount of debt outstanding. As of December 31, 2002, after giving effect to this offering and the application of the net proceeds as described under "Use of Proceeds," our debt would have been $77.6 million. You should be aware that this level of debt could have important consequences to you as a holder of shares. Below we have identified for you some of the material potential consequences resulting from this significant amount of debt:

  •
  a significant portion of our cash flow from operations must be dedicated to the repayment of indebtedness, thereby reducing the amount of cash we have available for other purposes, including reinvestment in the company;

  •
  we may be unable to obtain additional financing for working capital, capital expenditures, acquisitions and general corporate purposes;

  •
  our ability to adjust to changing market conditions may be hampered; and

  •
  our ability to pay dividends to our stockholders may be restricted.

        We may incur additional indebtedness in the future, particularly if we undertake acquisitions. If new debt is added by us or our subsidiaries, the related risks that we now face could intensify.

    To Service Our Debt, We Will Require a Significant Amount of Cash. Our Ability to Generate Cash Depends on Many Factors Beyond Our Control.

        You should be aware that our ability to repay or refinance our debt depends on our successful financial and operating performance. We cannot assure you that our business strategy will succeed or that we will achieve our anticipated financial results. Our financial and operating performance depends upon a number of factors including those listed in the "Risk Factors" section of this prospectus, many of which are beyond our control.

        We cannot assure that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our debt obligations. If we are unable to pay our debt, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional equity securities. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, certain alternative strategies would require the consent of our senior secured lenders, which we may not be able to obtain.

    Covenants in Our Senior Credit Facility May Restrict Our Financial and Operating Flexibility and Any Event of Default Could Have a Material Adverse Effect on Our Business.

        Our senior credit facility contains covenants that limit or restrict our ability, among other things, to borrow money outside of the amounts committed under this credit facility, to make acquisitions, to dispose of our assets outside the ordinary course of business, to merge or consolidate and to pay dividends if we are or, after payment of the proposed dividends would be, in default under the senior secured credit facility. It also requires us to maintain specified financial standards relating to the type, aging, and aggregate value of our receivables, our earnings before interest, taxes, depreciation, and amortization, our fixed charge coverage and the ratio of our total and senior funded indebtedness to our earnings before interest, taxes, depreciation, and amortization and places annual limits on the amount of capital expenditures we can make. Such requirements include:

  •
  achieving a consolidated total leverage ratio of 2.25 to 1.00 or less for the four fiscal quarters most recently ended after giving effect to this offering; and

  •
  maintaining:

  •
  a consolidated total leverage ratio of 2.50 to 1.00 or less after the completion of this offering; and

  •
  a consolidated fixed charge coverage ratio of 1.25 to 1.00 or greater.

        Our ability to satisfy these covenants can be affected by events beyond our control, and we cannot assure you that we will satisfy them. In addition, the ratio of our total and senior funded indebtedness to our earnings before interest, taxes, depreciation, and amortization can affect the interest rates we pay, even if we satisfy the minimum required standard. We have pledged substantially all of our assets, including the stock of our subsidiaries, to secure the debt under our senior credit facility. If the lenders declare amounts outstanding under the credit facility to be due, the lenders could proceed against the assets that are pledged. If we breach any of the covenants, we will be in default under this credit facility and the lenders could declare all amounts outstanding to be immediately due and payable. Any event of default, therefore, could have a material adverse effect on our business if our creditors decide to exercise their rights.

Risks Related To This Offering

    We Expect That None of the Proceeds of This Offering Will Be Available for General Corporate Purposes.

        The primary use of the proceeds of this offering is to repay outstanding indebtedness under our subordinated bridge facility and redeem the outstanding shares of our Class B Preferred Stock. Under the terms of our subordinated bridge facility, we are required to apply the proceeds from this offering to pay in full the outstanding subordinated bridge indebtedness, which we expect to be approximately $44.5 million. We also intend to use approximately $34.4 million of the proceeds of this offering to redeem the outstanding shares of our Class B Preferred Stock, which includes approximately $900,000 in estimated dividends payable to the holders of the Class B Preferred Stock. We intend to use the remaining proceeds to repay outstanding indebtedness under our senior credit facility. Accordingly, none of the proceeds of this offering will be available for general corporate purposes. A portion of the subordinated bridge indebtedness and a portion of the indebtedness under our senior credit facility is held by affiliates of certain of the underwriters. For a description of the indebtedness held by certain affiliates of the underwriters, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources."

    There Is No Prior Public Market for Our Common Stock, and Our Stock Price Could Be Volatile and Could Decline Following This Offering, Resulting in a Substantial Loss on Your Investment.

        Prior to this offering, there has not been a public market for our common stock. An active trading market for our common stock may never develop or be sustained, which could affect your ability to sell your shares and could depress the market price of your shares. In addition, the initial public offering price has been determined through negotiations between us and the representatives of the underwriters and may bear no relationship to the price at which the common stock will trade upon completion of this offering. The stock market in general, and the market for technology-related stocks in particular, has been highly volatile. As a result, the market price of our common stock is likely to be similarly volatile, and investors in our common stock may experience a decrease in the value of their stock, including decreases unrelated to our operating performance or prospects. The price of our common stock could be subject to wide fluctuations in response to a number of factors, including those listed in this "Risk Factors" section of this prospectus and others such as:

  •
  our operating performance and the performance of other similar companies;

  •
  changes in our revenues or earnings estimates or recommendations by securities analysts;

  •
  publication of research reports about us or our industry by securities analysts;

  •
  speculation in the press or investment community;

  •
  terrorist acts; and

  •
  general market conditions, including economic factors unrelated to our performance.

        In the past, securities class action litigation has often been instituted against companies following periods of volatility in their stock price. This type of litigation against us could result in substantial costs and divert our management's attention and resources.

    The Significant Concentration of Ownership of Our Common Stock Will Limit Your Ability to Influence Corporate Activities.

        Immediately following this offering, our executive officers, directors, and their affiliates, including GTCR Golder Rauner, L.L.C. and its affiliates ("GTCR") including GTCR Fund VII, L.P. and GTCR Co-Invest, L.P., will together own approximately 63% of our outstanding common stock, and GTCR will own approximately 49% of our outstanding common stock. As a result, those stockholders, if they act together, or GTCR acting alone, will be able to determine the outcome of any matter requiring stockholder approval, including the election of directors, amendments to our certificate of incorporation, and mergers or other business combinations. This concentration of ownership may also have the effect of delaying, preventing or deterring a change in control of our company, which could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might adversely affect the market price of our common stock.

    Some Provisions of Our Certificate of Incorporation and Bylaws May Delay or Prevent Transactions That Many Stockholders May Favor.

        Some provisions of our certificate of incorporation and bylaws may have the effect of delaying, discouraging, or preventing a merger or acquisition that our stockholders may consider favorable, including transactions in which stockholders might receive a premium for their shares. These provisions include:

  •
  authorization of the issuance of "blank check" preferred stock without the need for action by stockholders;

  •
  the removal of directors only by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote;

  •
  any vacancy on the board of directors, however occurring, including a vacancy resulting from an enlargement of the board, may only be filled by vote of the directors then in office;

  •
  inability of stockholders to call special meetings of stockholders; and

  •
  advance notice requirements for board nominations and proposing matters to be acted on by stockholders at stockholder meetings.

        Some provisions of Delaware law may also discourage, delay or prevent someone from acquiring us or merging with us. See "Description of Capital Stock—Delaware Law and Certain Charter and Bylaw Provisions; Anti-Takeover Effects" for more detailed information on these provisions.

    A Substantial Number of Shares Will Be Eligible For Sale in the Near Future, Which Could Cause Our Common Stock Price to Decline Significantly.

        Additional sales of our common stock in the public market after this offering, or the perception that such sales could occur, could cause the market price of our common stock to decline. Upon completion of this offering, we will have 17,098,970 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. See "Summary—The Offering" for a detailed discussion of shares included and excluded from this number. The 6,250,000 shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended. All of our existing stockholders will be subject to agreements with the underwriters that restrict their ability to transfer their stock for a period of 180 days from the date of this prospectus. For a detailed description of these agreements, see "Underwriting." After the lock-up agreements expire, an aggregate of 3,652,229 additional shares will be eligible for sale in the public market, subject in most cases to the limitations of either Rule 144 or Rule 701. For a detailed discussion of the shares eligible for future sale, see "Shares Eligible for Future Sale."

        In addition, Salomon Smith Barney Inc. and Banc of America Securities LLC, on behalf of the underwriters, may in their sole discretion, at any time without notice, release all or any portion of the shares subject to the lock-up agreements, which would result in more shares being available for sale in the public market at an earlier date. Sales of common stock by existing stockholders in the public market, or the availability of these shares for sale, could materially and adversely affect the market price of our common stock.

        Under the terms of employment agreements between us and several of our executive officers and employees, we have agreed to use commercially reasonable efforts to file a Form S-8/S-3 registration statement to permit the resale of 2,139,209 shares of our common stock purchased pursuant to their employment agreements.

        In addition, as soon as practicable following the date of this prospectus, we intend to file a registration statement on Form S-8 under the Securities Act to register up to 373,416 shares of our common stock that are reserved for issuance or previously issued under our amended and restated 2003 stock incentive plan. We have not issued any options under our amended and restated stock incentive plan but expect to issue options in the future. As those options vest and are exercised, the shares issued on exercise generally will be available for sale in the open market by holders who are not affiliates of DigitalNet and, subject to the volume and other applicable limitations of Rule 144, by holders who are affiliates of DigitalNet. The registration statement is expected to become effective upon filing.

        After this offering, the holders of 10,848,970 shares of common stock and the holders of warrants to purchase 94,868 shares of our common stock will have certain rights with respect to registration of such shares for sale to the public. If such holders, by exercising their registration rights, cause a large number of securities to be registered and sold in the public market, such sales could have an adverse effect on the market price for our common stock. See "Shares Eligible for Future Sale" for further details regarding the number of shares eligible for sale in the public market after this offering.

    If You Invest in This Offering, You Will Experience Immediate and Substantial Dilution.

        The initial public offering price of our common stock is substantially higher than the pro forma net tangible book value per share of the outstanding common stock. As a result, investors purchasing common stock in this offering will incur immediate and substantial dilution of $17.99 per share in the pro forma net tangible book value of the common stock, assuming an initial public offering price of $15.00 per share, the mid-point of the range shown on the cover page of this prospectus. This means that the investors who purchase shares:

  •
  will pay a price per share that substantially exceeds the per share value of our assets after subtracting our liabilities; and

  •
  will have contributed 59% of the total amount of our equity funding since inception but will only own 37% of the shares outstanding, assuming an initial public offering price of $15.00 per share, the mid-point of the range shown on the cover page of this prospectus.

        We expect to offer stock options to our employees. To the extent options or warrants we may issue in the future have exercise prices below the initial public offering price and such options or warrants are exercised, there will be further dilution to new public investors.

    A Substantial Portion of the Net Proceeds of This Offering Will be Received by Affiliates of Some of the Underwriters, and This May Present a Conflict of Interest.

        Banc of America Mezzanine Capital LLC, an affiliate of Banc of America Securities LLC, is a lender under our subordinated bridge facility. Bank of America, N.A., an affiliate of Banc of America Securities LLC, is the Administrative Agent, Collateral Agent, and a lender under our senior credit facility. Raymond James Bank, FSB, an affiliate of Raymond James & Associates, Inc., is also lender under our senior credit facility. These affiliates of the underwriters will receive approximately 34% of the gross proceeds of this offering, a potential conflict of interest since the underwriters may have an interest in the successful completion of the offering beyond the underwriting discounts and commissions they will receive. This offering is therefore being made using a "qualified independent underwriter" in compliance with Rule 2710(c)(8) of the Conduct Rules of the National Association of Securities Dealers, Inc., which is intended to address potential conflicts of interest involving underwriters. See "Underwriting" for a description of the independent underwriting procedures that are being used in connection with this offering.

FORWARD-LOOKING STATEMENTS

        Some of the statements under "Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this prospectus constitute forward-looking statements that relate to future events or our future performance. These statements involve known and unknown risks, uncertainties, and other factors that may cause our actual results, level of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "potential," "should," "will," and "would," or the negative of such terms or other comparable words are intended to identify forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including the risks outlined under "Risk Factors" and elsewhere in this prospectus. We undertake no obligation to update publicly or revise any forward-looking statements. You should not place undue reliance on the forward-looking statements.

USE OF PROCEEDS

        The net proceeds to DigitalNet from the sale of the 6,250,000 shares of our common stock being offered by this prospectus are estimated to be approximately $84.2 million, or $97.3 million if the underwriters exercise in full their option to purchase additional shares of our common stock from us, at the initial public offering price less the underwriters' discount, based upon an assumed initial public offering price of $15.00 per share, the mid-point of the range shown on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

        We expect to use the net proceeds from this offering to:

  •
  repay approximately $44.5 million of outstanding indebtedness under our subordinated bridge facility including estimated interest;

  •
  redeem for approximately $34.4 million all of the outstanding shares of the Class B Preferred Stock, including approximately $900,000 of estimated dividends; and

  •
  repay approximately $5.3 million, plus any proceeds from the exercise of the underwriters' option to purchase additional shares, to repay outstanding indebtedness under our senior credit facility.

        As described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources," our subordinated bridge debt bears interest at an annual rate of 15% and our senior secured debt bears interest at a variable rate, which, as of December 31, 2002, had a weighted average interest rate of approximately 6.0%. We applied substantially all of the proceeds from our borrowings under both our subordinated bridge facility and our senior secured credit facility toward our acquisition of DGS. All indebtedness under our subordinated bridge facility must be repaid in full no later than August 26, 2003, unless we exercise an extension option, in which case the indebtedness must be repaid in full no later than November 26, 2003. If this offering is not consummated prior to the maturity date of the subordinated bridge notes, we have the option to exchange the outstanding bridge notes for new senior subordinated notes of an equal principal amount having terms similar to the bridge notes. If issued, the new senior subordinated notes will become due in 2008. The maturity date of the term loan portion of our senior credit facility is November 26, 2007. The revolving credit facility portion of our senior credit facility terminates and any borrowings thereunder must be repaid on November 26, 2006, the maturity date of the revolving loan.

        Under the terms of our subordinated bridge facility, we are required to apply the proceeds of this offering to repay in full our subordinated bridge debt. Banc of America Mezzanine Capital LLC, an affiliate of Banc of America Securities LLC, is the lead lender under our subordinated bridge facility. Bank of America, N.A., an affiliate of Banc of America Securities LLC, is the Administrative Agent, Collateral Agent, and a lender under our senior credit facility. Raymond James Bank, FSB, an affiliate of Raymond James & Associates, Inc., is also a lender under our senior credit facility. Based on our expected use of proceeds, these affiliates of the underwriters will receive approximately $31.9 million, or 34%, of the gross proceeds from this offering in repayment of the indebtedness held by them.

        As described in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources," our senior credit facility requires us to achieve a consolidated total leverage ratio of 2.25 to 1.00 or less for the four fiscal quarters most recently ended after giving effect to this offering. We expect that we will be able to achieve this ratio through the payment in full of our subordinated bridge debt.

        In February 2003, we entered into a settlement agreement with GetronicsWang Co. LLC. This agreement gives us the right to redeem for cash all or any shares of the Class B Preferred Stock for its liquidation value plus accrued dividends upon consummation of this offering. This repurchase right terminates August 26, 2003. We expect to use approximately $34.4 million of the net proceeds of this offering to redeem all of the Class B Preferred Stock for its liquidation value of $33.5 million and estimated dividends of approximately $900,000.

DIVIDEND POLICY

        We have never declared or paid any cash dividends on our capital stock or other securities. The terms of our credit facilities restrict our ability to pay dividends on our common stock. We currently intend to retain all future earnings, if any, for use in the operation, development, and expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future. Any future determination as to the declaration and payment of cash dividends will be at the discretion of our board of directors and will depend on then-existing conditions, business prospects, and any other factors our board of directors deems relevant.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and capitalization as of December 31, 2002:

  •
  on an actual basis; and

  •
  on a pro forma as adjusted basis, assuming the offering was completed as of December 31, 2002, to reflect:

  •
  the conversion of our Class A Preferred Stock outstanding as of December 31, 2002, including accrued dividends, into 4,115,944 shares of common stock upon the completion of this offering, assuming an initial public offering price of $15.00 per share, the mid-point of the range shown on the cover page of this prospectus. Our Class A Preferred Stock accrues dividends on a daily basis at an annual rate of 6%. Upon conversion, dividends that have accrued from December 31, 2002 to the date of conversion will increase the number of shares of common stock into which the Class A Preferred Stock converts;

  •
  the filing of a restated certificate of incorporation upon the closing of this offering to authorize 100,000,000 shares of common stock;

  •
  the sale of 6,250,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share, the mid-point of the range shown on the cover page of this prospectus, after deducting the underwriting discounts and commissions and estimated offering expenses and the application of proceeds thereafter to repay indebtedness and redeem the Class B Preferred Stock as described in "Use of Proceeds";

  •
  the write-off of approximately $2.3 million in deferred financing costs and debt discounts and the related tax benefit attributable to the debt repaid with a portion of the proceeds of this offering;

  •
  the recognition of stock-based compensation charges of approximately $9.7 million as a result of the completion of this offering;

  •
  the recognition of a beneficial conversion feature of approximately $11.2 million recorded as a deemed dividend on our Class A Preferred Stock upon the conversion of the Class A Preferred Stock upon completion of this offering; and

  •
  the required repayment by management and other employees of certain promissory notes immediately prior to the completion of this offering.

        The actual amount of debt to be repaid under our term loan facility will be effected by the amount of interest accrued and unpaid from December 31, 2002 under our subordinated bridge facility and dividends accumulated on Class B Preferred Stock from December 31, 2002.

	As of December 31, 2002
	Actual	Pro forma as adjusted
	(dollars in thousands, except share and per share data)
Cash and cash equivalents	$3,894	$4,921

Debt:
Senior secured credit facility:
Revolving credit facility (1)	$3,900	$3,900
Term loan facility	79,439	73,650
Subordinated bridge facility	43,663	—

Total debt	127,002	77,550
Class A redeemable convertible preferred stock, $0.01 par value per share; 96,790 shares authorized; 61,376 shares issued and outstanding, actual; no shares issued or outstanding, pro forma as adjusted	61,739	—
Class B redeemable convertible preferred stock, $0.01 par value per share; 33,500 shares authorized; 33,500 shares issued and outstanding, actual; no shares issued or outstanding, pro forma as adjusted	33,698	—
Stockholders' equity:
Preferred stock $0.001 par value per share; 5,000,000 shares authorized; no shares issued and outstanding, actual; no shares issued and outstanding, pro forma as adjusted
Common stock, $0.001 par value per share; 100,000,000 shares authorized; 6,733,026 shares issued and outstanding, actual; 17,098,970 shares issued and outstanding, pro forma as adjusted	7	17
Additional paid-in capital	4,636	160,087
Warrants	379	379
Notes receivable from management	(1,027)	—
Deferred compensation	(175)	—
Accumulated deficit	(2,770)	(13,894)

Total stockholders' equity	1,050	146,589

Total capitalization	$227,383	$229,060

(1)
Our revolving credit facility provides for borrowings of up to $25 million.

         You should read this table along with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our and our predecessor's financial statements and related notes appearing elsewhere in this prospectus.

        The outstanding share information in the preceding table excludes as of December 31, 2002:

  •
  373,416 shares of common stock reserved for future issuance under our amended and restated 2003 stock incentive plan;

  •
  94,868 shares of common stock subject to outstanding warrants to purchase common stock at an exercise price of $0.01 per share;

  •
  379,475 shares of common stock subject to outstanding warrants to purchase common stock at an exercise price of $0.01 per share, which will be canceled upon our repayment in full of our subordinated bridge facility upon consummation of this offering; and

  •
  937,500 shares of common stock that may be issued pursuant to the underwriters' option to purchase additional shares of our common stock from us at the initial public offering price less the underwriters' discount.

DILUTION

        If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

        The pro forma net tangible book value of our common stock as of December 31, 2002 was approximately $(135.3) million, or approximately $(12.47) per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less our total liabilities divided by the pro forma number of shares of common stock outstanding after giving effect to the conversion of our Class A Preferred Stock outstanding as of December 31, 2002 into 4,115,944 shares of common stock upon the completion of this offering, assuming an initial public offering price of $15.00 per share, the mid-point of the range shown on the cover page of this prospectus.

        Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of common stock immediately after the completion of this offering.

        After giving effect to the issuance and sale of the shares of common stock offered by us and after deducting the underwriting discount and commissions and estimated offering expenses payable by us, and the application of the net proceeds therefrom to repay certain indebtedness and redeem the Class B Preferred Stock as described under "Use of Proceeds," our pro forma as adjusted net tangible book value as of December 31, 2002 would have been approximately $(51.1) million, or approximately $(2.99) per share. This represents an immediate increase in pro forma net tangible book value of approximately $9.48 per share to existing stockholders and an immediate dilution of approximately $17.99 per share to new investors purchasing shares in this offering. If the initial public offering price is higher or lower, the dilution to the new investors will be greater or less, respectively. The following table illustrates this per share dilution:

Assumed initial public offering price per share		$15.00
Pro forma net tangible book value per share as of December 31, 2002	$(12.47)
Increase in net tangible book value per share attributable to this offering	9.48

Pro forma as adjusted net tangible book value per share after the offering		(2.99)

Dilution per share to new investors in this offering		$17.99

        The following table summarizes, as of December 31, 2002, on the pro forma basis described above, the total number of shares of common stock purchased from us, the value of the total consideration paid to us, or attributed to the shares purchased, and the average price per share paid to us, or attributed to the shares purchased, by the existing stockholders and by the investors purchasing shares of common stock in this offering. The calculation below is based on an assumed initial public offering price of $15.00 per share, the mid-point of the range shown on the cover page of this prospectus, before deducting the underwriting discount and commissions and estimated offering expenses payable by us:

	Shares Purchased or Converted
			Total Consideration
					Average Price Per Share
	Number	Percent	Amount	Percent
			(in millions)
Existing common stockholders	6,733,026	39%	$15.9	10%	$2.37
Converting Class A Preferred stockholders	4,115,944	24	50.2	31	12.19
New investors	6,250,000	37	93.8	59	15.00

Total	17,098,970	100%	$159.9	100%

        If the underwriters exercise their option to purchase additional shares of our common stock from us at the initial public offering price less the underwriters' discount, the percentage of shares held by existing stockholders will decrease to 60% of the total shares outstanding, and the number of shares held by new investors will increase to 7,187,500, or 40% of the total shares outstanding.

        The discussion and table assume no exercise of any stock options or warrants outstanding. As of December 31, 2002, there were:

  •
  373,416 shares of our common stock reserved for future issuance under our amended and restated 2003 stock incentive plan; and

  •
  warrants outstanding to purchase a total of 474,343 shares of our common stock at an exercise price of $0.01 per share, 379,475 shares of which will be canceled upon our repayment in full of our subordinated bridge facility upon completion of this offering.

        To the extent existing options or warrants or options or warrants we may issue in the future with exercise prices below the initial public offering price are exercised, there will be further dilution to new public investors.

SELECTED CONSOLIDATED FINANCIAL DATA

        The following selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," our consolidated financial statements and the related notes and DigitalNet Government Solutions, LLC's financial statements and the related notes, included elsewhere in this prospectus. The consolidated statement of operations data for DigitalNet for the period from September 7, 2001 (inception) through December 31, 2001 and for the year ended December 31, 2002 and the balance sheet data as of December 31, 2001 and 2002 are derived from our financial statements audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The statement of operations data for DigitalNet Government Solutions, LLC for the years ended December 31, 2000 and 2001 and the period from January 1, 2002 through November 25, 2002 and the balance sheet data as of December 31, 2001 and as of November 25, 2002 are derived from the financial statements of DigitalNet Government Solutions, LLC, which have been audited by Ernst & Young LLP, independent auditors, and are included elsewhere in this prospectus. The selected balance sheet data as of December 31, 2000 and the selected financial data for DGS as of and for the years ended December 31, 1998 and 1999 are derived from audited financial statements not included in this prospectus. The historical results are not necessarily indicative of results to be expected for any future period.

DigitalNet Holdings, Inc.
Selected Historical and Pro Forma As Adjusted Consolidated Financial Data
(dollars in thousands, except share and per share data)

	Predecessor					DigitalNet
						Period from September 7, 2001 (Inception) through December 31, 2001
	Year ended December 31,				Period from January 1, 2002 through November 25, 2002			Pro forma as adjusted year ended December 31, 2002 (2)
							Year ended December 31, 2002 (1)
	1998	1999	2000	2001
								(unaudited)
Statement of Operations Data:
Revenues	$339,445	$396,080	$361,818	$346,773	$333,910	$—	$33,903	$367,813
Costs of revenues	280,220	320,271	313,028	277,087	262,389	—	26,951	288,018

Gross profit	59,225	75,809	48,790	69,686	71,521	—	6,952	79,795
Operating expenses:
Selling, general and administrative (including stock-based compensation for the year ended December 31, 2002 of $265)	39,825	43,992	44,534	36,671	30,407	705	5,483	35,324
Acquisition and related expenses	—	—	—	—	—	—	921	921
Amortization of intangibles	8,884	6,023	5,378	4,239	—	—	800	10,511

Total operating expenses	48,709	50,015	49,912	40,910	30,407	705	7,204	46,756

Income (loss) from operations	10,516	25,794	(1,122)	28,776	41,114	(705)	(252)	33,039

Other income and (expense):
Interest income	173	421	7,603	4,852	1,960	7	29	1,989
Interest expense	—	—	—	—	—	—	(1,517)	(5,830)
Other income and (expense)	222	(221)	(6)	(806)	(16)	—	—	(16)

Total other income and (expense)	395	200	7,597	4,046	1,944	7	(1,488)	(3,857)

Income (loss) before provision for income taxes	10,911	25,994	6,475	32,822	43,058	(698)	(1,740)	29,182
Provision for income taxes	6,911	11,586	4,617	14,547	16,245	—	332	10,991

Net income (loss) (3)	$4,000	$14,408	$1,858	$18,275	$26,813	$(698)	$(2,072)	$18,191

Dividends and accretion on preferred stock						—	(11,752)	—

Net income (loss) attributable to common stockholders						$(698)	$(13,824)	$18,191

Earnings (loss) per common share:
Basic earnings (loss) per common share						$(0.48)	$(5.71)	$1.10

Weighted average common shares outstanding						1,457,697	2,421,324	16,492,667

Diluted earnings (loss) per common share						$(0.48)	$(5.71)	$1.10

Weighted average common shares outstanding						1,457,697	2,421,324	16,586,752

Pro forma basic and diluted loss per common share (4)							$(0.73)

Pro forma basic and diluted weighted average common shares outstanding (4)							2,827,280

Balance Sheet Data (at period end):
Cash and cash equivalents	$3,461	$5,733	$5,508	$6,035	$5,873	$463	$3,894	$4,921
Working capital	52,770	40,078	42,889	46,726	56,156	376	(31,446)	14,794
Total assets	196,941	193,828	210,538	189,855	196,556	575	290,746	290,736
Total debt, including current portion	64	—	—	—	—	—	127,002	77,550
Redeemable convertible securities	—	—	—	—	—	—	95,437	—
Total stockholders' equity	144,124	138,847	138,161	126,673	152,211	470	1,050	146,589
Other Financial Data:
EBITDA (5)	$25,422	$36,707	$10,289	$40,452	$48,933	$(704)	$2,590	$53,411
Revenues, as adjusted (6)	247,419	270,938	241,883	238,267	230,670	—	27,739	258,409
Gross profit, as adjusted (7)	52,441	63,745	49,202	58,037	55,340	—	6,740	63,402
EBITDA, as adjusted (8)	18,638	24,643	10,701	28,803	32,752	(704)	2,378	37,018
Capital expenditures	3,863	5,654	10,453	6,824	13,693	22	207	13,900 (9)

(1)
On November 26, 2002, we acquired all of the membership interests of Getronics Government Solutions, L.L.C. (now DigitalNet Government Solutions, LLC or DGS). Our results of operations for the year ended December 31, 2002 include the operating results of DGS from November 26, 2002 through December 31, 2002 along with that of DigitalNet Holdings, Inc. for the entire year ending December 31, 2002

(2)
The pro forma as adjusted statement of operations data gives effect to (i) the DGS acquisition and the related financing transactions and (ii) this offering and certain related transactions as if each of the transactions had occurred on January 1, 2002. The unaudited pro forma as adjusted balance sheet information reflects (i) the conversion of Class A Preferred Stock into common stock upon the consummation of this offering, (ii) the use of proceeds from this offering to retire debt, (iii) the write-off of deferred financing costs and debt discounts and the related tax benefit attributable to the retired debt, (iv) the recognition of certain stock-based compensation charges as a result of the consummation of this offering, (v) the recognition of a beneficial conversion feature recorded as a deemed dividend on the Class A Preferred Stock at the time of the consummation of this offering, (vi) the use of proceeds from this offering to redeem for cash the Class B Preferred Stock, and (vii) the required repayment by management and other employees of certain promissory notes immediately prior to consummation of this offering. The unaudited pro forma as adjusted balance sheet data gives effect to each of these items as if it had occurred on December 31, 2002. See "Unaudited Pro Forma Consolidated Financial Information" for a detailed discussion of the pro forma as adjusted statement of operations data and "Capitalization" for a detailed discussion of the pro forma as adjusted balance sheet data.

(3)
On January 1, 2002, DGS adopted SFAS No. 142, "Goodwill and Other Intangible Assets" which requires that goodwill no longer be amortized. If SFAS No. 142 had been effective for the years ended December 31, 2000 and 2001, net income would have increased by approximately $5.4 million and $4.2 million, respectively, resulting in net income of approximately $7.2 million and $22.5 million, respectively.

(4)
The pro forma basic and diluted net loss per common share is computed using the pro forma basic and diluted weighted average number of common shares outstanding during the period. Pro forma basic and diluted weighted average common shares includes the conversion of the Class A Preferred Stock and the Class B Preferred Stock into common stock as of the date of issuance for each.

(5)
EBITDA is defined as net income (loss) plus interest, income taxes, depreciation, amortization, stock-based compensation, and acquisition, and related expenses. Our method of computation may or may not be comparable to other similarly titled measures used by other companies. EBITDA is presented because we believe EBITDA is a meaningful indicator that can be used by investors to analyze and compare our operating performance to the operating performance of other companies. However, EBITDA should not be construed as an alternative to net income (loss) as determined in accordance with accounting principles generally accepted in the United States, as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. A reconciliation of net income (loss) to EBITDA is as follows:

	Predecessor					DigitalNet
						Period from September 7, 2001 (Inception) through December 31, 2001
	Year ended December 31,				Period from January 1, 2002 through November 25, 2002			Pro forma as adjusted year ended December 31, 2002
							Year ended December 31, 2002
	1998	1999	2000	2001
								(unaudited)
Net income (loss), as reported	$4,000	$14,408	$1,858	$18,275	$26,813	$(698)	$(2,072)	$18,191
Plus:
Interest, net	(173)	(421)	(7,603)	(4,852)	(1,960)	(7)	1,488	3,841
Income taxes	6,911	11,586	4,617	14,547	16,245	—	332	10,991
Depreciation	5,800	5,111	6,039	8,243	7,835	1	856	8,691
Amortization	8,884	6,023	5,378	4,239	—	—	800	10,511
Stock-based compensation	—	—	—	—	—	—	265	265
Acquisition and related expenses	—	—	—	—	—	—	921	921

EBITDA	$25,422	$36,707	$10,289	$40,452	$48,933	$(704)	$2,590	$53,411

(6)
Revenues, as adjusted, represents revenues, as reported, less revenues derived from our INS/FOS contract, our NASA CSOC contract, and our GSA Product Catalogue business. Because our performance under the INS/FOS contract ended November 30, 2002, our performance under the NASA CSOC contract will end on December 31, 2003, and we exited the GSA Product Catalogue business in 1999, management believes that revenues, as adjusted, presents investors with a meaningful depiction of our ongoing business at the date of the DGS acquisition. A reconciliation of revenues, as reported, to revenues, as adjusted, is as follows:

	Predecessor					DigitalNet
	Year ended December 31,					Period from September 7, 2001 (Inception) through December 31, 2001
					Period from January 1, 2002 through November 25, 2002			Pro forma as adjusted year ended December 31, 2002
							Year ended December 31, 2002
	1998	1999	2000	2001
								(unaudited)
Revenues, as reported	$339,445	$396,080	$361,818	$346,773	$333,910	$—	$33,903	$367,813
Less:
INS/FOS contract	39,915	59,725	52,893	52,210	58,693	—	1,454	60,147
NASA CSOC contract	179	26,991	67,042	56,296	44,547	—	4,710	49,257
GSA Product Catalogue business	51,932	38,426	—	—	—	—	—	—

Revenues, as adjusted	$247,419	$270,938	$241,883	$238,267	$230,670	$—	$27,739	$258,409

(7)
Gross profit, as adjusted, represents gross profit, as reported, less gross profit associated with our INS/FOS contract, our NASA CSOC contract, and our GSA Product Catalogue business. Gross profit associated with our INS/FOS contract, our NASA CSOC contract, and our GSA Product Catalogue business represents the amount by which revenues associated with these contracts or businesses exceeds the costs of revenues associated with these contracts or businesses. Because our performance under the INS/FOS contract ended November 30, 2002, our performance under the NASA CSOC contract will end on December 31, 2003, and we exited our GSA Catalogue business in 1999, management believes that gross profit, as adjusted, presents investors with a meaningful depiction of our ongoing business at the date of DGS acquisition. A reconciliation of gross profit, as reported, to gross profit, as adjusted, is as follows:

	Predecessor					DigitalNet
						Period from September 7, 2001 (Inception) through December 31, 2001
					Period from January 1, 2002 through November 25, 2002			Pro forma as adjusted year ended December 31, 2002
	Year ended December 31,
							Year ended December 31, 2002
	1998	1999	2000	2001
								(unaudited)
Gross profit, as reported	$59,225	$75,809	$48,790	$69,686	$71,521	$—	$6,952	$79,795
Less:
INS/FOS contract	4,884	8,477	11,526	11,649	16,181	—	212	16,393
NASA CSOC contract	—	1,654	(11,938)	—	—	—	—	—
GSA Product Catalogue business	1,900	1,933	—	—	—	—	—	—

Gross profit, as adjusted	$52,441	$63,745	$49,202	$58,037	$55,340	$—	$6,740	$63,402

(8)
EBITDA, as adjusted, represents EBITDA excluding gross profit associated with our INS/FOS contract, our NASA CSOC contract, and our GSA Product Catalogue business. Our method of computation may or may not be comparable to other similarly titled measures used by other companies. EBITDA, as adjusted, should not be construed as either an alternative to net income (loss), as determined in accordance with accounting principles generally accepted in the United States, as an indicator of our operating performance or as an alternative to cash flows as a measure of liquidity. Because our performance under the INS/FOS contract ended November 30, 2002, our performance under the NASA CSOC contract will end on December 31, 2003, and we exited our GSA Product Catalogue business in 1999, management believes that EBITDA, as adjusted, presents investors with a meaningful depiction of our ongoing business at the date of the DGS acquisition. A reconciliation of EBITDA to EBITDA, as adjusted, is as follows:

	Predecessor					DigitalNet
						Period from September 7, 2001 (Inception) through December 31, 2001
					Period from January 1, 2002 through November 25, 2002			Pro forma as adjusted year ended December 31, 2002
	Year ended December 31,
							Year ended December 31, 2002
	1998	1999	2000	2001
								(unaudited)
EBITDA	$25,422	$36,707	$10,289	$40,452	$48,933	$(704)	$2,590	$53,411
Less:
INS/FOS contract gross profit	4,884	8,477	11,526	11,649	16,181	—	212	16,393
NASA CSOC contract gross profit	—	1,654	(11,938)	—	—	—	—	—
GSA Product Catalogue business gross profit	1,900	1,933	—	—	—	—	—	—

EBITDA, as adjusted	$18,638	$24,643	$10,701	$28,803	$32,752	$(704)	$2,378	$37,018

(9)
Capital expenditures on a pro forma as adjusted basis, represent the sum of capital expenditures for DGS for the period from January 1, 2002 through November 25, 2002 and for DigitalNet for the year ended December 31, 2002.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

        On November 26, 2002, we acquired all of the membership interests of DigitalNet Government Solutions, LLC (formerly Getronics Government Solutions, L.L.C. or DGS). The DGS results of operations have been included in our consolidated statement of operations for the year ended December 31, 2002 from the date of acquisition. At closing, consideration for the acquisition consisted of 33,500 shares of Class B Preferred Stock and $183.4 million in cash. This consideration is subject to adjustment based upon a final determination of the amount of net working capital, depreciable assets and accrued contract losses, as defined, as of the date of acquisition. We will be required to pay approximately $8.3 million in cash as additional consideration as a result of these adjustments.

        The acquisition of DGS was accounted for using the purchase method of accounting. The purchase method of accounting allocates the aggregate purchase price to the assets acquired and liabilities assumed based on their respective fair values. The excess of purchase price over the fair value of tangible and identifiable intangible assets acquired, net of liabilities assumed, has been reflected as goodwill. We believe that the preliminary allocations set forth herein are reasonable; however, in some cases the final allocations will be based upon valuations and other studies that are not yet complete. As a result, the allocations set forth herein are subject to revision as additional information becomes available, and such revised allocations could differ from those set forth herein.

        The acquisition of DGS and the related transaction costs were financed through the following transactions:

  •
  proceeds of approximately $63.6 million from the issuance of 3,322,431 shares of common stock and 61,376 shares of Class A Preferred Stock;

  •
  proceeds of approximately $44.0 million from the subordinated bridge note and the issuance of warrants to purchase our common stock;

  •
  proceeds of approximately $80.0 million from the term loan portion of our credit facility; and

  •
  proceeds of approximately $2.9 million from the revolving portion of our credit facility.

        The unaudited pro forma consolidated statement of operations for the year ended December 31, 2002 gives effect to the acquisition of DGS and the related financing transactions as if the transactions had occurred on January 1, 2002.

        The unaudited pro forma as adjusted consolidated statement of operations for the year ended December 31, 2002 also gives effect to the initial public offering contemplated hereby and certain related transactions as follows:

  •
  the sale of the shares offered hereby and the application of proceeds to repay indebtedness and redeem the Class B Preferred Stock as described under "Use of Proceeds;" and

  •
  the conversion of all shares of the Class A Preferred Stock into shares of our common stock upon consummation of the offering.

        In connection with this offering, we will record the following one-time charges in our financial statements at the time of the offering. Because these charges are non-recurring in nature, we have not given effect to them in the pro forma as adjusted consolidated statement of operations:

  •
  the recognition of a beneficial conversion feature recorded as a deemed dividend of approximately $11.2 million on the Class A Preferred Stock upon the conversion of the Class A Preferred Stock upon consummation of this offering;

  •
  the recognition of stock-based compensation charges of approximately $9.7 million as a result of this offering; and

  •
  the write-off of approximately $2.3 in deferred financing costs and debt discounts and the related tax benefit attributable to the debt repaid with a portion of the proceeds of this offering.

        The unaudited pro forma consolidated statement of operations are based upon currently available information, assumptions, and estimates which we believe are reasonable. These assumptions and estimates, however, are subject to change. In our opinion, all adjustments have been made that are necessary to present fairly the pro forma data. The unaudited pro forma consolidated statement of operations is presented for informational purposes only and is not indicative of either future results of operations or results that might have been achieved if the transactions had been consummated as of January 1, 2002. The pro forma consolidated statement of operations should be read in connection with our historical financial statements and those of DGS, together with the related notes thereto, which are included elsewhere in this prospectus.

Unaudited Pro Forma Consolidated Statement of Operations
For the Year Ended December 31, 2002
(dollars in thousands, except share and per share data)

	DigitalNet historical for the year ended December 31, 2002(A)	DigitalNet Government Solutions, LLC historical for the period from January 1, 2002 through November 25, 2002(A)	Acquisition and related financing adjustments		Pro forma for the year ended December 31, 2002		Offering adjustments		Pro forma as adjusted for the year ended December 31, 2002
Revenues	$33,903	$333,910	$—		$367,813		$—		$367,813
Cost of revenues	26,951	262,389	(1,322)	(B)	288,018		—		288,018

Gross profit	6,952	71,521	1,322		79,795				79,795
Operating expenses:
Selling, general and administrative	5,483	30,407	(566)	(B)	35,324		—		35,324
Acquisition and related expenses	921	—	—		921		—		921
Amortization of intangibles	800	—	9,711	(C)	10,511		—		10,511

Total operating expenses	7,204	30,407	9,145		46,756		—		46,756

Income from operations	(252)	41,114	(7,823)		33,039		—		33,039
Other income and (expense):
Interest income	29	1,960	—		1,989		—		1,989
Interest expense	(1,517)	—	(13,609)	(D)	(15,126)		9,296	(I)	(5,830)
Other expense	—	(16)	—		(16)		—		(16)

Total other income and (expense)	(1,488)	1,944	(13,609)		(13,153)		9,296		(3,857)

Income before provision for income taxes	(1,740)	43,058	(21,432)		19,886		9,296		29,182
Provision (benefit) for income taxes	332	16,245	(9,174)	(E)	7,403		3,588	(E)	10,991

Net income (loss)	$(2,072)	$26,813	$(12,258)		$12,483		$5,708		$18,191

Dividends and accretion on preferred stock	(11,752)		5,930	(F)	(5,822)		5,822	(J)	—

Net income (loss) attributable to common stockholders	$(13,824)		$(6,328)		$6,661		$11,530		$18,191

Earnings (loss) per common share:
Basic earnings (loss) per common share	$(5.71)				$1.37				$1.10

Basic weighted average common shares oustanding	2,421,324				4,850,822	(G)			16,492,667	(K)

Diluted (loss) earnings per common share	$(5.71)				$1.28				$1.10

Diluted weighted average common shares outstanding	2,421,324				5,197,003	(H)			16,586,752	(L)

DigitalNet Holdings, Inc.
Notes to Unaudited Pro Forma Consolidated Statement of Operations

(A)
On November 26, 2002, we acquired all of the membership interests of DGS. Our results of operations for the year ended December 31, 2002 include the operating results of DGS from November 26, 2002 through December 31, 2002 along with our operating results for the entire year ended December 31, 2002.

(B)
Reflects the elimination of the pension and post-retirement medical and life insurance expense recognized by DGS in its historical financial statements. Immediately prior to the acquisition, DGS transferred all liabilities and assets related to these plans to its former parent, GetronicsWang Co., LLC.

(C)
Reflects amortization of identifiable intangible assets resulting from the allocation of the DGS purchase price. The following table details the intangible assets and the related amortization lives, methods, and amounts (dollars in thousands):

	Intangible Asset Amount	Useful Life (in years)	Amortization Method	DigitalNet Historical Amortization	Pro Forma Adjustment	Pro Forma Amortization
Non-compete agreements	$41	2.5	Straight-line	$1	$15	$16
Software	527	3	Straight-line	15	161	176
Customer relationships	33,547	8	Accelerated	784	9,535	10,319

Total	$34,115			$800	$9,711	$10,511

  The lives represent management's estimates of the expected useful lives. Our estimates are based upon currently available information and assumptions that we believe are reasonable. However, there can be no assurance that the actual lives will not differ significantly from these estimates.

(D)
Reflects additional interest expense on the indebtedness incurred to finance the acquisition of DGS. The adjustment includes the following (in thousands):

Interest on the revolving credit facility portion of our credit facility (assumed weighted average interest rate of 5.1%)	$(133)
Interest on the term loan portion of our credit facility (assumed weighted average interest rate of 5.8%)	(4,074)
Interest on subordinated bridge facility (interest rate of 15.0%)	(5,949)
Amortization of debt discount on term loan portion of our credit facility	(174)
Amortization of debt discount on subordinated bridge facility	(337)
Amortization of deferred financing costs	(2,942)

$(13,609)

(E)
Reflects the incremental provision (benefit) for state and federal income taxes.

(F)
Reflects additional dividends on Class A Preferred Stock that was issued to finance the acquisition of DGS and Class B Preferred Stock issued as consideration in the purchase of DGS and eliminates the one-time accretion to record the Class A Preferred Stock at its redemption value recognized in our historical financial statements on the issue date of the Class A Preferred Stock. The adjustment includes the following (in thousands):

Dividends on Class A Preferred Stock at 6.0%	$(3,403)
Dividends on Class B Preferred Stock at 6.0%	(1,857)
Accretion on Class A Preferred Stock	11,190

$5,930

(G)
The weighted average common shares outstanding used to compute basic pro forma earnings per share reflects the issuance of 2,371,024 shares of common stock issued in connection with the financing of our acquisition of DGS, as if the shares had been issued on January 1, 2002. The weighted average common shares used to compute basic pro forma earnings per share also includes the effect of 676,666 shares of carried stock issued in connection with the financing of our acquisition of DGS as if such shares had been issued on January 1, 2002, with assumed vesting beginning on January 1, 2002.

  A reconciliation of the historical basic weighted average shares outstanding to the pro forma basic weighted average shares outstanding is as follows:

Historical basic weighted average shares outstanding	2,421,324
Common stock issued in connection with the DGS acquisition	2,130,674
Vested Carried stock issued in connection with the DGS acquisition	298,824

Pro forma basic weighted average shares outstanding	4,850,822

(H)
The calculation of diluted weighted average common shares outstanding reflects:

•
the treasury stock effect of warrants to purchase 94,868 shares of common stock as if such warrants had been issued on January 1, 2002;

•
the treasury stock effect of unvested shares of reserved stock and carried stock issued in connection with the financing of our acquisition of DGS as if such shares had been issued on January 1, 2002; and

•
the treasury stock effect of unvested shares of reserved stock and carried stock issued prior to our acquisition of DGS and unvested shares of restricted stock issued to other employees in 2002 (Restricted Stock) based upon their respective issue dates.

  A reconciliation of the pro forma basic weighted average shares outstanding to the pro forma diluted weighted average shares outstanding is as follows:

Pro forma basic weighted average shares outstanding	4,850,822
Treasury stock effect of warrants	94,085
Treasury stock effect of unvested shares of reserved stock and carried stock issued in connection with the acquisition of DGS	—
Treasury stock effect of unvested shares of reserved stock and carried stock issued prior to the acquisition of DGS and unvested shares of restricted stock	252,096

Pro forma diluted weighted average shares outstanding	5,197,003

(I)
Reflects the reduction of interest expense as a result of the repayment of approximately $44.0 million of the subordinated bridge facility and approximately $5.8 million of the term loan portion of our credit facility with a portion of the proceeds from this offering.

(J)
Reflects the elimination of dividends on preferred stock as a result of the conversion of the outstanding shares of Class A Preferred Stock into common stock and the redemption of Class B Preferred Stock upon consummation of this offering.

(K)
The pro forma as adjusted basic weighted average common shares outstanding reflects:

•
2,371,025 shares of common stock issued in connection with the financing of our acquisition of DGS, as if the shares had been issued on January 1, 2002;

•
951,406 shares of carried stock and reserved stock issued in connection with the financing of our acquisition of DGS, as if the shares had been issued on January 1, 2002, and with assumed vesting on January 1, 2002, as a result of the vesting that will occur upon consummation of this offering;

•
1,275,928 shares of carried stock, reserved stock and restricted stock issued prior to the acquisition of DGS with assumed vesting on the date of issuance, as a result of the vesting that will occur upon consummation of this offering;

•
shares of common stock to be issued in this offering, to the extent such proceeds were used to repay debt and redeem Class B Preferred Stock;

•
shares of common stock to be issued in connection with the conversion of the Class A Preferred, including accrued dividends, assuming an initial public offering price of $15.00 per share, the mid-point of the range shown on the cover page of this prospectus; and

  A reconciliation of the historical basic weighted average shares outstanding to the pro forma as adjusted basic weighted average shares outstanding is as follows:

Historical basic weighted average shares outstanding	2,421,324
Common stock issued in connection with the DGS acquisition	2,130,674
Vested carried stock and reserved stock issued in connection with the DGS acquisition	910,351
Vested carried, reserved and restricted stock issued prior to the acquisition	664,374
Common stock issued in this offering	6,250,000
Conversion of the Class A Preferred Stock	4,115,944

Pro forma as adjusted basic weighted average shares outstanding	16,492,667

(L)
The calculation of diluted weighted average common shares outstanding reflects the treasury stock effect of warrants to purchase 94,868 shares of common stock as if such warrants had been issued on January 1, 2002.

  A reconciliation of the pro forma as adjusted basic weighted average shares outstanding to the pro forma as adjusted diluted weighted average shares outstanding is as follows:

Pro forma as adjusted basic weighted average shares outstanding	16,492,667
Treasury stock effect of warrants	94,085

Pro forma as adjusted diluted weighted average shares outstanding	16,586,752

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of the financial condition and results of operations of DigitalNet Holdings, Inc. and its predecessor, Getronics Government Solutions, L.L.C., in conjunction with their respective consolidated financial statements and the related notes, "Unaudited Pro Forma Consolidated Financial Information" and "Selected Financial Data" included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. For additional information regarding some of the risks and uncertainties that affect our business and the industry in which we operate and that apply to an investment in our common stock, please read "Risk Factors."

Overview

        We are a leading provider of managed network services, information security solutions, and application development and integration services to U.S. defense, intelligence, and civilian federal government agencies as measured by our revenues. Our comprehensive information technology services and solutions allow our federal government clients to outsource some or all of the activities relating to the design, implementation, integration, management, and security of their computer networks and systems. We are focused on increasing network reliability, reducing overall network costs, and simplifying timely migration of mission critical network computing environments to new technologies.

        In November 2002, we purchased Getronics Government Solutions, L.L.C., for $216.9 million of total consideration, consisting of $183.4 million in cash and shares of our Class B Preferred Stock with an aggregate liquidation preference of $33.5 million. The cash portion of the purchase price, and associated transaction costs, were financed by a $63.6 million investment in our common stock and Class A Preferred Stock by GTCR, Ken S. Bajaj and Jack Pearlstein and their family entities, a $44.0 million bridge loan provided by Banc of America Mezzanine Capital LLC, and approximately $82.9 million of borrowings under our $105.0 million senior credit facility.

        Our total backlog was $791.5 million as of December 31, 2002, of which $109.1 million was funded. Excluding our NASA CSOC contract from our total backlog, our total backlog was $744.0 million as of December 31, 2002. Excluding the funded backlog related to our NASA CSOC contract, our funded backlog was $97.0 million as of December 31, 2002. We expect to realize all $47.0 million of the backlog associated with our NASA CSOC contract as revenue during 2003. We anticipate that the gross margin associated with this revenue will not have a material impact on our results of operations. Our backlog provides us with significant visibility and allows us to better manage our business. We review our backlog on a monthly basis to determine if any adjustments are necessary. Each year a significant portion of our revenues is derived from our total backlog, and a significant portion of our backlog represents work related to the continuation of managed network services and solutions under contracts or projects where we are the incumbent provider. We hold a number of contracts that provide for multiyear revenues. These contracts generate revenues over an initial base period, with one or more subsequent option periods, which may or may not be exercised by our customers. Revenues generated over a base period may or may not exceed the revenues generated over the sum of the option periods. Over 90% of our contract options were exercised during 2002.

        Contracts funded by U.S. government agencies account for substantially all of our revenues. The pricing environment for our products and services has not fluctuated significantly over the past three years. Certain revenues and payments we receive are based on provisional billings and payments that are subject to adjustment under audit. For the year ended December 31, 2002, we derived 69% of our pro forma revenues from contracts in which we acted as the prime contractor. U.S. government agencies and departments have the right to challenge our cost estimates and allocation methodologies with respect to government contracts. In addition, contracts with such agencies are subject to audit and possible adjustment to give effect to unallowable costs under cost-plus contracts or to other regulatory requirements affecting both cost-plus and fixed-price contracts. We enter into three basic types of contracts: time-and-materials, fixed-price, and cost-plus.

        Under time-and-materials contracts, we are paid a fixed hourly rate for each direct labor hour expended and we are generally also reimbursed for allowable materials and out-of-pocket expenses. To the extent our actual labor hour costs vary from the negotiated hourly rates, we can generate more or less than the targeted amount of profit, or even incur a loss. Under fixed-price contracts, we agree to perform the specified work, or deliver a specified set of services, for a predetermined price. To the extent our actual costs vary from the estimates upon which the price was negotiated, we can generate more or less than the targeted amount of profit or even incur a loss. Some fixed-price contracts have a performance-based component, in which we can earn incentive payments or incur financial penalties based on our performance. Cost-plus contracts provide for reimbursement of allowable costs and the payment of a fee, which may be fixed, or performance based. Our historical contract mix as a percentage of total revenues for each of the three years ended December 31, 2000, 2001, and 2002, is summarized in the table below. Our information security solutions revenues are included in the fixed-price line item below.

	As a Percentage of Revenues:
	2000	2001	2002
	Predecessor		Pro forma
Time-and-materials	44.4%	47.5%	50.8%
Fixed-price	46.7	43.1	39.4
Cost-plus	8.9	9.4	9.8

Total	100.0%	100.0%	100.0%

        Excluding revenues from our INS/FOS contract and our NASA CSOC contract, our contract mix as a percentage of total pro forma revenues for the year ended December 31, 2002 would have been approximately 48.8% time-and-materials, approximately 37.3% fixed-price, and approximately 13.9% cost-plus. Approximately 71.0% of these fixed-price contract pro forma revenues in 2002 were derived from fixed-unit-price managed network services contracts.

        Our most significant expense is cost of revenues, which includes the cost of direct labor, subcontractors, materials, equipment, depreciation, travel, and an allocation of indirect costs. The depreciation included in costs of revenues primarily relates to computer hardware and software that we have purchased on behalf of our clients, for use by them, and to which we retain ownership. Indirect costs consist primarily of fringe benefits, human resources, recruiting, and certain other non-direct costs which are necessary to provide direct labor. The number and types of personnel, their salaries, and other costs, can have a significant impact on our costs of revenues.

        Our selling, general, and administrative expenses include costs not directly associated with performing work for our clients. These costs include salaries, wages, plus associated fringe benefits, rent, depreciation, travel, and insurance. Among the functions covered by these expenses are sales, business development, contracts, purchasing, legal, finance, accounting, management, human resources, information systems, and general management. Most of these costs are allowable costs under the cost accounting standards for contracting with the U.S. government and are recoverable under cost-plus contracts.

        Our acquisition, stock-based compensation, and related expenses consist of lease costs related to the consolidation of our facilities, costs related to the identification and evaluation of potential acquisitions other than DGS that were not consummated and stock-based compensation charges. In connection with this offering, we expect to recognize additional stock-based compensation charges of approximately $9.7 million based upon an assumed initial public offering price of $15.00, the mid-point of the range shown on the cover of this prospectus.

Results of Operations

        For purposes of this management's discussion and analysis only, our 2002 results discussed below represent our pro forma statement of operations giving effect to the acquisition of our predecessor, Getronics Government Solutions, L.L.C. and the related financing transactions as if such transactions had occurred on January 1, 2002, as further described in "Unaudited Pro Forma Consolidated Financial Information." Although this approach is not consistent with generally accepted accounting principles, we believe it is the most practical way to comment on the results of operations. Our pro forma results may not be indicative of results to be expected for future periods.

        The following table sets forth, for the periods indicated, (i) selected statements of operations data and (ii) selected statements of operations data expressed as a percentage of revenues:

	Year Ended December 31,
	2000	2001	2002	2000	2001	2002
	Predecessor		Pro forma	Predecessor		Pro forma
	(dollars in thousands)
Revenues	$361,818	$346,773	$367,813	100.0%	100.0%	100.0%
Costs of revenues	313,028	277,087	288,018	86.5	79.9	78.3

Gross profit	48,790	69,686	79,795	13.5	20.1	21.7

Operating expenses:
Selling, general and administrative (including stock-based compensation for the year ended December 31, 2002 of $265)	44,534	36,671	35,324	12.3	10.6	9.6
Acquisition and related expenses	—	—	921	—	—	0.3
Amortization of intangibles	5,378	4,239	10,511	1.5	1.2	2.8

Total operating expenses	49,912	40,910	46,756	13.8	11.8	12.7

Operating (loss) income	(1,122)	28,776	33,039	(0.3)	8.3	9.0
Other income and (expense):
Interest income	7,603	4,852	1,989	2.1	1.4	0.5
Interest expense	—	—	(15,126)	—	—	(4.1)
Other expense	(6)	(806)	(16)	(0.0)	(0.2)	(0.0)

Total other income and (expense)	7,597	4,046	(13,153)	2.1	1.2	(3.6)

Income before provision for income taxes	6,475	32,822	19,886	1.8	9.5	5.4
Provision for income taxes	4,617	14,547	7,403	1.3	4.2	2.0

Net income	$1,858	$18,275	$12,483	0.5%	5.3%	3.4%

        The following table sets forth revenues and costs of revenues, as adjusted, which represent revenues and costs of revenues as reported in the historical consolidated financial statements and consolidated pro forma statement of operations, for the periods indicated, less revenues and costs of revenues derived from our INS/FOS contract and our NASA CSOC contract.

	Year Ended December 31,
	2000	2001	2002
	Predecessor		Pro forma
	(dollars in thousands)
Revenues, as reported	$361,818	$346,773	$367,813
Less:
INS/FOS contract	52,893	52,210	60,147
NASA CSOC contract	67,042	56,296	49,257

Revenues, as adjusted	$241,883	$238,267	$258,409

Costs of revenues, as reported	$313,028	$277,087	$288,018
Less:
INS/FOS contract	41,367	40,561	43,754
NASA CSOC contract	78,980	56,296	49,257

Costs of revenues, as adjusted	$192,681	$180,230	$195,007

Costs of revenues, as adjusted, as a percentage of revenues, as adjusted	79.7%	75.6%	75.5%

    DigitalNet Pro Forma for the Year Ended December 31, 2002 Compared to Our Predecessor's Year Ended December 31, 2001

        Revenues.    Revenues for the year ended December 31, 2002 were $367.8 million, compared to revenues of $346.8 million for the year ended December 31, 2001, representing an increase of $21.0 million, or 6.1%. Approximately $17.9 million of this increase was due to additional work generated under our managed network services contracts and approximately $3.6 million of this increase was due to increased information security solutions sales. Excluding revenues from both the INS/FOS contract and the NASA CSOC contract, revenues for the year ended December 31, 2002 were $258.4 million, compared to revenues of $238.3 million for the year ended December 31, 2001, representing an increase of 8.5%. For the year ended December 31, 2002, revenues from the INS/FOS contract were $60.1 million compared to $52.2 million for the year ended December 31, 2001. For the year ended December 31, 2002, revenues from the NASA CSOC contract were $49.3 million compared to $56.3 million for the year ended December 31, 2001. For the year ended December 31, 2002, we derived approximately 31% of our revenues from contracts in which we acted as a subcontractor to other contractors.

        In September 1997, our predecessor was awarded a five-year contract with the INS to provide managed network services. In March 2002, the INS and the GSA began the process of re-competing this contract as a blanket purchase agreement under the GSA Information Technology Schedule. Our predecessor was notified in September 2002 that it was not awarded the re-competed contract. We do not expect to replace the revenues associated with the INS/FOS contract in the foreseeable future.

        In November 1998, Lockheed Martin awarded a subcontract to our predecessor to provide managed network services and telecommunications circuits to NASA under the NASA CSOC contract. The base period of this subcontract runs through December 31, 2003. Although we do not expect our subcontract to be renewed, we have agreed with Lockheed Martin to negotiate modifications to the subcontract, subject to our mutual agreement, except that Lockheed Martin has the option to purchase additional labor from us through December 31, 2004 on a time and material basis at agreed rates to facilitate the transition to the replacement or following-on contract. We expect to recognize approximately $47.6 million of revenues under this contract in 2003. We do not expect to recognize any revenues from this contract beyond 2003, nor do we expect to replace these revenues in the foreseeable future.

        Costs of Revenues.    Costs of revenues for the year ended December 31, 2002 were $288.0 million, or 78.3% of revenues, compared to costs of revenues of $277.1 million, or 79.9% of revenues, for the year ended December 31, 2001. Nearly all of this increase in costs was due to performing the additional task order requirements generated under our managed network services contracts. Excluding costs of revenues from both the INS/FOS and NASA CSOC contracts, costs of revenues for the year ended December 31, 2002 were $195.0 million, or 75.5% of revenues, compared to costs of revenues of $180.2 million, or 75.6% of revenues, for the year ended December 31, 2001. For the year ended December 31, 2002, costs of revenues from the INS/FOS contract were $43.8 million compared to $40.6 million for the year ended December 31, 2001. For the year ended December 31, 2002, costs of revenues from the NASA CSOC contract were $49.3 million compared to $56.3 million for the year ended December 31, 2001. The costs of revenue from the NASA CSOC contract were reduced by the usage of the loss reserve accrual for the year ended December 31, 2002 by $5.0 million, compared to $6.7 million of usage of the loss reserve accrual for the year ended December 31, 2001.

        In connection with the termination of our INS/FOS contract, we terminated approximately 580 of our employees in December 2002, most of whom were hired by the new contractor. We do not anticipate replacing these employees in the foreseeable future and anticipate that our costs of revenues will be proportionately smaller in the future.

        Selling, General, and Administrative Expenses.    For the year ended December 31, 2002, selling, general, and administrative expenses were $35.1 million, or 9.5% of revenues, compared to $36.7 million, or 10.6% of revenues, for the year ended December 31, 2001. This change included a decrease of approximately $3.3 million in selling, general, and administrative costs in 2002 as a result of personnel reductions and the implementation of other cost savings measures effected by our predecessor, which was offset by expenses of DigitalNet. During 2002, we incurred approximately $0.3 million in stock-based compensation charges related to shares of restricted stock held by certain employees. Our predecessor did not incur stock-based compensation during the year ended December 31, 2001. We expect our selling, general and administrative expenses to increase modestly as we accelerate our sales and marketing efforts. We expect this increase to be offset by a decrease in selling, general and administrative expenses due to the reduction of our support personnel effected immediately following the loss of our INS/FOS contract. In connection with this offering, we expect to recognize additional stock-based compensation charges of approximately $9.7 million.

        Acquisition and Related Expenses.    For the year ended December 31, 2002, acquisition and related expenses were $0.9 million, and consisted of lease costs related to the consolidation of our facilities and costs related to the identification and evaluation of potential acquisitions other than DGS that were not consummated. Our predecessor did not incur acquisition, and related expenses during the year ended December 31, 2001.

        Amortization of Intangibles.    For the year ended December 31, 2002, amortization expense was $10.5 million, compared to $4.2 million for the year ended December 31, 2001. On January 1, 2002, our predecessor adopted SFAS No. 142, Goodwill and Other Intangible Assets, and the goodwill and assembled workforce intangible assets from our predecessor's acquisitions were no longer amortized. The amortization expense of $10.5 million for the year ended December 31, 2002, was solely related to the amortization of intangibles resulting from the purchase of our predecessor.

        Operating Income.    For the year ended December 31, 2002, operating income was $33.0 million, compared to $28.8 million for the year ended December 31, 2001. The increase in operating income was primarily due to improved profitability from an increase of approximately $7.0 million in profits realized under our managed network services contracts and approximately $3.0 million in profits realized under our information security contracts, which were offset by a $6.3 million increase in amortization expenses.

        Other Income and Expense.    For the year ended December 31, 2002, interest income was $2.0 million, compared to $4.9 million for the year ended December 31, 2001. Nearly all of this decrease was attributable to declining interest rates during the period. Interest expense for the year ended December 31, 2002 was $15.1 million. We had no interest expense for the year ended December 31, 2001. This interest expense was primarily attributable to the debt we issued in connection with the acquisition of our predecessor in 2002. For the year ended December 31, 2002, other operating expenses were $16,000, compared to $0.8 million for the year ended December 31, 2001.

        Provision for Income Taxes.    For the year ended December 31, 2002, our provision for income taxes was $7.4 million, compared to $14.5 million for the year ended December 31, 2001.

    Getronics Government Solutions, L.L.C. (Predecessor Company) for the Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

        Revenues.    Revenues for the year ended December 31, 2001 were $346.8 million, compared to $361.8 million for the year ended December 31, 2000, representing a decrease of 4.2%. The decreased revenues resulted from a reduction of approximately $5.9 million in information security sales and a reduction of approximately $10.0 million in managed network services revenue. With respect to the decrease in information security solutions sales, residual backlog from Y2K-related orders in 1999 resulted in higher than normal revenues in 2000. The decreased managed network services revenues resulted from a reduction in managed network services revenues from NASA CSOC in 2001, which were partially offset by increased revenues generated under other managed network services contracts. Excluding revenues from both the INS/FOS contract and the NASA CSOC contract, revenues for the year ended December 31, 2001 were $238.3 million, compared to $241.9 million for the year ended December 31, 2000, representing a decrease of 1.5%. Revenues from the INS/FOS contract for the year ended December 31, 2001 were $52.2 million, compared to $52.9 million for the year ended December 31, 2000. Revenues from the NASA CSOC contract for the year ended December 31, 2001 were $56.3 million, compared to $67.0 million for the year ended December 31, 2000.

        Costs of Revenues.    Costs of revenues for the year ended December 31, 2001 were $277.1 million, or 79.9% of revenues, compared to $313.0 million, or 86.5% of revenues, for the year ended December 31, 2000. Approximately $16.9 million of this decrease was due to a loss reserve accrual we established in 2000 in connection with our NASA CSOC contract to recognize estimated losses through the contract term which ends December 31, 2003. Approximately $9.9 million of the remaining decrease was due to lower direct costs associated with information security solutions sales, and approximately $5.8 million was due to lower direct costs associated with our NASA CSOC managed network services revenues. Excluding costs of revenues from both the INS/FOS contract and the NASA CSOC contract, costs of revenues for the year ended December 31, 2001 were $180.2 million, or 75.6% of revenues, compared to $192.7 million, or 79.7% of revenues, for the year ended December 31, 2000. Costs of revenues from the INS/FOS contract for the year ended December 31, 2001 were $40.6 million, compared to $41.4 million for the year ended December 31, 2000. Costs of revenues from the NASA CSOC contract for the year ended December 31, 2001 were $56.3 million, compared to $79.0 million for the year ended December 31, 2000. The costs of revenue from the NASA CSOC contract has been reduced by the usage of the loss reserve accrual for the year ended December 31, 2001 by $6.7 million.

        Selling, General, and Administrative Expenses.    Selling, general, and administrative expenses for the year ended December 31, 2001 were $36.7 million, or 10.6% of revenues, compared to $44.5 million, or 12.3% of revenues, for the year ended December 31, 2000. Nearly all of this decrease was due to the reorganization plan our predecessor implemented in early 2001 that significantly reduced our selling, general, and administrative personnel, streamlined operations and improved overall operating efficiencies.

        Amortization of Intangibles.    Amortization expense for the year ended December 31, 2001 was $4.2 million, compared to $5.4 million for the year ended December 31, 2000. This decrease was primarily due to a reduction in amortization expense as intangible assets had become fully amortized.

        Operating Income.    For the year ended December 31, 2001, operating income was $28.8 million, compared to an operating loss of $1.1 million for the year ended December 31, 2000. Approximately $16.9 million of the increase in operating income in 2001 was due to the loss reserve we established in connection with our NASA CSOC contract in 2000. The remaining increase was primarily due to the reorganization plan our predecessor implemented in early 2001 that reduced our selling, general, and administrative expenses.

        Other Income and Expense.    For the year ended December 31, 2001, interest income was $4.9 million, compared to $7.6 million for the year ended December 31, 2000. Nearly all of this decrease was attributable to declining interest rates during the period. For the year ended December 31, 2001, other operating expenses were $0.8 million, compared to $6,000 for the year ended December 31, 2000.

        Provision for Income Taxes.    For the year ended December 31, 2001, our provision for income taxes was $14.5 million, compared to $4.6 million for the year ended December 31, 2000.

    DigitalNet Inception (September 7, 2001) through November 25, 2002

        DigitalNet was founded on September 7, 2001. From inception through November 25, 2002, our operating activities primarily consisted of developing a preliminary business plan, recruiting personnel, engaging in discussions with prospective lenders and strategic investors, identifying potential acquisition targets, and engaging in merger and acquisition discussions and due diligence efforts. After reviewing and evaluating more than 25 companies, we acquired our predecessor, Getronics Government Solutions, L.L.C., on November 26, 2002. Our expenses from inception through December 31, 2001 were $0.7 million. Our expenses from January 1, 2002 through November 25, 2002 were $2.3 million.

Deferred Income Taxes

        As of December 31, 2002 we had $0.8 million of net deferred income tax assets. As of December 31, 2002, we had $12.2 million of net operating loss carryforwards which expire through 2022.

Seasonality

        Our revenues, gross profit and operating income have typically been negatively affected in the quarter ending September 30, primarily due to lower staff utilization rates. These lower utilization rates are attributable both to summer vacations and to increased proposal activity in connection with the end of the federal government fiscal year. We expect to continue to experience this seasonality and our future periods may be materially affected by it.

        Our revenues, gross profit, and operating income has typically been positively affected in the quarter ending December 31, primarily due to increased information security solutions sales. The increased solutions sales levels are attributable to purchases made by our clients in advance of the federal government fiscal year. Although we expect to continue to experience this seasonality, we cannot assure you that future periods will be positively affected by it.

        For other factors that could cause quarterly fluctuation in our revenues, gross profit, and operating income, see "Risk Factors—Our Quarterly Operating Results May Fluctuate Significantly as a Result of Factors Outside of Our Control, Which Could Cause the Market Price of Our Common Stock to Decline."

Liquidity and Capital Resources

        Our primary liquidity and capital resource needs are to finance the costs of our operations, to make capital expenditures, and to service our debt. All of the proceeds from this offering will be used to repay in full the outstanding indebtedness under our subordinated bridge facility, redeem all of the outstanding Class B Preferred Stock, and repay outstanding indebtedness under our senior credit facility. Based upon our current level of operations, we expect that our cash flow from operations, together with the amounts we are able to borrow under our existing credit facility, will be adequate to meet our anticipated needs for the foreseeable future. Although we have no specific current plans to do so, to the extent we decide to pursue one or more significant strategic acquisitions, we will likely need to incur additional debt or sell additional equity to finance the purchase of those businesses.

        Cash provided by operations for our predecessor was $40.7 million for the period ended November 25, 2002. Cash used by operations for us was $2.5 million for the year ended December 31, 2002. The cash provided by operations for our predecessor for the year ended December 31, 2001 was $32.5 million.

        Cash used in investing activities by our predecessor was $13.5 million for the period ended November 25, 2002, substantially all of which was used for capital expenditures. Cash used in investing activities by us was $179.1 million for the year ended December 31, 2002, substantially all of which was used to purchase our predecessor. The cash used in investing activities by our predecessor was

$6.8 million for the year ended December 31, 2001, substantially all of which was used for capital expenditures. We currently expect to make approximately $8.0 million in capital expenditures on behalf of our clients in 2003, and an additional $2.0 million for general corporate purposes. Capital expenditures we make on behalf of our customers primarily represent computer hardware and software we purchase in connection with managed network services contracts. There are no individually large outstanding commitments for capital expenditures.

        Cash used in financing activities by our predecessor was $27.3 million for the period ended November 25, 2002, which was the net cash advanced to our predecessor's parent. Cash provided by financing activities for us was $185.0 million for the year ended December 31, 2002. Of this $185.0 million, $63.7 million was from the issuance of our common stock and Class A Preferred Stock, $44.0 million was from borrowings under our senior subordinated bridge facility, and $82.9 million was from borrowings under our $105.0 million senior secured credit facility, offset by debt issuance costs of approximately $6.2 million, all in connection with the acquisition of our predecessor. Cash used in financing activities by our predecessor was $25.2 million for the year ended December 31, 2001. This $25.2 million was the net cash advanced to our predecessor's parent.

    Senior Credit Facility

        On November 26, 2002, we entered into a secured credit agreement with a syndicate of financial institutions led by Bank of America, N.A. for the acquisition of DGS and for general corporate purposes. The credit agreement provides for an $80.0 million term loan facility and a $25.0 million revolving credit facility. Our revolving credit facility is receivables-based. As of December 31, 2002, we had $80.0 million in borrowings outstanding under the term loan facility and $3.9 million in borrowings outstanding under the revolving credit facility. Interest is calculated under the credit facility, at our option, at a rate based on the British Bankers Association Interest Settlement Rate for deposits in dollars or based on the higher of Bank of America, N.A.'s prime rate or the federal funds rate plus 50 basis points, in each case plus an applicable margin that varies with respect to the revolving loans depending upon our consolidated leverage ratio. As of December 31, 2002, the weighted average interest rate on the senior credit facility was approximately 6.0%.

        DigitalNet, Inc., our wholly-owned subsidiary, is the borrower under this credit facility, and we have guaranteed these obligations and pledged substantially all of our assets as security for these obligations. The maturity date of the term loan is November 26, 2007. The revolving credit facility terminates and any borrowings thereunder must be repaid on November 26, 2006, the maturity date of the revolving loan. The term loan and any indebtedness under the revolving credit facility may be voluntarily prepaid in whole or in part without premium or penalty. The term loan will be permanently reduced by the amount of any voluntary prepayments made. The credit facility requires us to make certain mandatory prepayments of our debt with the net proceeds of equity or debt issued by us. This provision requires us to use the net cash proceeds of this offering first to repay in full the then outstanding subordinated bridge loan, as described below, second, to repay the remaining scheduled principal repayments of the term loan and finally, to repay borrowings and reduce permanently the commitments under the revolving credit facility by the amount of any remaining proceeds from this offering after prepayment in full of the term loan. The provisions that require us to prepay amounts due under the term loan and reduce the commitments under the revolving credit facility with proceeds from the sale of our equity terminate when we have reduced the amount of borrowings under the credit facility such that the ratio of our funded indebtedness to our earnings before interest, taxes, depreciation, amortization and certain other fees and expenses for the four fiscal quarters most recently ended is 2.25 to 1.00 or less. We expect to achieve this ratio by applying the proceeds of this offering to repay the $44.0 million outstanding under our subordinated bridge facility. Our obligations under the credit agreement are secured by substantially all of our assets. The credit agreement contains customary affirmative and negative covenants, including financial covenants that we are required to meet, including:

  •
  a consolidated total leverage ratio of 2.50 to 1.00 or less after the completion of this offering; and

  •
  a consolidated fixed charge coverage ratio of 1.25 to 1.00 or greater.

        Those covenants also restrict certain of our corporate activities, including, among other things, our ability to: dispose of assets; incur additional indebtedness; pay dividends; create liens; make investments; make capital expenditures; and engage in certain transactions with affiliates. We are in compliance with these covenants. In addition, upon the earlier of 30 days following the completion of this offering and November 26, 2003, we are required to enter into an interest rate swap agreement with a term of at least two years for 50% of our outstanding consolidated funded indebtedness as of the date we enter into the swap agreement. The credit agreement also contains customary events of default, including defaults based on events of bankruptcy and insolvency; nonpayment of principal, interest or fees when due, subject to specified grace periods; cross-defaults to other debt; breach of specified covenants; change in control; and material inaccuracy of representations and warranties.

    Bridge Loan Agreement

        In connection with the acquisition of DGS on November 26, 2002, we obtained a $44 million bridge loan from Banc of America Mezzanine Capital LLC, or BAMC, through the issuance of senior subordinated bridge notes. The senior subordinated bridge notes bear interest at an annual rate of 15%. All indebtedness under the bridge notes must be repaid in full no later than August 26, 2003, unless we exercise an extension option, in which case the bridge notes must be repaid in full on November 26, 2003. If this offering is not consummated prior to the maturity date of the subordinated bridge notes, we have the option to exchange the outstanding bridge notes for new senior subordinated notes of an equal principal amount having terms similar to the bridge notes. If issued, the new senior subordinated notes will become due in 2008. Under the bridge loan agreement, we are required to repay on the closing date of our initial public offering all amounts outstanding under the bridge notes. See "Use of Proceeds." In connection with the bridge loan, we issued a warrant to purchase 94,868 shares of our common stock at a purchase price of $0.01 per share to the lender under our subordinated bridge facility. We also issued a warrant to purchase an additional 379,475 shares of our common stock at a purchase price of $0.01 per share to the lender under our subordinated bridge facility that was placed in escrow. This warrant will be released from escrow in the event we fail to repay the notes in full prior to their maturity date or we refinance the notes by issuing senior subordinated notes. If we repay the notes on or prior to their maturity date, the warrant for the additional 379,475 shares will be returned to us and cancelled.

Preferred Stock

        In February 2003, we entered into a settlement agreement with GetronicsWang Co. LLC pursuant to which we have the right to redeem for cash all or any shares of the Class B Preferred Stock for its liquidation value plus accrued dividends upon consummation of this offering if the offering is consummated on or prior to August 26, 2003. We expect to redeem all of the Class B Preferred Stock in connection with the consummation of this offering.

Related Party Transactions

        Since our formation in September 2001, GTCR, Messrs. Bajaj and Pearlstein and trusts for the benefit of the family members of Messrs. Bajaj and Pearlstein purchased, in the aggregate, 6,644,901 shares of our common stock and 61,376 shares of our Class A Preferred Stock. Messrs. Bajaj and Pearlstein paid for these purchases in part with promissory notes, which had an aggregate outstanding balance of $1.0 million as of December 31, 2002.

        GTCR and DigitalNet are parties to a professional services agreement, dated as of September 7, 2001, which entitles GTCR to receive an annual fee of $200,000 until March 7, 2002, and $300,000 thereafter, paid in equal monthly installments, for providing financial and management consulting services to us. As of December 31, 2002, we have accrued, but not paid, $350,000. This agreement also entitles GTCR to receive an investment fee equal to 1% of the purchase price of the common stock and Class A Preferred Stock it purchases from us. We paid GTCR investment fees of approximately $10,000 and $613,000 in 2001 and 2002, respectively, under this agreement. The GTCR professional services agreement will terminate upon the consummation of this offering.

Commitments

        The following table summarizes our contractual obligations as of December 31, 2002 that require us to make future cash payments.

Contractual Cash Obligations By Year (dollars in thousands)	Total	2003	2004	2005	2006	2007 and thereafter
Long-term and short-term debt under our senior credit facility	$83,900	$5,000	$5,000	$10,000	$28,900	$35,000
Short-term debt under our bridge loan	44,000	44,000
Operating leases, net of sublease income	35,118	4,864	4,895	4,868	4,391	16,100
Severance arrangements	3,946	2,602	1,344	—	—	—

	$166,964	$56,466	$11,239	$14,868	$33,291	$51,100

        This table does not reflect potential payments to Getronics, NV in connection with the acquisition of our predecessor as discussed below.

        Based upon our current level of operations, we expect that our cash flow from operations, together with the proceeds of this offering, will be adequate to meet all our contractual cash obligations under our senior credit facility and our operating leases.

        We are required to apply approximately $44.0 million of the proceeds of this offering to repay in full the indebtedness under our subordinated bridge facility. We intend to apply the balance of the proceeds of this offering after repayment in full of the indebtedness under our subordinated bridge facility and the redemption of our Class B Preferred Stock to repay indebtedness under our senior credit facility.

        On September 27, 2002, we entered into a purchase agreement, pursuant to which we acquired all the membership interests of DGS from GetronicsWang Co. LLC on November 26, 2002. The purchase price was subject to a post-closing adjustment based on the amount of working capital, depreciable assets and accrued contract losses set forth on the balance sheet of DGS prepared as of the day before the closing of the acquisition. We estimated that this post-closing adjustment would result in us owing approximately $8.2 million to Getronics, NV, and as such we have recorded a current liability for this amount on our December 31, 2002 balance sheet.

        In addition, the purchase agreement provides a sharing arrangement between GetronicsWang Co. LLC and us for accounts receivable we received and continue to receive under our NASA CSOC contract. Pursuant to the purchase agreement, we agreed to share receipts in respect of the accounts receivable from Lockheed Martin Space Operations Company that are not received in the ordinary course in the following order:

  •
  first, we are obligated to pay $8.0 million in respect of undisputed accounts receivable to GetronicsWang Co. LLC;

  •
  second, we are entitled to retain $11.1 million in respect of undisputed accounts receivable;

  •
  third, we are obligated to pay $5.8 million in respect of disputed accounts receivable to GetronicsWang Co. LLC;

  •
  fourth, we are entitled to retain $3.5 million in respect of disputed accounts receivable; and

  •
  finally, we are obligated to pay one half of all additional amounts received to GetronicsWang Co. LLC and we are entitled to retain the other half.

        The DGS pre-acquisition November 25, 2002 balance sheet included a total of $14.6 million of NASA CSOC receivables that will be collected by us but remitted to GetronicsWang Co. LLC. Because we are only collecting these receivables on behalf of GetronicsWang Co. LLC, they were not reflected as an acquired asset when performing the DGS purchase price allocation and accordingly do not appear on our December 31, 2002 balance sheet. In addition, we have not recorded a liability related to these amounts as we have no obligation to pay GetronicsWang Co. LLC in the event that the accounts receivable are not collected.

        In connection with the purchase agreement, we entered into an escrow agreement with GetronicsWang Co. LLC and State Street Bank and Trust Company. Under this agreement, GetronicsWang Co. LLC placed $10.6 million dollars into an escrow account with State Street Bank and Trust Company. Subject to conditions set forth in the purchase agreement and the escrow agreement, to the extent that we do not receive the accounts receivable described above, the escrow agreement provides for the payment of up to $10.6 million of disputed and undisputed accounts receivable to us. In February 2003, we entered into a settlement agreement with GetronicsWang Co. LLC, pursuant to which approximately $9.6 million was released to GetronicsWang Co. LLC from escrow and approximately $1.0 million remains in escrow. Pursuant to the settlement agreement, we paid GetronicsWang Co. LLC approximately $8.3 million in full payment of the purchase price adjustment and approximately $8.0 million in full satisfaction of their undisputed accounts receivable. We expect to pay GetronicsWang Co. LLC approximately $5.8 million in respect of disputed accounts receivable shortly after the completion this offering.

Quantitative and Qualitative Disclosures About Market Risk

        Our principal exposure to market risk relates to changes in interest rates. At December 31, 2002, we had outstanding under our senior credit facility $83.9 million of loans with interest rates tied to changes in the British Bankers Association Interest Settlement Rate for deposits in dollars, Bank of America, N.A.'s prime rate or the federal funds rate. Each 1% increase in these rates could add an additional $0.84 million to our interest expense.

Critical Accounting Policies

        Our significant accounting policies are described in Note 2 to our accompanying consolidated financial statements. We consider the accounting policies related to revenue recognition to be critical to the understanding of our results of operations. Critical accounting policies include the areas where we have made what we consider to be particularly difficult, subjective or complex judgments in making estimates, and where these estimates can significantly impact our financial results under different assumptions and conditions. We prepare our financial statements in conformity with generally accepted accounting principles in the United States. As such, we are required to make certain estimates, judgments, and assumptions that we believe are reasonable based upon the information available. These estimates, judgments, and assumptions affect the reported amounts of assets and liabilities at the date of the financial statement and the reported amounts of revenue and expenses during the periods presented. Actual results could be different from these estimates.

    Revenues and Related Cost Recognition

        We recognize revenues under our government contracts when a contract has been executed, the contract price is fixed and determinable, delivery of services or products has occurred, and collection of the contract price is considered probable and can be reasonably estimated. We earn revenues under three basic types of contracts: time-and-materials, fixed-price and cost-plus contracts. Deferred revenues represent payments received for services not yet rendered to the client. We expense contract costs as incurred.

        We recognize revenues on time-and-materials contracts based on direct labor hours expended at contract billing rates, other billable direct costs and applicable indirect costs.

        Fixed-price contracts may include either a product delivery or specific service performance throughout a period. We recognize revenues on fixed-price contracts that provide for us to render services throughout a period as earned according to contract terms as the service is provided. The majority of revenues on our fixed-price service contracts relate to managed network service contracts in which customers receive a bundle of services often including management services, the use of our hardware and software, network administration services and help desk support. Customers pay us and we recognize revenue based on fixed monthly prices often determined by the number of customer users. We sell our XTS, TEMPEST and Zone products to customers. Once delivered, these products do not require design, integration or implementation support for our customers to receive immediate product functionality. Accordingly, we recognize revenues and associated contract costs upon product delivery and customer acceptance if required by the contract.

        Under cost-plus contracts, we are reimbursed for allowable costs, and are paid a fee, which may be fixed or performance-based. We recognize revenues on cost-plus contracts as we incur costs, plus an estimate of applicable fees earned. We consider fixed fees under cost-plus contracts to be earned in proportion of the allowable costs incurred in performance of the contract, which generally corresponds to the timing of contract billings. For cost-plus contracts that include performance based or fee incentives, we recognize the portion of the expected fee to be awarded by the customer at the time such fee can be reasonably estimated, based on factors such as our prior award experience and communications with the client regarding performance.

        Our contracts with agencies of the government are subject to periodic funding by the respective contracting agency. Funding for a contract may be provided in full at inception of the contract or annually throughout the contract consistent with the federal government's fiscal year. In evaluating the probability of funding for purposes of recognizing revenue and assessing collection of the contract price, we consider our previous experiences with our clients, communications with our clients regarding funding status, and our knowledge of available funding for the contract or program. If funding is not considered probable, we defer revenue recognition until realization is probable.

        Contract revenue recognition inherently involves estimation. From time to time, facts arise that require revisions to estimated total costs or expected revenues. We recognize the cumulative impact of any revisions to estimates and the full impact on anticipated losses on any type of contract in the period in which they become known.

        The allowability of certain costs under government contracts is subject to audit by the government. We charge certain indirect costs to contracts using provisional or estimated indirect rates, which are subject to later revisions based on governmental audits of those costs. We are of the opinion that costs subsequently disallowed, if any, would not be significant.

New Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board, or FASB, issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. We will be required to implement SFAS No. 143 on January 1, 2003. We do not believe that adoption of this standard will have a material impact on our results of operations or financial position.

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections. Among other things, SFAS No. 145 rescinds both SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and the amendment to SFAS No. 4, and 64, Extinguishment of Debt Made to Satisfy Sinking Fund Requirements. Through this rescission, SFAS No. 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. Generally, SFAS No. 145 is effective for transactions occurring after May 15, 2002. Adoption of SFAS No. 145 will require that any loss incurred by us through the early retirement of debt be reflected as a component of other income and expense and not treated as an extraordinary item.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs of Exit or Disposal Activities. SFAS No. 146 nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). This statement requires that an exit or disposal activity related cost be recognized when the liability is incurred instead of when an entity commits to an exit plan. The provisions of SFAS No. 146 are effective for financial transactions initiated after December 31, 2002. We do not believe SFAS No. 146 will have a material impact on our results of operations or financial position.

BUSINESS

Overview

        We are a leading provider of managed network services, information security solutions, and application development and integration services to U.S. defense, intelligence, and civilian federal government agencies as measured by our revenues. Our comprehensive information technology services and solutions allow our federal government clients to outsource the design, implementation, integration, management, and security of their computer networks and systems. We are focused on increasing network reliability, reducing overall network costs, and rapidly migrating mission critical network computing environments to new technologies. Our remote and on-site managed network services are critical for maintaining the daily operations of numerous federal agencies and comprised approximately 72% of our pro forma revenues for the year ended December 31, 2002.

        We have a more than 30-year history of providing information technology solutions to U.S. federal government clients, and have established long-standing relationships with many of them. Our clients include the Department of Defense, the Department of State, the Department of Justice, the Department of Treasury, the National Security Agency, and other federal government clients with critical missions, such as intelligence and homeland security. We currently serve over 60 government clients on over 150 active engagements, across many defense, intelligence, and civilian agencies, which creates a diversified revenue stream. We provide many of our services under multi-year contracts.

        Our actual and pro forma revenues for the year ended December 31, 2002 were approximately $33.9 million and $367.8 million, respectively. Contracts funded by clients within the federal government accounted for approximately 98% of our pro forma revenues for the year ended December 31, 2002. As of December 31, 2002, our backlog was approximately $792 million, of which approximately $109 million was funded. For a discussion of our backlog, see "Business—Backlog."

        Our management team has substantial experience leading companies that provide technology services to the Department of Defense, the intelligence community, and other civilian federal government agencies. Our core group of five senior executives has an average of 16 years of experience in the information technology industry and an average of 13 years of experience providing information technology services and solutions to the federal government. Our executive team is supported by a high quality staff of nearly 1,700 people, of which approximately 80% are professional staff. As of February 28, 2003, approximately 69% of our employees held government security clearances and approximately 62% of these employees held Top Secret clearance or higher, which allows us to work with our clients in highly classified environments.

Industry Background

        The federal government is the largest consumer of information technology services and solutions in the U.S. According to INPUT, an independent federal government market research firm, the federal information technology market is expected to grow at a compound annual growth rate of 11.3% from $37.1 billion in federal fiscal year 2002 to $63.3 billion in federal fiscal year 2007. We believe that the continued increase in the federal government's spending on information technology over the next several years will be primarily driven by the following factors:

    Increased Spending on Defense, Intelligence, and Homeland Security Initiatives

        The terrorist attacks in the U.S. and throughout the world have stimulated an ongoing war on terror that has intensified the government's commitment to strengthen its defense, intelligence, and homeland security capabilities, resulting in the following trends:

        Increase in Overall Department of Defense Information Technology Spending.    The Department of Defense is the largest single buyer of goods and services in the world, and a large user of third-party information technology services and solutions. In October 2002, President Bush authorized $355 billion in defense spending in federal fiscal year 2003, an increase of approximately $37.0 billion, or 11.6%, over federal fiscal year 2002. According to the Government Electronics and Information Technology Association, a trade association representing government contractors in the high-tech industry, the Department of Defense's budget is expected to increase from $390 billion to $558 billion in current-year dollars by federal fiscal year 2013. According to INPUT, the Department of Defense's spending on information technology services and solutions is expected to increase from $6 billion in federal fiscal year 2002 to $10.9 billion in federal fiscal year 2007. We believe that this growth will be driven by the Department of Defense's need to maintain and upgrade its existing information technology systems and to develop and deploy the next generation of these systems, including command, control, communications, computing, and intelligence systems.

        Increase in Intelligence Spending.    The Department of Defense, as well as the other agencies that support U.S. intelligence initiatives rely heavily upon information superiority through information technology to perform activities such as the detection of terrorist activities. Although recent federal budget spending on intelligence related activities remains highly classified, the Director of Central Intelligence has indicated that federal budgets for intelligence related activities for federal fiscal years 1997 and 1998 were each in excess of $26.0 billion. We believe the budgets for intelligence related activities in federal fiscal year 2003 will provide an increase in funding to support the U.S. intelligence community's ongoing reliance on information superiority.

        Increase in Homeland Security Spending.    We believe federal government information technology spending over the next several years will be driven largely by homeland security initiatives that will affect every federal agency. According to the Government Electronics and Information Technology Association, federal spending on information security initiatives is expected to increase from approximately $2.6 billion in federal fiscal year 2001 to approximately $9.2 billion in federal fiscal year 2006, a compound annual growth rate of approximately 29%. We believe the growth in information technology spending for homeland security initiatives is driven by the government's reliance on information technology to detect planned terrorist attacks and the desire to thwart cyber-assaults. In addition, we believe significant resources will be devoted to integrating the unique information systems of 22 separate federal agencies as part of the creation of the Homeland Security department.

    Demand for Greater Government Efficiency and Effectiveness

        Federal government agencies are under increasing pressure to be more efficient and effective, which they are responding to by improving and upgrading their technological capabilities. In many cases, they have elected to transition their existing proprietary systems to emerging technologies that improve effectiveness, enhance productivity, and deliver new services. For example, the Government Paperwork Elimination Act requires all federal agencies to provide the public with electronic access to government services and documents by October 2003, and to give the public the option of submitting government forms electronically. The demand for greater government efficiency and effectiveness is driving a number of other trends in the federal government:

        Increase in Federal Government Dependence on Third-Party Information Technology Service Providers.    Outsourcing of information technology operations is becoming an increasingly attractive alternative for federal agencies that are striving to maintain their core functions with a shrinking information technology workforce, while at the same time upgrading technology and standardizing and streamlining operations. The National Academy of Public Administration estimates that approximately 50% of the federal government workforce will be eligible to retire by September 2006, which we believe will create a shortage of technically skilled federal employees. Furthermore, according to INPUT, federal government spending on outsourced information technology services is expected to grow from $6.4 billion in federal fiscal year 2002 to $14.5 billion in federal fiscal year 2007, a compound annual growth rate of 17.6%.

        Continuing Impact of Federal Procurement Reform.    Over the past several years, federal government agencies have adopted procurement processes that provide increased flexibility and enable government entities to award contracts based on factors other than price alone, such as successful past performance and distinguishing corporate and technical capabilities. Changes in the procurement process have also streamlined the process of purchasing information technology services by reducing procurement time and acquisition costs. For example, the reform of the GSA Multiple Award Schedule in 1998 allowed agencies to take advantage of ordering services through pre-approved vendors and as a result, according to INPUT, the federal sales cycle has declined approximately 29% from federal fiscal year 1998 to federal fiscal year 2001. We believe that these contract reforms and the historical experience of government agencies has shifted government agencies' preference to procure on a best value basis rather than on a low cost basis. This shift has migrated an increasing amount of procurement to fixed-price contracts and away from cost-plus contracts.

    Increased Demand for Complex, Interoperable, and Reliable Networks

        The growth in network-dependent activities throughout the federal government requires complex network services and solutions that integrate a variety of systems and technologies from multiple vendors to link people and systems electronically. The lack of interoperability across the federal government's disparate networks and systems has become a primary concern in the aftermath of the September 11, 2001 terrorist attacks. The rapid pace of change in networking technology and the need for greater bandwidth has further increased the complexity of designing and implementing these network solutions. As hardware and software companies develop applications to more effectively and efficiently manage increasing volumes of information, rapid adoption of new technologies is required to support the networking activities of national defense, intelligence and homeland security initiatives, as well as the daily operations of federal government and civilian agencies. Accordingly, the demand for experienced professionals that can assist the federal government in designing, implementing, integrating, and managing complex network solutions has increased dramatically. According to INPUT, federal government spending on network services and network management is expected to grow at a compound annual growth rate of 12.0% from $2.2 billion in federal fiscal year 2002 to $3.9 billion in federal fiscal year 2007.

Our Competitive Advantages

        We believe we are well positioned to address the specific requirements of our clients because we possess the following key competitive advantages:

    Knowledge of Our Clients' Business Processes, Information Architecture and Technology Initiatives

        We have served a number of our clients for more than 10 years, and several for more than 30 years. Through these long-standing relationships, we have developed an extensive knowledge of our clients' business processes, culture, contracting environment, information architecture, and technology initiatives, providing us with an opportunity to further expand these relationships. This knowledge also enhances our ability to deliver services and solutions that can be efficiently integrated with our clients' existing systems and business processes in a manner that is consistent with our clients' strategic goals. We have also strategically recruited employees with significant government, military, or technical experience to increase our knowledge of our clients' business processes and to extend our expertise into new areas. We believe the strength of our long-term relationships is demonstrated by our success in the task order renewal process. For the year ended December 31, 2002, we successfully renewed over 90% of our task orders that were up for renewal.

    Experienced Management Team

        Our executive team includes Ken S. Bajaj, our Chairman and Chief Executive Officer, who has more than 27 years of experience in the information technology industry, including 17 years in a government contracting environment. Our core group of five senior executives has an average of 16 years of experience in the information technology industry and an average of 13 years of experience providing information technology services and solutions to the federal government. For seven out of the last 13 years, our Chief Executive Officer has worked with the President of DGS and the two Chief Operating Officers of DGS who were responsible for managing over 90% of our pro forma revenues for the year ended December 31, 2002. Our Chief Executive Officer and our Chief Financial Officer previously worked together at AppNet, Inc. in connection with the initial public offering and subsequent sale of AppNet to Commerce One, Inc. Members of our executive team have held senior positions with a number of large information technology services providers, such as Computer Sciences Corporation, Electronic Data Systems Corporation, Getronics NV, I-NET, Inc., Perot Systems Corporation, and Wang Laboratories, Inc.

    Highly Skilled Technical and Managerial Professionals

        We believe our competitive position is enhanced by our ability to attract, retain, and develop qualified technical and managerial professionals. As of December 31, 2002, approximately 49% of our professionals held at least one certification, and of those, more than half held two or more. These certifications include over 900 from Cisco, Microsoft, and Novell, and approximately 560 others, including Dell, OpenView, Sun Microsystems, TEMPEST, and Tivoli. We believe our technical and managerial training programs have contributed to our ability to attract and retain our professionals. For example, we have developed a Best Practices Program, which is required training for all of our program managers, deputy program managers, and business managers. This program focuses on teaching our managers how to comply with government regulations, successfully manage client programs, and develop themselves and their subordinates into better leaders for future assignment.

    In-depth Network Computing and Information Security Expertise

        We believe our core strengths are in providing complex network and information security solutions.

        In-depth Network Computing.    Our expertise in complex network technologies covers the entire life cycle of an organization's network requirements, including network design, implementation, integration, and management. We consider an organization's network to extend from the desktop to the wide-area network. Our services and solutions allow our clients to more effectively and predictably manage their network, server, and desktop computing environments. Our services and solutions include network design, implementation, integration, and management. Our clients have the ability to outsource all of their network requirements to us, or they can retain control over certain aspects of their network and outsource only selected network management tasks. We have extensive experience in providing large scale network design and installation and managed network services. As of December 31, 2002, we managed and supported approximately 50,000 users across 18 different networks, including the Department of Defense, Department of the Treasury, Department of State, and Department of Justice.

        Information Security Expertise.    We offer a comprehensive, integrated set of information security services and solutions designed to meet our clients' information security needs. We evaluate our clients' security risks and develop a comprehensive plan to address these risks through the implementation, integration, and management of our information security solutions.

        As part of our information security services and solutions, we offer TEMPEST and Zone solutions to our clients. Our TEMPEST and Zone solutions involve modifying electronic equipment for our clients to eliminate or reduce electromagnetic radiation emanations to prevent electronic eavesdropping. We also offer, customize, integrate, and manage a secure software operating system called XTS, which enables network administrators to control the access, data processing, and storage capability of multiple users across disparate networks with differing security levels. This operating system has been evaluated by the National Security Agency, or NSA, and received a B3 rating.

    Disciplined Program Management Review Process

        Our disciplined program management review process brings our project teams together on a regular basis to review each of our individual client programs. This review helps ensure that we are meeting project goals. Employees from our operations, human resources, contracts, and finance organizations meet, at a minimum, on a quarterly basis for each client program to discuss and evaluate the client program's progress and to develop a plan to ensure that the program is progressing on budget, on time, and that the client is satisfied. We also have implemented a Quality Initiative Program survey as part of our program management review process. This program allows us to assess our clients' views of our performance and to address any concerns that are identified.

Our Strategy

        Our objective is to continue to profitably grow our business as a leading provider of information technology services and solutions. Key elements of our strategy include:

    Leverage Our Differentiated Services and Solutions to Expand Our Client Base

        We believe our experience and highly differentiated services and solutions offering will enable us to expand our client base in high growth areas of the federal information technology services market. We also believe our investment in emerging technologies, and our processes, methodologies, and best practices ensure high quality and consistent offerings in managed network services, information security solutions, and application development and integration solutions. We intend to continue to leverage our differentiated services and solutions to win contracts from new clients in the federal government. For example, we believe that we recently won a contract with the Federal Technology Services division of the GSA because of our differentiated approach to delivering managed network services. Under this contract, we will provide a variety of managed network services, including network design and engineering, implementation, configuration, and a variety of other ongoing network support services.

    Build on Our Longstanding Client Relationships to Cross-Sell Our Full Range of Services and Solutions

        Through increased marketing efforts, we intend to continue our efforts to expand the scope of our existing client relationships by broadening the range of services we provide to our clients. Providing additional services to our clients should increase our overall knowledge of our clients' business and technical requirements, which we believe will contribute to increased use of our services over time. For example, we provided a Department of Justice client with help-desk support under a multi-million dollar blanket purchase agreement. Because of the client's overall satisfaction with our performance and knowledge of our other service offerings, we became one of its leading providers of managed network services and application development and integration solutions, including implementation of a BlackBerry wireless solution, the development of human resources applications, and the development of Remedy-based end user tools. This has resulted in an increase in pro forma revenues from this client of approximately $1 million, or 10%, for the year ended December 31, 2002 as compared to the year ended December 31, 2001.

    Accelerate Our Sales and Marketing Efforts

        Our business development organization is responsible for marketing, developing and acquiring contracts within the federal government. We intend to accelerate our sales and marketing efforts by adding additional business development personnel, increasing our spending on bid and proposal efforts, and leveraging the industry relationships of Ken Bajaj, our Chief Executive Officer, and Steven Hanau, the President of DGS.

    Expand Our Services and Solutions Offering

        We plan to continue expanding our services and solutions in the areas of directory services, mobile computing, and secure remote access. We intend to continue to expand our services and solutions in areas such as managed network services, information security services, and other emerging technologies. We maintain three state-of-the art technology labs where our networking and security engineers use their extensive experience to learn about and then test emerging technologies and products. These labs provide an environment for evaluating the performance and interoperability of networking and security solutions.

        Our advanced technology group develops methodologies and best practices for the introduction of, and training for, the use of new technologies in our client engagements. For example, we have entered into a relationship with EMC Corporation and are currently training some of our professionals in EMC Storage Area Network, or SAN, Operator and Builder technologies. Upon completion of this training program, these individuals will be certified by EMC to deliver SAN technology, which we believe is an important technology for many e-government initiatives.

    Pursue Strategic Acquisitions

        We may pursue strategic acquisitions that can cost-effectively add new clients, specific federal agency knowledge, or technological expertise to accelerate our access to existing or new markets. We plan to be very selective in our acquisition program and will focus on those businesses in either the government or commercial sectors that broaden and complement our existing expertise.

Our Services and Solutions

        We provide comprehensive information technology services and solutions through an integrated set of three core offerings:

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  managed network services and solutions;

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  information security services and solutions; and

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  application development and integration services and solutions.

    Managed Network Services and Solutions

        We provide managed network services and solutions that help our clients more effectively and predictably manage their network computing environments. Our services and solutions can be delivered to our clients remotely and onsite. Our approach to providing managed network services and solutions is described in the following table.

Phase	Service/Solution		Description

Design	Network planning and	•	We review our client's:
	architecture		• overall network and individual user operating and performance requirements;
• existing network computing platform, including operating systems, hardware, software, and other tools; and
• business processes.
		•	We address deficiencies in the network, propose solutions to those deficiencies and recommend an optimal network structure.
		•	We recommend service level agreement requirements.
		•	We recommend specific hardware, software, tools, and architecture.

	Network design and	•	We design and engineer the network, tailoring its:
	engineering		• structure;
• traffic flow, end-user response times, load balancing, and capacity planning;
• installation;
• integration; and
• management
to our client's individual needs to ensure that all addressing, packet filtering, switching, security, and routing protocol issues can be easily resolved.
		•	We create a detailed network map with a number of different software tools.

Implement	Network components procurement	•	We source network hardware, software, and tools for our client from various manufacturers.

	Network components deployment	•	We provide overall project management, including monitoring the project's progress to ensure compliance with all network specifications.
		•	We stage, configure, and install each network component in its designated locations.

Integrate	Network integration	•	We integrate each component with the rest of our client's operating environment, verify component readiness, and ensure proper functioning of the operating environment through testing.
		•	We establish network baseline, operating, and performance characteristics.

Phase	Service/Solution		Description

Manage	Network management	•	We provide the following network support services either remotely from our premises or onsite:
			•	proactive monitoring and support, available twenty-four hours a day, seven days a week,
			•	proactive default diagnoses, end user notification, default resolution, troubleshooting, and technical assistance;
			•	real time reporting on overall network performance, transport provider performance, and cost analysis;
			•	network performance and cost auditing;
			•	overall network and network components maintenance;
			•	upgrading or otherwise changing network components as requirements or configurations change;
			•	review of software updates and releases and installation and configuration of new software and equipment as appropriate; and
			•	auditing the client's network infrastructure.

Train	Network training	•	We train our client's personnel to provide the network management functions listed above either in conjunction with our staff or to support their organization on a going forward basis.

        As part of our managed network services and solutions offering, we have developed several services to assist us in assessing, monitoring, and managing our clients' network computing environments to improve network reliability and performance. Our Platform Performance Monitor service allows us to assess whether each individual component of a client's network is functioning properly. Our Network Performance Monitor service allows us to assess a client's network traffic patterns, network delays, and network failures. These tools help us provide improved network reliability and performance.

    Information Security Services and Solutions

        We provide information security services and solutions that help our clients protect the availability, integrity, and confidentiality of their data and underlying computing systems. Our approach to providing information security services and solutions is described in the following table.

Phase	Service/Solution		Description

Risk	Security assessment and	•	We review our client's network to:
Assessment	policy design		• assess the client's overall security program requirements; and
• identify the security risks within the client's network through various testing procedures.
		•	We prepare an overall security policy design proposal for our client, which includes specific security processes, procedures, and rules.

Design	Security planning and architecture	•	We design an overall security architecture for our client based upon:
• security policy design;
• technology platforms; and
• business processes.
		•	We recommend service level agreement requirements.
		•	We recommend specific hardware, software, tools, and security processes and procedures.
		•	We create an overall network security map with a number of different software tools to identify the networks' Internet and intranet perimeter points.

	Security design and engineering	•	We design and engineer the network's security, tailoring its:
• systems;
• installation;
• integration; and
• management
to our client's individual security needs.
		•	We design and engineer required firewalls, which are the electronic barriers between network segments and perimeter points.

Implement	Security component and tools procurement	•	We source security hardware, software, and tools for clients from various manufacturers.

	Security component modification	•	We modify network equipment we have sourced on our client's behalf, utilizing our TEMPEST and Zone solutions, in order to reduce the equipment's electromagnetic emanation levels to standards set by the NSA and other intelligence agencies.

	Security operating systems design	•	We design a secure operating system for our client utilizing our proprietary XTS solution to simplify network, operating system, and data access control.

Integrate	Security integration	•	We integrate each security component with the rest of our client's hardware and software operating environment.
		•	We perform various tests to ensure proper functioning.

Phase	Service/Solution		Description

Manage	Security management	•	We perform various security support services, which can be delivered remotely from our premises or onsite, including:
			•	proactive monitoring and review of firewall logs and alarms to detect suspicious activity;
			•	proactive intrusion detection monitoring at network perimeters;
			•	real-time reporting on security breaches and intruder access attempts;
			•	forensic and investigative support services to facilitate changes to the network and subsequent restoration of the integrity of the network in the event of a security breach;
			•	repelling attack attempts and barring the potential intruder from accessing the client's network;
			•	maintaining overall network security and security components;
			•	upgrading or otherwise changing of network security components as requirements or configurations change; and
			•	reviewing security software updates and releases and installation and configuration of new software as appropriate.
•
We provide a critical response team in the event of a security breach that restores the operational integrity of the system, maintains evidence, provides forensic and investigative services, and provides required changes to prevent recurrence of the breach.

Train	Security training	•	We train our client's internal personnel to provide the information security functions listed above either in conjunction with our staff or to support their organization on a going forward basis.

        As part of our information security offerings, we provide TEMPEST and Zone solutions to our clients. Our TEMPEST and Zone solutions involve modifying electronic equipment to eliminate or reduce electromagnetic radiation emanations to prevent electronic eavesdropping. This work is done in our Tewksbury, Massachusetts integration facility where we modify computer equipment and peripherals. The TEMPEST solution is designed to meet the standards set by the NSA.

        Our information security offerings also include a proprietary secure operating system called XTS, which we developed and customize to enable network administrators to control the access, data processing, and storage capability of multiple users across disparate networks with differing security levels. This operating system has been evaluated by the NSA and received a B3 rating. We are also in the process of updating and enhancing several of our other information security solutions, such as our High Assurance Web Guard, High Assurance Web Server, and High Assurance Directory Server solutions. We believe these solutions will augment our current XTS offering and meet our clients' continuing information security requirements.

        We also maintain three Special Compartmentalized Information Facilities, or SCIFs, which are specially designed and authorized to store U.S. government classified information and provide secure workspace, laboratory, and communications capabilities for classified-related work. Each of our SCIFs are accredited by U.S. intelligence agencies or military departments within the Department of Defense.

    Application Development and Integration Services and Solutions

        We provide application development and integration services and solutions that help our clients more efficiently run their organizations through the use of customized software applications. Our approach to providing application development and integration services and solutions is described in the following table.

Phase	Service/Solution		Description

Design/Develop	Application planning and strategy	•	We analyze our client's existing business and technology requirements.
		•	We recommend either that our client build a new, custom system or integrate a system based on customizing off-the-shelf software.

	Application development	•	For build strategies, we design and develop customized applications using a variety of software programming languages.

Implement	Application software procurement	•	For a solution that involves customizing off-the-shelf software, we procure an off-the-shelf application and customize it through additional programming to meet our client's specific requirements.

	Application deployment	•	We deploy applications in our client's network operating environment.

Integrate	Application	•	We integrate the application with the rest of our client's network hardware and integration software operating environment.
		•	We perform various tests to ensure proper functioning and interoperability within our client's network.

Manage	Application management	•	We perform various application support services, which can be delivered remotely from our premises or onsite, including:
• monitoring;
• maintenance;
• upgrading;
• modification; and
• troubleshooting.

Train	Application training	•	We train our client's personnel to provide the application development and integration functions listed above either in conjunction with our staff or to support their organization on a going forward basis.

        As part of our application development and integration services and solutions offering, we have developed:

  •
  electronic web-based procurement systems that have significantly reduced procurement cycle time and submission costs for our clients;

  •
  logistics systems that register, forward, transport, validate, assign, and manage sensitive equipment;

  •
  financial systems that ensure compliance with all federal financial management regulations;

  •
  command and control systems that manage the mission critical aspects of weapons systems and their supporting operations; and

  •
  knowledge management systems.

        Our application development and integration services methodologies are based on the practice guidelines established within the capability maturity model, or CMM, advocated by the Software Engineering Institute, or SEI. The CMM assists organizations in the adoption and sustained use of standards of excellence for software development. We have established a data repository for software code that we have developed that may be reused in subsequent application development programs. We are in the process of obtaining CMMI Level 3 certification from SEI across our entire organization, and expect to complete this process by early 2004.

Representative Client Engagements

        The following case studies represent work performed under contracts where we provide two or more of our three core services and solutions.

    Civilian Agency Client

        Requirement:    Our client sought to outsource a number of design, implementation, integration, and management services functions for its network computing environment in order to decrease the total costs of its network and improve overall operating efficiencies.

        Solution:    We designed an improved network architecture that provides significantly increased network capacity and reliability, upgraded remote access capabilities, and engineered an enterprise-wide storage area network solution built around an EMC Corporation Storage Area Network. We developed a secure access system utilizing smartcards, complete with PKI certificates and technology devoted to identification of individuals using biological traits, or biometrics. Using Microsoft SharePoint we built an internet-based portal solution for over 2,000 users, and also transferred those users to a common operating environment based on Microsoft Windows 2000 and Windows XP. We continue to use an extensive set of automated software tools to provide network performance monitoring and troubleshooting, BlackBerry wireless personal data assistant support, and end-user support, tracking, and resolution.

    Department of Defense Client

        Requirement:    Our Department of Defense client sought to outsource the design, development, implementation, integration and management of a financial software application to be used as its core general ledger accounting system in order to increase personnel productivity and reduce overall operating costs.

        Solution:    We custom built a financial software application that could be used to manage our client's standard accounting systems as well as its standard base supply and medical logistics systems. We designed and developed this software application, utilizing our internally developed access-based requirement management system tool and our application development methodology based upon SEI CMM Level 3 standards. We deployed the application in our client's network computing environment, integrated the application with the rest of its network hardware and software, and performed a number of tests to ensure that the applications and all other systems were functioning securely and properly. We continue to provide a number of ongoing application management and support services to our client including, financial compliance certification, software monitoring and maintenance, software and systems modifications, systems migration, and user training.

    Civilian Agency Client

        Requirement:    Our client sought to outsource a number of its managed network services requirements, including design, implementation, integration and management functions in order to decrease the total costs of operating its network and improve overall operating efficiencies.

        Solution:    We designed an improved network architecture that significantly increased network capacity and reliability for more than 17,000 users in more than 2,000 field locations across several different departments. We engineered a secure access system for our client's wide-area-network, utilizing advanced user authentication methodologies in Windows NT and Windows 2000/Active Directory environments. We designed, deployed, and upgraded its next generation Microsoft Windows 2000/Exchange 2000 architecture, and a specialized email archiving solution to assist in managing electronic information. We continue to provide network performance monitoring and troubleshooting, and infrastructure support, and have also developed and administer a number of end-user and system manager training programs.

    Intelligence Agency Client

        Requirement:    Our intelligence agency client sought to outsource a number of design, implementation, integration, and management services functions for its various network computing environments in order to decrease the total costs of operating its network and improve overall operating efficiencies.

        Solution:    Under this contract, we combined our client's existing network computing operating and performance requirements, its existing technology platforms, its existing business processes, and its ongoing infrastructure modernization program to create a number of solutions for users in multiple field locations. We designed an improved network architecture that provides significantly increased network capacity and reliability. In order to provide secure access for personnel working in overseas locations, we engineered a number of security systems that operate at multiple security levels, or multi-level security systems. These multi-level security systems are used in both mobile and fixed communications environments, providing more flexibility, responsiveness, and security in managing classified data. We continue to provide TEMPEST and Zone solutions to this client and continue to use an extensive set of automated software tools to provide it with network performance monitoring and troubleshooting, and other support services.

Intellectual Property

        We rely on a combination of patent and trade secret laws and contractual restrictions to protect our proprietary rights. We have filed a provisional patent application relating to our XTS operating system. There can be no assurance that we will be successful in obtaining patent protection for any of our intellectual property or that third parties will not challenge them. In addition, there can be no assurance that others will not independently develop similar or competing technology or design around any patents that may be issued.

        We believe that we have a number of trade secrets that contribute to our success and competitive position, and we endeavor to protect the secrecy of this proprietary information. While we believe that retaining continuing protection of our trade secrets and confidential information is important, we are not materially dependent on any specific trade secret or group of trade secrets.

Clients

        We have a broad base of defense, intelligence, and civilian federal government agency customers. We have served many of our clients for over 10 years, and some for more than 30 years. For the year ended December 31, 2002, on a pro forma basis, we derived approximately 62% of our revenues from civilian agency clients, approximately 28% of revenues from our Department of Defense clients, and approximately 8% of our revenues from our intelligence agency clients. For the same period, after excluding revenues derived from our INS/FOS and NASA CSOC contracts, on a pro forma basis, we derived approximately 47% of our revenues from civilian agency clients, approximately 39% of revenues from our Department of Defense clients, and approximately 11% of our revenues from our intelligence agency clients. Our clients for the year ended December 31, 2002 included:

Department of Defense
        • Department of the Air Force
        • Department of the Army
        • Department of the Navy
        • Office of the Joint Chiefs of Staff
        • Office of the Secretary of Defense
        • Defense Logistics Agency
        • Defense Information Systems Agency
        • Defense Finance and Accounting Service

U.S. intelligence agencies	Civilian agencies
        • Department of Justice
            • Federal Bureau of Investigation
            • Executive Office of U.S. Attorneys
            • Antitrust Division
            • Criminal Division
            • U.S. Marshals Service
            • Immigration and Naturalization Service
            • Justice Management Division
        • Department of the Treasury
            • Internal Revenue Service
            • U.S. Customs Service
            • United States Mint
        • Department of State
        • General Services Administration
            • Federal Technology Service
        • United States Postal Service
        • National Aeronautics and
Space Administration

         In 2002, we had two contracts that accounted for more than 10% of our pro forma revenues. On a pro forma basis our INS/FOS contract, which ended on November 30, 2002, accounted for approximately 16% of our revenues for the year ended December 31, 2002. On a pro forma basis, our work for our NASA CSOC contract represented approximately 13% of our revenues for the year ended December 31, 2002. Our NASA CSOC contract work was performed through a subcontract relationship with Lockheed Martin Corporation that will end in December 2003. Other than work for our NASA CSOC contract, we do not expect that any contract or program will account for more than 10% of our revenues for the year ended December 31, 2003.

Backlog

        We define total backlog as the estimate of the sum of:

  •
  the amount of revenue we expect to realize (i) over the remaining base contract performance period and (ii) from the exercise of option periods that we reasonably believe will be exercised, from signed contracts in hand as of the measurement date; and

  •
  the amount of revenue we expect to realize (i) over the remaining task order performance period and (ii) from the renewal of these task orders that we reasonably believe will be renewed, for a period not to exceed the ensuing five fiscal year ends, from signed task orders in hand as of the measurement date.

        We do not include in total backlog:

  •
  the expected amount of revenue that would be realized if, and when, we were successful in the re-compete of signed contracts in hand as of the measurement date;

  •
  the expected amount of revenue that would be realized from future unidentified growth on signed contracts and task orders in hand as of the measurement date; and

  •
  the expected amount of revenue to be realized from any information security solutions sales.

        Our total backlog was approximately $792 million and approximately $855 million for the years ended December 31, 2002 and December 31, 2001, respectively. Excluding our INS/FOS and NASA CSOC contracts from our total backlog, our total backlog was approximately $744 million and approximately $712 million for the years ended December 31, 2002 and December 31, 2001, respectively.

        We define funded backlog as the portion of our backlog for which funding currently is appropriated and obligated to us under a signed contract or task order by the purchasing agency, or otherwise authorized for payment to us by a customer upon completion of a specified portion of work, less the amount of revenue we have previously recognized under the contract. Our funded backlog does not include the full potential value of our contracts, because Congress often appropriates funds to be used by an agency for a particular program or contract on a yearly or quarterly basis, even through the contract may call for performance over a number of years.

        Our funded backlog was approximately $109 million and approximately $197 million for the years ended December 31, 2002 and December 31, 2001, respectively. Excluding our INS/FOS and NASA CSOC contracts from funded backlog, our funded backlog was approximately $97 million and approximately $123 million for the years ended December 31, 2002 and December 31, 2001, respectively.

    Business Development

        Our business development organization, in cooperation with several of our other organizations, has designed systems and processes to successfully market, develop, and acquire contracts within the government sector. These systems and processes include the development and management of company-wide new business opportunity pipeline reports, the bid and proposal process, monthly agency and program account opportunity reviews, sales training, research, and competitive analyses.

        Our business development professionals are highly experienced in marketing to government clients and have extensive knowledge of both the services and solutions we offer, as well as the particular client's organization, mission culture, and technology initiatives. These professionals also possess a working knowledge of the rules governing the marketing limitations that are specific to the government arena. This includes knowledge of government funding systems, conflict of interest restrictions, procurement integrity limitations, and other pertinent procedural requirements designed to establish a competitive playing field and to ensure the appropriate use of public funds. In fulfilling its mission, the business development organization cooperates closely with the various operations groups, the Chief Technology Officer's organization, and other support organizations.

        Our business development organization is responsible for managing the contract bidding process. For each new contract we bid for, members of our senior management team, along with the business development organization, go through the following three-step process:

  •
  opportunity identification;

  •
  target capture plan; and

  •
  proposal cycle.

        In the opportunity identification stage, we assess the value of and our likelihood of success in competing for a specific contract opportunity and consider, among other factors, our relationship with the specific agency, the strength of our services offering in relation to the contract requirements, potential competitors, and vulnerabilities of any existing contractor serving the client. In the target capture plan stage, we formalize an offer plan and assemble a program team to perform detailed competitive and investment return analyses. In the offer cycle stage, we conduct our formal bid proposal activities. For a description of the types of contracts we hold, see "Government Contracting and Regulatory Process—Types of Contracts."

Competition

        Our key competitors include divisions of large federal and informational technology services contractors such as Computer Sciences Corporation, Electronic Data Systems Corporation, Lockheed Martin Corporation, Northrop Grumman Corporation, and Science Applications International Corporation, as well as a number of smaller federal contractors with specialized capabilities, such as CACI International Inc, ManTech International Corporation, PEC Solutions, Inc., SRA International, Inc., and Veridian Corporation. Because of the diverse requirements of our U.S. government clients and the highly competitive nature of large procurement awards, companies frequently form teams to pursue contract opportunities. The same companies listed as our competitors will, at times, team with us in the pursuit of new business. We believe that the major competitive factors that affect our ability to compete are:

  •
  technical competencies;

  •
  knowledge of the client and their specific needs;

  •
  the reputation and results of past performance on similar engagements;

  •
  size;

  •
  key management and technical personnel;

  •
  number and level of security clearances; and

  •
  price.

        Although we believe that we compare favorably with our competitors based on these factors, we may not maintain our competitive position against current or potential competitors.

Employees

        Our ability to attract, train, and retain top quality employees is important to us. As of December 31, 2002, we had approximately 1,700 employees, located in 23 states, Washington, D.C., and seven foreign countries. The depth and breadth of the security clearances held by our employees is instrumental in allowing us to compete for and work on classified projects. We currently have 1,166 cleared personnel, of which 206 possess Intel Collateral-level clearances (including 128 with polygraph-level clearances), 517 possess top secret-level clearances, and 443 possess secret and confidential-level clearances. In addition, we had approximately 165 additional clearances pending as of February 28, 2003, which would provide an initial clearance for approximately 120 of our personnel and upgrade existing clearance levels for approximately 45 others. We endeavor to be an employer of choice in the government information technology industry, and we intend to improve our recruitment and retention efforts through the use of stock options and other incentive plans. None of our employees are represented by a labor union or subject to a collective bargaining agreement. We believe that our relations with our employees are good.

Facilities

        Our executive offices and principal operations are located at 2525 Network Place in Herndon, Virginia. We occupy approximately 290,000 square feet of leased space in Virginia, Massachusetts, Maryland, Alabama, Colorado, Washington, D.C., Hawaii, Ohio, and Illinois. We also occupy government-provided facilities in a variety of locations to support ongoing contracts, and we maintain three Special Compartmentalized Information Facilities. Our Tewksbury, Massachusetts facility houses our TEMPEST and Zone activities and holds certification under the International Organization for Standards 9002, which is an international quality standard for sales, production, installation and distribution. We do not own any real estate and maintain flexibility in facility occupancy through termination options concurrent with contract terms in many of our leases. We believe that our facilities are adequate to meet our current needs, and that additional facilities will be available as we expand in the future.

Legal Proceedings

        From time to time, we are involved in various legal proceedings concerning matters arising in the ordinary course of business. We believe that any ultimate liability arising out of these proceedings will not have a material adverse effect on our financial position or results of operations.

GOVERNMENT CONTRACTING AND REGULATORY PROCESS

        The federal government contracting process differs in many ways from commercial contracting, and involves a high degree of government regulation and oversight.

Contracting Processes

        The Competition in Contracting Act of 1984 requires agencies to attain "full and open competition" in selecting companies to perform their contracts. If a U.S. government agency has a requirement for goods or services, it announces its requirements in the Commerce Business Daily or on an electronic bulletin board. Interested contractors submit information indicating their desire to perform the required services. The agency then solicits competitive proposals or bids from qualified contractors by providing them with a formal request for a proposal, or RFP, for negotiated procurements, or an invitation for bids, or IFB, for sealed bid procurements. The RFP or IFB describes the desired goods or services and terms and conditions that will form the final agency contract. In negotiated procurements, the RFP includes the evaluation criteria the agency will use to determine which contractor will be selected for the contract. Offerors then submit proposals in response to the RFP, and the agency evaluates all the proposals, asks for clarifications, and engages in discussions with offerors if necessary. Agencies are encouraged to award negotiated contracts on a "best value" basis. This means that the contractor selected for the award should, in the agency's judgment, provide the greatest overall benefit in response to the requirement, including technical merit, cost, and relevant past performance considerations. This process can sometimes take a year or more.

        In some cases, full and open competition is not required. Depending upon the circumstances, contracts can be awarded to us or other contractors on a "sole-source" basis. This can occur when the agency's need for the services is of such an unusual and compelling urgency that the U.S. would be seriously injured unless the agency is permitted to limit the number of sources from which it solicits bids or proposals. A contract can also be awarded to a contractor on a sole-source basis when the services needed by the agency are available from only one responsible source or only from a limited number of responsible sources and no other type of services will satisfy the needs of the agency. From time to time, we are awarded contracts on a sole-source basis.

        In recent years, several statutory and regulatory changes have significantly altered government procurement practices, increasing the number of procurement "vehicles" available to U.S. government clients to satisfy their requirements. U.S. government agencies are now more likely to use flexible contract vehicles that permit a number of firms to compete for specific orders. The GSA Multiple Award Schedule Program, or MAS, is an example of a flexible contract vehicle employed by the U.S. government. The GSA contracts with multiple vendors provide for the sale of commercial off-the-shelf information technology products and services, at predetermined prices, to authorized buyers. Those contracts involve services that are provided at fixed labor rates and individual agencies may place orders, receive services, and make payments directly to contractors under the GSA MAS contracts. Before placing an order, ordering offices are required to consider reasonably available information about the services offered under GSA MAS contracts by using "GSA Advantage!," an online ordering system that allows agencies to search through all GSA sources of supply and select the item that meets their requirements, or by reviewing catalogs and pricelists of at least three schedule contractors. In addition, the Department of Defense recently amended its procurement regulations to require contracting officers to provide fair notice of the intent to make a purchase exceeding $100,000 under a multiple award schedule to all contractors offering the required services under the multiple award contract in question and to afford all contractors responding to such notice a fair opportunity to submit an offer and have that offer fairly considered.

        In addition to the MAS Program, we also hold other multiple award contracts with individual agencies called IDIQ contracts. IDIQ contracts, also known as task order contracts, are essentially umbrella contracts that set forth the basic terms and conditions under which the agency may order goods and services from one, and in some cases, more than one, contractor. Typically, these contracts will also specify the labor or skill categories that the government agency believes are necessary to perform the necessary contract work and may also specify the labor rates applicable for each contract labor and/or skill category. Federal law establishes a preference for multiple award IDIQ contracts. IDIQ contracts do not obligate the U.S. government to purchase goods or services above the minimum levels set forth in the contract. When task orders are issued under multiple award IDIQ contracts, each awardee should be given a fair opportunity to be considered for the task order. The agency desiring contract services will conduct a limited best value competition among the interested awardees, resulting in the issuance of a task order to a single contractor.

        A task order calls for a specific set of services to be delivered by the contractor to a particular client agency. In our experience, the key factors in bidding successfully for these task orders are technical merit, cost, relevant past performance considerations, and client trust. It has also been our experience that after winning a task order and providing the requested services, we will often receive successive task orders from the same agency for follow-on services as long as our client is satisfied with our work. From time to time we are also party to government-wide acquisitions contracts, which are IDIQ contracts that permit the aggregation of the requirements of multiple agencies in a single contract. This type of contract is intended to encourage contractors to offer the best possible prices and to reduce the costs associated with multiple acquisitions.

Types of Contracts

        We hold essentially three basic different types of government contracts, each of which involves a different payment methodology and degree of risk of the cost of performance. These basic types of contracts are typically referred to as time-and-materials contracts, fixed-price contracts, and cost-plus contracts. Each of these basic contract types is described below.

    Time-and-Materials Contracts.

        Under a time-and-materials contract, our compensation is based on a fixed hourly rate established for specified labor or skill categories. We are paid at the established hourly rates for the hours we expend performing the work specified in the contract. Labor costs, overhead, general and administrative costs and profit are included in the fixed hourly rate. Materials, subcontractors, travel, and other direct costs are reimbursed at actual costs plus an amount for material handling. We make critical pricing assumptions and decisions when developing and proposing time-and-materials labor rates. We risk incurring a loss of profitability if our actual costs exceed the costs incorporated into the fixed hourly labor rate. One variation of a standard time-and-materials contract is a time-and-materials, award fee contract. Under this type of contract, a positive or negative incentive can be earned based on achievement against specific performance metrics, such as network availability. Historically, these types of contract incentives have not had a significant impact on our revenues.

    Fixed-Price Contracts.

        In a fixed-price contract, we must complete the work to receive the price, which is fixed and is not affected by the cost of performance. Thus, if our costs are greater than the price, we will suffer a loss and if our price is greater than the costs, we will realize a profit. Because we agree to accept the cost risk for the contract, there is greater risk involved with performing the contract, but there is also the possibility of receiving higher profit margins than those recognized on cost-plus and time-and-materials contracts, if work is performed or solutions are developed more efficiently than anticipated.

        One variation of a fixed-price contract is a fixed-unit-price contract, which we utilize primarily in our managed network services business. Customers can bundle a number of different combinations of services, such as hardware and software into a single price per month per user. For example, we provide one of our Department of Defense client's approximately 1,900 network users with network management services, network administration services and helpdesk services. We charge this client a fixed-unit-price per month for each user. We often commit to certain service-level agreements as part of these contracts where we must achieve certain pre-defined performance levels. If we are able to exceed these performance levels, we are able to earn additional performance-based compensation. Alternatively, if we do not meet these performance levels, we may be penalized by our customers and may be required to return a portion of our fixed-unit fee to our customers for the period during which we do not reach the performance levels. Historically, these types of contract incentives have not had a significant impact on our revenues.

    Cost-Plus Contracts.

        Cost-plus contracts provide for reimbursement of costs to the extent that such costs are reasonable, allowable, and allocable to the contract and for the payment of a "fee," which essentially represents the profit margin negotiated between the contractor and the contracting agency. There are three basic types of cost-plus contracts. Cost-plus incentive fee contracts provide for an initially negotiated fee that is adjusted based on a formula that provides, within limits, for increases or decreases based on the relationship of total allowable costs to target costs. Cost-plus award fee contracts provide for a fee consisting of a base amount fixed at inception and an award amount which varies based on the Government's evaluation of contractor performance. Cost-plus fixed fee contracts provide for a negotiated fee that is fixed at inception and does not vary with actual costs.

        Contracts may require completion of defined tasks or performance of a specific number of hours of service. Our total cost incurred on our cost-plus contracts cannot exceed the funded cost ceiling set forth in the contract without the approval of the agency. If a contracted task has not been completed or the specific number of hours of service have not been performed at the time the authorized cost is expended, we may be required to complete the work and be reimbursed for the additional costs with no increase in fee or the fee may be reduced proportionately to the number of hours actually provided. Even though cost-plus contracts are generally thought to involve a relatively low degree of risk, we try to carefully manage our cost-plus contracts to ensure that they are performed within the estimated cost and that the required work is completed and/or the minimum hours are provided.

        The following table sets forth the percentage our revenues derived from each type of contract for the three prior years.

	2000	2001	2002
	Predecessor		Pro Forma
Time-and-materials contracts	44.4%	47.5%	50.8%
Fixed-price contracts	46.7	43.1	39.4
Cost-plus contracts	8.9	9.4	9.8

        Excluding revenues from our INS/FOS and NASA CSOC contracts, our contract mix as a percentage of total pro forma revenues for the year ended December 31, 2002 would have been approximately 48.8% time-and materials, approximately 37.3% fixed-price, and approximately 13.9% cost-plus. Approximately 71.0% of fixed-price contract revenues in 2002 were derived from fixed-unit-price managed network services contracts.

Laws and Regulations Affecting Our Business

        U.S. government contracts are subject to a number of federal statutes and regulations, including the Federal Acquisition Regulation, or FAR, and agency supplements to the FAR. The FAR contains several regulations that affect us significantly.

        The Anti-Deficiency Act prohibits U.S. government employees from committing government funds by contract or otherwise, in excess or in advance of appropriations, unless authorized by a specific statute. Thus, work on our contracts may be limited by the availability of funds. Because Congress usually appropriates funds on a fiscal year basis, many of our contracts are incrementally funded by the agency as Congress makes appropriations for future fiscal years. In addition, the U.S. government uses FAR clauses, such as the Limitation of Cost and Limitation of Funds clauses, prescribed by FAR Subpart 32.7, to limit its liability arising from its employees involving the U.S. government in expenditures or liabilities beyond those authorized by contract. In many cases, contracts are awarded for only one year, with a number of (often four) successive option years.

        Disappointed bidders and firms excluded from competition for U.S. government contracts and task orders can avail themselves of FAR and General Accounting Office bid protest remedies by submitting an objection to the contracting officer or General Accounting Office within specified time limits. The U.S. Court of Federal Claims also has bid protest jurisdiction. Contract performance can be suspended while a protest is pending and the contract can be terminated if found to have been improperly awarded.

        Larger contracts may also be subject to the Truth in Negotiations Act and Cost Accounting Standards. The Truth in Negotiations Act requires us to provide current, accurate, and complete cost or pricing data in connection with the negotiation of a contract, modification, or task order that is not subject to full and open competition. Cost Accounting Standards require consistency of accounting practices over time and compliance with specific cost accounting criteria. FAR Part 31, "Contract Cost Principles, and Procedures," sets forth the rules regarding the allowability and allocability of costs incurred in connection with cost-plus U.S. government contracts. Similarly, GSA MAS contracts contain a price adjustment clause that allows the GSA to demand a refund, make a forward price adjustment, or terminate a contract for default if a contractor provided inaccurate or incomplete data to the GSA during the contract negotiation process.

        The FAR Changes Clause, prescribed by FAR Subpart 43.2, permits a contracting officer to make unilateral changes within the general scope of a contract at any time, by written order, in a number of contract areas. If a change under this clause causes an increase or decrease in the estimated cost of, or the time required for, performance of any part of the work under a changed contract, or otherwise affects any other terms and conditions of this contract, the contracting officer must make an equitable adjustment in the contract price or estimated cost, the delivery or completion schedule, the amount of any fixed fee, and other affected terms of the contract. In the event that the contractor and the government fail to agree upon such an adjustment, the contractor is obligated to perform the contract as changed pending resolution of the dispute.

        The U.S. government tries to avoid awarding contracts to companies that may have an organizational conflict of interest, or OCI. FAR Subpart 9.5 describes the situations that may result in an OCI and provides guidance to contracting officers in order to avoid and/or mitigate an actual or potential OCI. An OCI involves a situation that arises or might arise because the nature of the work to be performed by a contractor may, absent some restriction on future activities, result in an unfair competitive advantage to the contractor, impair the contractor's objectivity in performing the contract work, or make the contractor potentially unable to render impartial assistance or advice to the U.S. government. The contracting officer is responsible for resolving any significant potential OCIs before a contract award is made. We have a company-wide policy regarding acceptance of and compliance with contractual OCI provisions and a database in which OCI restrictions are logged. These types of restrictions may restrict our ability to obtain additional work related to certain tasks that we currently perform or performed in the past.

        To the extent that we fail to comply with procurement requirements, the U.S. government may demand an adjustment in contract prices or costs. In addition, changes in cost accounting practices are subject to a required procedure for determining the cost impact of the change. The U.S. government is protected from paying increased costs resulting from a contractor's accounting changes.

        Our books and records are subject to audit by the DCAA and other audit agencies, to ensure that the costs and hourly rates for which we invoice the U.S. government under cost-plus and time-and-materials contracts are in compliance with the Cost Accounting Principles, Cost Accounting Standards, and FAR Cost Principles and Procedures and are otherwise in compliance with contract requirements. These audits can result in adjustments to contract costs and fees, as well as penalties and interest costs. The U.S. government retains a portion of the fee earned by us under cost-plus contracts until contract completion and audit by the DCAA or other audit agencies. Our incurred cost submissions have been audited by the DCAA through December 31, 2000. Costs for which we were reimbursed after January 1, 2001 may be subsequently disallowed upon the completion of the audit. In the opinion of management, the audits for fiscal years 2001 through 2002 will not result in adjustments that would have a material adverse effect on our financial position or results of operations, however, future material adjustments are possible. In addition, our GSA MAS work is subject to audit by the GSA Inspector General to ensure that we are in compliance with the provisions in our GSA MAS contracts. In particular, the price reductions clause in a GSA MAS contract identifies certain events that may trigger a price reduction, including revisions to price lists or other documents upon which the contract award was predicated, the granting of more favorable discounts or terms and conditions than those contained in the contract award, or the granting of special discounts to certain clients.

MANAGEMENT

Executive Officers and Directors

        Our executive officers and directors, and their respective ages and positions, are set forth below.

Name	Age	Position
Ken S. Bajaj	61	Chairman, Chief Executive Officer and President
Jack Pearlstein	39	Chief Financial Officer, Treasurer and Secretary
Steven L. Hanau	58	Senior Vice President
Michael C. Sanders	47	Senior Vice President and Chief Operating Officer, Civilian Operations of DGS
James L. Destival	58	Senior Vice President and Chief Operating Officer, Department of Defense Operations of DGS
Bruce V. Rauner	46	Director
Philip A. Canfield	35	Director
Craig A. Bondy	29	Director
The Hon. Richard N. Perle	61	Director
Edward C. Meyer	74	Director
Alan G. Merten	61	Director
Stuart J. Yarbrough	52	Director

        Mr. Bajaj has served as the Chairman of our board of directors and as our Chief Executive Officer and President since our inception in September 2001. Mr. Bajaj also serves as the Chief Executive Officer and the Chairman of the board of managers of DGS. From September 2000 until June 2001, Mr. Bajaj served as Executive Vice President and Group President of Commerce One, Inc.'s Global Services division, which he joined in September 2000 when Commerce One, Inc. acquired AppNet, Inc. From November 1997 until September 2000, Mr. Bajaj was Chairman, President and Chief Executive Officer of AppNet, Inc. From March 1997 until November 1997, Mr. Bajaj was Vice Chairman of Wang Laboratories, Inc., which he joined in 1996 when Wang Laboratories, Inc. acquired I-NET, Inc., where Mr. Bajaj served as President from 1988 until 1996 prior to I-NET, Inc., Mr. Bajaj was a senior executive at Electronic Data Systems Corporation and Perot Systems Corporation. Mr. Bajaj has an M.S. in Electrical Engineering from the University of Toronto and a Ph.D. in Systems Science from Michigan State University.

        Mr. Pearlstein has served as our Chief Financial Officer, Treasurer and Secretary since our inception in September 2001. Mr. Pearlstein also serves as a Senior Vice President and the Assistant Secretary of DGS. From September 2000 until July 2001, Mr. Pearlstein served as Chief Financial Officer of Commerce One, Inc.'s Global Services division, which he joined in September 2000 when Commerce One, Inc. acquired AppNet, Inc. From July 1998 until September 2000, Mr. Pearlstein was AppNet's Senior Vice President and from May 1999 until September 2000, Mr. Pearlstein was AppNet's Chief Financial Officer and Treasurer. From November 1996 until July 1998, Mr. Pearlstein was a Managing Director and Principal of Foxhall Capital, LLC. Mr. Pearlstein has a B.S. in Accounting from New York University and an M.B.A. in Finance from the George Washington University.

        Mr. Hanau has served as our Senior Vice President since January 2003. Mr. Hanau also serves as the President of DGS. From January 2002 until January 2003, Mr. Hanau was a consultant to us. From September 2000 until December 2001, Mr. Hanau served as Senior Vice President of Marketplace Services for Commerce One, Inc., which he joined in September 2000 when Commerce One, Inc. acquired AppNet, Inc. From April 2000 until September 2000, he served as AppNet's Senior Vice President of Managed Application and Outsourcing Services. From September 1996 until April 2000, Mr. Hanau served as President, Enterprise Managed Services for Wang Global and Getronics NV, which he joined in 1996 when Wang Laboratories, Inc. acquired I-NET, Inc. Mr. Hanau holds a B.S. in

Engineering from the United States Military Academy, an M.B.A. from Long Island University and a Masters degree in Operations Research from Stanford University.

        Mr. Sanders has served as Senior Vice President and Chief Operating Officer, Civilian Operations of DGS since August 1999. From July 1996 until August 1999, Mr. Sanders served as Senior Vice President and General Manager of Wang Laboratories, Inc., which he joined in 1996 when Wang Laboratories acquired I-NET, Inc., where Mr. Sanders served as Group President since July 1995 and as Program Director/Manager from November 1990 until July 1995. Mr. Sanders holds a B.A. in Sociology from The College of William and Mary and an M.B.A. in executive management from George Mason University.

        Mr. Destival has served as Senior Vice President and Chief Operating Officer, Department of Defense Operations of DGS since April 2000. From October 1996 until April 2000, Mr. Destival served as Senior Vice President and General Manager of Wang Government Solutions, which he joined in 1996, when Wang Laboratories, Inc. acquired I-NET, Inc., where Mr. Destival served as Senior Vice President of Network Applications from 1988 until 1996. Mr. Destival holds a B.S. in Statistics and Industrial Administration from Iowa State University and an M.S. in Management from the University of Arkansas.

        Mr. Rauner has served as our director since our inception in September 2001. Mr. Rauner is a managing principal of GTCR Golder Rauner, L.L.C. and has been a principal of GTCR since 1981. Mr. Rauner has a B.A. in Economics from Dartmouth College and an M.B.A. from Harvard University. Mr. Rauner also serves as director of several other private companies in GTCR's portfolio.

        Mr. Canfield has served as our director since our inception in September 2001. He has been a principal at GTCR Golder Rauner, L.L.C. since 1997. Mr. Canfield has a B.S. in finance from the Honors Business Program at the University of Texas at Austin and an M.B.A. from the University of Chicago. Mr. Canfield also serves as a director of several other private companies in GTCR's portfolio.

        Mr. Bondy has served as our director since September 2002. He is a Vice President of GTCR Golder Rauner, LLC, which he joined in July 2000. He previously worked in the investment banking department of Credit Suisse First Boston from 1995 until 1998 when he entered Stanford University. He received a B.B.A. in Finance from the Honors Business Program at the University of Texas at Austin and an M.B.A. from Stanford University. Mr. Bondy also serves on the board of directors of several other private companies in GTCR's portfolio.

        Mr. Perle has served as our director since January 2003. Mr. Perle consults widely on questions of defense and foreign policy. Mr. Perle has served as Resident Fellow of the American Enterprise Institute for Public Policy Research since 1987. From 1981 to 1987, Mr. Perle served as the United States Assistant Secretary of Defense for International Security Policy at the United States Department of Defense. Mr. Perle holds an A.B. in international relations from the University of Southern California and an M.A. in politics from Princeton University. Mr. Perle is Co-Chairman of Hollinger Digital, Inc. and also serves on the board of directors of Vital Spring Technologies, NAPRO Biotherapeutics, Inc., the Morgan Crucible Company plc and, Autonomy Inc.

        General Meyer has served as our director since January 2003. General Meyer has served as a managing partner of Cilluffo Associates, L.P. since July 1986. From September 1996 until September 2001, General Meyer served as the Chairman of the board of directors of Mitretek Systems. General Meyer holds a B.S. in engineering from the United States Military Academy and an M.S. in international affairs from George Washington University. His distinguished military career culminated with his membership on the Joint Chiefs of Staff prior to his 1983 retirement from the United States Army. General Meyer also serves as Chairman of the board of trustees of the George C. Marshall Foundation and Chairman Emeritus of Mitretek Systems.

        Dr. Merten has served as our director since March 2003. Dr. Merten has served as President of George Mason University since July 1996. Dr. Merten holds a B.S. in mathematics from the University of Wisconsin, an M.S. in computer science from Stanford University and a Ph.D. in computer science from the University of Wisconsin. Dr. Merten also serves as a director of Comshare, Inc. and as a trustee of Citigroup Mutual Funds.

        Mr. Yarbrough has served as our director since March 2003. Mr. Yarbrough has served as Managing Director of CrossHill Financial Group since April 1994. From 1985 until 1994, Mr. Yarbrough served as Managing Partner of the Washington, DC office of BDO Seidman. Mr. Yarbrough holds a B.A. in Management Science—Accounting from Duke University.

Board of Directors

        Our board of directors consists of 8 members. Our board of directors is elected annually, and each director holds office for a one-year term. Each officer serves at the discretion of the board of directors. There are no family relationships between any of our directors or officers.

Board Committees

        Upon the completion of this offering, our board of directors will have a compensation committee, an audit committee and a nominating committee. The members of our compensation committee will be Messrs. Canfield, Bajaj, and Perle. Our compensation committee will review and make recommendations to our board regarding compensation for our executive officers. The compensation committee will also administer our stock option plans. The members of our audit committee will be Messrs. Yarbrough, Merten, and Meyer. Among other functions, our audit committee will review and monitor our financial statements and accounting practices, make recommendations to our board regarding the selection of independent auditors, retain our independent auditors and review the results and scope of the audit and other services provided by these independent auditors. The initial members of our nominating committee will be Ken S. Bajaj and Philip A. Canfield. The role of the nominating committee will be to consider future nominations for Board Membership. On March 28, 2003, we entered into an agreement with GTCR that provides that GTCR will retain membership on the compensation and nominating committees for so long as GTCR owns at least 37.5% of the common stock it owns immediately after this offering.

Compensation Committee Interlocks and Insider Participation

        None of the people who will be members of our compensation committee upon completion of this offering are, nor have ever been at any time since our incorporation, one of our officers or employees. None of the people who will be members of our compensation committee upon completion of this offering serve as a member of the board of directors or compensation committee of any entity that has one or more of our executive officers serving as a member of its board of directors or compensation committee.

        Upon completion of this offering, Mr. Canfield, a principal of GTCR, will be a member of our compensation committee. GTCR and DigitalNet are parties to a professional services agreement, dated as of September 7, 2001, which entitles GTCR to receive an annual fee of $200,000 until March 7, 2002, and $300,000 thereafter, paid in equal monthly installments, in exchange for financial and management consulting services. As of December 31, 2002, we have accrued, but not paid, $350,000. This agreement also entitles GTCR to receive an investment fee equal to 1% of the purchase price of the common stock and Class A Preferred Stock it purchases from DigitalNet. We paid GTCR investment fees of approximately $10,000 and $613,000 in 2001 and 2002, respectively, under this agreement. The GTCR professional services agreement will terminate upon the consummation of this offering.

Director Compensation

        Our board of directors determines the amount of any fees, whether payable in cash, shares of common stock or options to purchase common stock, and expense reimbursements that directors receive for attending meetings of the board of directors or committees of the board. We pay each non-employee director $1,500 for each board meeting and each committee meeting they attend and we reimburse each director for reasonable out-of-pocket expenses related to attending such meetings.

        We have not granted options to our directors in the past.

        We have agreed to grant 20,000 options at the effective time of this offering to Messrs. Meyer, Perle, Merten and Yarbrough with an exercise price equal to 85% of the initial public offering price, of which 25% will be vested on the date of grant with the balance vesting ratably over 36 months.

        We intend to grant each non-employee director an additional 10,000 options each calendar year with an exercise price equal to the fair market value of our common stock on the grant date.

Executive Compensation

        The following table sets forth the total compensation paid to our Chief Executive Officer and Chairman and each of the four other most highly-compensated executive officers who served in 2002 and whose annual salary and bonus exceeded $100,000 for services rendered to us in all capacities during the year ended December 31, 2002.

Summary Compensation Table

	Annual Compensation
Name and Principal Position	Salary	Accrued Bonus	All Other Compensation
Ken S. Bajaj, Chairman, Chief Executive Officer and President(1)	$283,333	$—	$—
Jack Pearlstein, Chief Financial Officer, Treasurer and Secretary(2)	241,667	—	—
Michael C. Sanders, Senior Vice President and Chief Operating Officer, Civilian Operations of DGS(3)	211,605	102,563	6,078
James L. Destival, Senior Vice President and Chief Operating Officer, Department of Defense Operations of DGS(3)	195,000	80,964	6,057

(1)
As described under "Management—Employment Agreements—Ken S. Bajaj," at various times from September 7, 2001 through November 26, 2002, Mr. Bajaj purchased an aggregate of 1,875,923 shares of our common stock pursuant to the terms of his senior management agreement. As of December 31, 2002, Mr. Bajaj held 1,314,371 of these shares with an aggregate value of $19.7 million, assuming an initial public offering price of $15.00, the midpoint of the range shown on the cover of this prospectus.

(2)
As described under "Management—Employment Agreements—Jack Pearlstein," at various times from September 7, 2001 through November 26, 2002, Mr. Pearlstein purchased an aggregate of 468,979 shares of our common stock pursuant to the terms of his senior management agreement. As of December 31, 2002, Mr. Pearlstein held 385,216 of these shares with an aggregate value of

  $5.8 million, assuming an initial public offering price of $15.00, the midpoint of the range shown on the cover of this prospectus.

(3)
The salary for this officer reflects the mathematical addition of salary this officer earned from our predecessor for the period from January 1, 2002 through November 25, 2002 and the salary the officer earned from us for the period from November 26, 2002 through December 31, 2002. These officers also received stock appreciation rights from our predecessor's parent company, which expired prior to vesting on the date we acquired DGS. All other compensation for these officers includes the following amounts that these officers earned from our predecessor for the period from January 1, 2002 through November 25, 2002:

(A)
Contributions to our predecessor's 401k plan: Mr. Sanders—$4,963 and Mr. Destival—$5,346;

(B)
Contributions to our predecessor's supplemental executive retirement plan: Mr. Sanders—$839; and

(C)
The taxable portions of premiums on life insurance provided by our predecessor for the period from January 1, 2002 through November 25, 2002: Mr. Sanders—$276; and Mr. Destival—$711.

Option Grants

        As of December 31, 2002, we had granted no options to purchase our common stock to any of our executive officers.

Employment Agreements

    Ken S. Bajaj

        We entered into a senior management agreement with Mr. Bajaj dated September 7, 2001, containing provisions relating to stock ownership and employment terms.

        The senior management agreement provides for Mr. Bajaj to serve as Chairman, President and Chief Executive Officer of DigitalNet Holdings, Inc. and DigitalNet, Inc. until his resignation, disability or a decision by our board of directors to terminate his employment. Mr. Bajaj's annual base salary was set at $200,000 until March 7, 2002, and $300,000 thereafter, and he is eligible for a bonus of up to 50% of his annual base salary, as determined by our board of directors.

        If, during the one-year period following a sale of DigitalNet, Mr. Bajaj's employment is terminated without cause or he resigns with good reason, then Mr. Bajaj is entitled to receive a severance amount equal to his annual base salary, any unpaid bonus, and health and life insurance benefits through a one-year severance period.

        Mr. Bajaj's senior management agreement contains provisions requiring him to protect the confidentiality of our proprietary and confidential information. Mr. Bajaj also has agreed not to compete with us for a period of eighteen months after the end of his employment, unless Mr. Bajaj ceases to be employed by us due to a sale of DigitalNet, in which case the period is reduced to twelve months.

        Pursuant to his senior management agreement, Mr. Bajaj purchased 231,813 shares of our common stock designated as reserved stock and 326,497 shares of our common stock designated as carried stock, each at a price of $0.80 per share.

        Up to an additional 547,079 shares of reserved stock and 770,534 shares of carried stock were to be purchased by Mr. Bajaj at a price of $0.80 per share. These additional purchases were scheduled to be made from time to time concurrent with purchases of our common stock by GTCR after the date of the senior management agreement. On April 25, 2002, October 8, 2002 and November 26, 2002, Mr. Bajaj purchased an aggregate of 295,905, 96,029 and 925,679 additional shares of carried and reserved stock. Mr. Bajaj paid $446,956 in cash and executed notes in the aggregate amount of $1,053,784 for the shares he purchased in his initial and additional purchases. On March 28, 2003, we entered into an additional agreement with Mr. Bajaj that required him to repay the entire unpaid principal balance of these notes, together with any accrued but unpaid interest, immediately prior to the consummation of this offering.

        Both the reserved stock and the carried stock vest over time. Approximately 35% of the carried stock purchased by Mr. Bajaj vested as of September 7, 2001, the date his senior management agreement was executed, with the rest vesting ratably over three years. All of the carried stock will vest upon a sale of DigitalNet.

        Under Mr. Bajaj's senior management agreement, upon the completion of a public offering, 35% of the reserved stock will vest retroactively as of September 7, 2001, with the rest vesting ratably over three years starting on September 7, 2001. Assuming this offering was completed as of December 31, 2002, 336,943 shares of Mr. Bajaj's reserved stock would be vested as of that date. Under Mr. Bajaj's senior management agreement, the unvested portion of the reserved stock will vest upon:

  •
  a sale of DigitalNet; or

  •
  the failure of GTCR to own at least 50% of their original investment in our common stock.

        On January 24, 2003 and on March 28, 2003, we entered into additional agreements with Mr. Bajaj that provide for the automatic vesting of all shares of Mr. Bajaj's reserved and carried stock upon the completion of this offering. These agreements prohibit the sale of any shares of Mr. Bajaj's reserved and carried stock that vest pursuant to this agreement until the date when such shares of reserved and carried stock would have otherwise vested pursuant to Mr. Bajaj's senior management agreement. These shares remain subject to the transfer restrictions discussed below.

        In the event that Mr. Bajaj ceases to be employed by us, the unvested shares of Mr. Bajaj's carried stock will be subject to repurchase by us, or by GTCR if we do not exercise our repurchase right, at the lower of Mr. Bajaj's cost and fair market value. This right of repurchase terminates upon a sale of DigitalNet or the failure of GTCR to own at least 50% of its original investment in our common stock.

        From time to time we may issue or sell shares of our common stock to our employees. If we decide to make this type of issuance, we have the right to repurchase shares of reserved stock from Mr. Bajaj at Mr. Bajaj's cost to issue to our employees. As of December 31, 2002, we have repurchased 70,500 shares of reserved stock from Mr. Bajaj for employee issuances. Our right to repurchase reserved stock in connection with employee issuances expires upon the earlier of the completion of this offering and the failure of GTCR to own at least 50% of their original investment in our common stock. In addition, on November 25, 2002, GTCR purchased 164,555 reserved shares from Mr. Bajaj at Mr. Bajaj's cost.

        The senior management agreement prohibits the transfer of Mr. Bajaj's reserved stock and carried stock, other than transfers:

  •
  to us or GTCR pursuant to the repurchase right described above;

  •
  to family members, pursuant to laws of inheritance or to a guardian, in each case so long as the transferee agrees to be bound by the transfer restrictions;

  •
  of vested shares at any time that our common stock held by GTCR is sold pursuant to a registered public offering or a Rule 144 sale or transferred to the limited partners of GTCR, but only in proportion to the number of shares sold or transferred by GTCR; or

  •
  of vested shares at any time that our common stock held by GTCR is included on a resale registration statement, but only in proportion to the number of shares registered by GTCR.

        The transfer restrictions survive until the earliest of:

  •
  a sale of DigitalNet;

  •
  the failure of GTCR to own at least 50% of their original investment in our common stock; or

  •
  September 7, 2006.

        On September 25, 2002, we entered into a free transferability agreement with Mr. Bajaj that waives these restrictions with respect to the 295,905 shares of the reserved and carried stock purchased by Mr. Bajaj on April 25, 2002 to the extent he sells any of these shares prior to vesting. We have a right of first refusal whereby we can purchase any and all of these shares at the same price agreed to by Mr. Bajaj and the prospective purchaser. In the event Mr. Bajaj ceases to be employed by us, as to any sales of unvested stock made by Mr. Bajaj pursuant to this agreement, Mr. Bajaj has agreed to repay to us the greater of:

  •
  his profits on the sale, or

  •
  the difference between the fair market value of the shares on the date his employment ceases and his cost of the shares.

        In connection with the amendment of Mr. Bajaj's senior management agreement on March 28, 2003, we agreed that we would not amend Mr. Bajaj's senior management agreement without the consent of GTCR. GTCR's consent right terminates when it fails to own 37.5% of the amount of our common stock it owns after the consummation of this offering for all provisions of Mr. Bajaj's senior management agreement except for the section detailing the restrictions on transfers of shares, over which GTCR's consent right shall not terminate at any time it owns our shares. Pursuant to Mr. Bajaj's senior management agreement, we have agreed to use commercially reasonable efforts to promptly file a Form S-8/S-3 registration statement after the completion of this offering to register Mr. Bajaj's shares of our common stock for resale under the Securities Act of 1933. As set forth under "Underwriting", Mr. Bajaj has agreed that, for a period of 180 days from the date of this prospectus, he will not, without the prior written consent of Salomon Smith Barney Inc. and Banc of America Securities LLC, dispose of or hedge any shares of our common stock.

    Jack Pearlstein

        We entered into a senior management agreement with Mr. Pearlstein dated September 7, 2001, containing provisions relating to stock ownership and employment terms.

        The senior management agreement provides for Mr. Pearlstein to serve as Chief Financial Officer of DigitalNet Holdings, Inc. and DigitalNet, Inc. until his resignation, disability or a decision by our board of directors to terminate his employment. Mr. Pearlstein's annual base salary was set at $200,000 until March 7, 2002, and $250,000 thereafter, and he is eligible for a bonus of up to 50% of his annual base salary, as determined by our board of directors. If Mr. Pearlstein's employment is terminated without cause or he resigns with good reason after the earlier to occur of:

  •
  a sale of DigitalNet; or

  •
  an acquisition by us of a company meeting specified financial criteria,

then Mr. Pearlstein is entitled to receive a severance amount equal to his annual base salary, any unpaid bonus, and health and life insurance benefits through a one-year severance period.

        Pursuant to his senior management agreement, Mr. Pearlstein purchased 57,953 shares of our common stock designated as reserved stock and 81,624 shares of our common stock designated as carried stock, each at a price of $0.80 per share.

        Up to an additional 136,769 shares of reserved stock and 192,633 shares of carried stock were to be purchased by Mr. Pearlstein at a price of $0.80 per share. These additional purchases were scheduled to be made from time to time concurrent with purchases of our common stock by GTCR after the date of the senior management agreement. On April 25, 2002, October 8, 2002 and November 26, 2002, Mr. Pearlstein purchased an aggregate of 73,975, 24,007 and 231,420 additional shares of carried and reserved stock. Mr. Pearlstein paid $111,739 in cash and executed notes in the aggregate amount of $263,447 for the shares he purchased in his initial and additional purchases. On March     , 2003, we entered into an additional agreement with Mr. Pearlstein that requires him to repay the entire unpaid principal balance of these notes, together with any accrued but unpaid interest thereon, immediately prior to the consummation of this offering.

        Under Mr. Pearlstein's senior management agreement, Mr. Pearlstein's reserved stock and carried stock vest over time on the same schedule as Mr. Bajaj's reserved stock and carried stock. Under Mr. Pearlstein's senior management agreement, assuming this offering was completed as of December 31, 2002, 84,235 shares of Mr. Pearlstein's reserved stock would be vested as of that date.

        On January 24, 2003 and March 28, 2003, we entered into additional agreements with Mr. Pearlstein that provide for the automatic vesting of all shares of Mr. Pearlstein's reserved and carried stock upon the completion of this offering. These agreements prohibit the sale of any shares of Mr. Pearlstein's reserved and carried stock that vest pursuant to this agreement until the date when such shares of reserved and carried stock would have otherwise vested pursuant to Mr. Pearlstein's senior management agreement. These shares remain subject to the transfer restrictions discussed below.

        In connection with our employee stock issuances, we have the right to repurchase shares of reserved stock from Mr. Pearlstein at cost to issue to our employees. As of December 31, 2002, we repurchased 17,625 shares of reserved stock from Mr. Pearlstein for employee issuances. Our right to repurchase reserved stock in connection with employee issuances expires upon consummation of this offering. In addition, on November 25, 2002, GTCR purchased 41,138 reserved shares from Mr. Pearlstein at cost.

        Mr. Pearlstein's reserved and carried stock was initially subject to the same restrictions on transfer applicable to Mr. Bajaj's reserved and carried stock. On September 25, 2002, we entered into a free transferability agreement with Mr. Pearlstein that waives these restrictions with respect to the 73,975 shares of the reserved and carried stock purchased by Mr. Pearlstein on April 25, 2002 to the extent he sells any of these shares prior to vesting. We have a right of first refusal whereby we can purchase any and all of these shares at the same price agreed to by Mr. Pearlstein and the prospective purchaser. In the event Mr. Pearlstein ceases to be employed by us, as to any sales of unvested stock made by Mr. Pearlstein pursuant to this waiver, Mr. Pearlstein has agreed to repay to us the greater of:

  •
  his profits on the sale; or

  •
  the difference between the fair market value of the shares on the date his employment ceases and his cost of the shares.

        All other material terms and provisions of Mr. Pearlstein's senior management agreement are identical to Mr. Bajaj's senior management agreement. In connection with the amendment of Mr. Pearlstein's senior management agreement on March 28, 2003, we agreed that we would not amend Mr. Pearlstein's senior management agreement without the consent of GTCR. GTCR's consent right terminates when it fails to own 37.5% of the amount of our common stock it owns after the consummation of this offering for all provisions of Mr. Pearlstein's senior management agreement except for the section detailing the restrictions on transfers of shares, over which GTCR's consent right shall not terminate at any time it owns our shares.

        As set forth under "Underwriting", Mr. Pearlstein has agreed that, for a period of 180 days from the date of this prospectus, he will not, without the prior written consent of Salomon Smith Barney Inc. and Banc of America Securities LLC, dispose of or hedge any shares of our common stock.

    Steven Hanau

        We entered into a consulting agreement with Mr. Hanau dated January 10, 2002, containing provisions relating to stock ownership and consulting terms. On January 23, 2003, Mr. Hanau's consulting agreement was amended pursuant to which the consulting agreement became a senior management agreement and Mr. Hanau became the President of DGS and a Senior Vice President of DigitalNet until his resignation, disability or our decision to terminate his employment. Pursuant to Mr. Hanau's senior management agreement, his annual base salary is $250,000 and he is eligible for a bonus of up to 50% of his annual base salary, based on the achievement of objectives set by our President. The agreement also entitles Mr. Hanau to grants of options as approved by our board of directors, or a committee thereof, and to any benefits approved by our board of directors and made available to our senior management.

        Mr. Hanau's senior management agreement contains provisions requiring him to protect the confidentiality of our proprietary and confidential information. Mr. Hanau has also agreed not to compete with us for a period of two years after the end of his employment if Mr. Hanau resigns or if we terminate him for cause or for a period of one year, extendable at our option for an additional one-year period, if we terminate Mr. Hanau without cause.

        If we terminate Mr. Hanau's employment without cause or he resigns with good reason, then Mr. Hanau is entitled to receive a severance amount equal to his annual base salary and health and life insurance benefits through the noncompetition period and any declared bonuses that remain unpaid as of the end of Mr. Hanau's employment.

        Pursuant to Mr. Hanau's senior management agreement, he purchased 43,750 shares of our common stock at a price of $0.80 per share. Mr. Hanau paid for the par value of this stock in cash, with the remainder of the purchase price paid to us in the form of notes in the aggregate amount of $34,650. On March 28, 2003, we entered into an agreement with Mr. Hanau that requires him to repay the entire unpaid principal balance of these notes, together with any accrued but unpaid interest, immediately prior to the consummation of this offering.

        Under Mr. Hanau's senior management agreement, in the event that Mr. Hanau ceases to be employed by us, the shares of his common stock will be subject to repurchase by us, or by GTCR, Mr. Bajaj and Mr. Pearlstein if we do not exercise our repurchase right. If we repurchase Mr. Hanau's shares, some of the shares will be repurchased at fair market value and the remainder of shares will be repurchased at the original cost of the shares. Under Mr. Hanau's senior management agreement, the number of shares subject to repurchase at fair market value as of January 10, 2002 was 911. On March 28, 2003, we entered into an additional agreement with Mr. Hanau that provides, upon the completion of this offering, for

  •
  the vesting of all the shares purchased by Mr. Hanau under his senior management agreement, and

  •
  the termination of the repurchase right available to us, GTCR, Mr. Bajaj and Mr. Pearlstein in the event that Mr. Hanau ceases to be employed by us.

        Mr. Hanau's senior management agreement prohibits the transfer of Mr. Hanau's common stock, other than transfers:

  •
  to us or GTCR pursuant to the repurchase right described above;

  •
  to family members, pursuant to laws of inheritance or to a guardian, in each case so long as the transferee agrees to be bound by the transfer restrictions;

  •
  of vested shares at any time that our common stock held by GTCR is sold pursuant to a registered public offering or a Rule 144 sale or transferred to the limited partners of GTCR, but only in proportion to the number of shares sold or transferred by GTCR; or

  •
  of vested shares at any time that our common stock held by GTCR is included on a resale registration statement, but only in proportion to the number of shares registered by GTCR.

        The transfer restrictions survive until the earliest of:

  •
  a sale of DigitalNet;

  •
  the failure of GTCR to own at least 50% of their original investment in our common stock; or

  •
  January 10, 2007.

        Pursuant to Mr. Hanau's senior management agreement, we have agreed to use commercially reasonable efforts to promptly file a Form S-8/S-3 registration statement after the completion of this offering to register Mr. Hanau's shares of our common stock for resale. As set forth under "Underwriting", Mr. Hanau has agreed that, for a period of 180 days from the date of this prospectus, he will not, without the prior written consent of Salomon Smith Barney Inc. and Banc of America Securities LLC, dispose of or hedge any shares of our common stock. Pursuant to Mr. Hanau's senior management agreement any options to purchase our common stock held by Mr. Hanau will vest and become fully exercisable upon the sale of DigitalNet.

    Severance Plan

        Messrs. Destival and Sanders are entitled to severance benefits under a severance plan that became effective in January 2001. Under the plan's provisions, if we terminate any of these officers or if any of them resigns for good reason, during a period extending from 90 days before a change in control to up to two years after a change in control, he or she is entitled to receive a severance benefit equal to 18 months of his or her annual base salary, plus bonus, and up to 18 months of health continuation benefits.

    Short-term Incentive Plan

        Messrs. Destival and Sanders are eligible to receive incentive compensation for the year ended December 31, 2002 under a short-term incentive program plan for executive and senior management that became effective in January 2002. The amount of compensation that these officers will receive under this plan depends on the achievement of a number of company-wide and individual objectives as of December 31, 2002. The incentive compensation under this plan is payable in the first quarter of 2003.

Employee Benefit Plans

    Amended and Restated 2003 Stock Incentive Plan

        Overview.    Our board of directors adopted the Amended and Restated 2003 Stock Incentive Plan on March 28, 2003. The amended and restated plan was approved by the stockholders on March     , 2003. All references to the plan in this discussion are to the amended and restated plan. The purpose of the plan is to attract, retain and reward valuable personnel, give participants an additional incentive to contribute to our success, and align the economic interests of our employees, officers, directors and consultants with those of our stockholders.

        Types of Awards.    The plan permits a variety of equity-based awards, as follows:

  •
  stock options, including incentive stock options and non-qualified stock options;

  •
  automatic stock option grants to our non-employee directors, when they become directors, and annually while serving as directors;

  •
  stock appreciation rights and dividend equivalent rights;

  •
  performance units, performance shares and performance-based restricted stock;

  •
  other stock-based awards, including phantom stock; and

  •
  restricted stock.

        Eligibility.    Our employees, officers, directors and consultants, as well as those of our subsidiaries, are eligible to participate in the plan.

        Share Reserve/Limitations.    Under the plan, 373,416 shares of common stock are available for issuance in connection with options and awards. Our plan provides that on the first trading day of each year, the number of shares of common stock available for issuance under the plan shall automatically increase by an amount equal to 2% of the total number of shares of all classes of our common stock outstanding on the last trading day of the immediately preceding year. These annual increases are capped at the the point where they cause the total number of shares available for issuance under the plan (including shares issued pursuant to previous awards and shares subject to outstanding awards) to exceed 10% of the total number of shares of all classes of our common stock outstanding on the last trading day of the immediately preceding year. No more than 10% of the shares issuable under the plan may be issued for awards other than options and stock appreciation rights. Upon expiration of the period following a public offering that exempts compensation from the deduction limitations under Section 162(m) of the Internal Revenue Code, the following limitations will apply:

  •
  the maximum number of shares that may be the subject of options and awards granted to an eligible individual in any calendar year period may not exceed 100,000 shares; and

  •
  the maximum dollar amount of cash or the fair market value of shares that an eligible individual may receive in any calendar year in respect of performance units may not exceed $1,000,000.

        Shares allocated to options or awards that expire, cancel, terminate or are settled in cash will again be available for purposes of new grants under the plan.

        Administration.    The plan will be administered by our board of directors with respect to employees subject to Section 16 of the Securities Exchange Act of 1934 or who receive compensation subject to Section 162(m) of the Internal Revenue Code. A committee of our board of directors has the authority to suggest to the board, among other things:

  •
  the individuals to whom options or awards may be granted;

  •
  the type, size and the terms and conditions of options and awards; and

  •
  the terms for treatment of options and awards upon a termination of employment or upon a change in control.

        Pursuant to the plan, our board of directors has delegated to Mr. Bajaj authority to administer the plan with respect to employees not subject to Section 16 of the Securities Exchange Act of 1934 and who do not receive compensation subject to Section 162(m) of the Internal Revenue Code.

        Amendment and Termination.    Our board of directors may amend or terminate the plan at any time, as long as the amendment or termination does not negatively affect any options or awards that have been previously granted under the plan without the consent of the holder. If it is not terminated earlier by the board of directors, the plan will terminate on the day preceding the tenth anniversary of the date of its adoption by the board, January 23, 2013, and no option or award may be granted after that date.

        Without the approval of stockholders, no amendment may be made that would:

  •
  increase the aggregate number of shares that may be issued or the percentage that may be issued with respect to awards other than stock options and stock appreciation rights in connection with stock options;

  •
  change the definition of eligible individuals;

  •
  decrease the option price to less than 100% of fair market value on the date of grant;

  •
  reduce the option price of an outstanding stock option, either by lowering the exercise price or by canceling an outstanding stock option and granting a replacement stock option with a lower exercise price; or

  •
  extend the maximum option period under the plan.

        Effect of Change in Control.    In the event we experience a change in control, the committee may:

  •
  require participants to surrender their outstanding options or stock appreciation rights for a cash payment, or cancellation in the event the fair market value of the stock is less than the option price;

  •
  replace outstanding options or stock appreciation rights with other rights or property;

  •
  accelerate the vesting of all or a portion of the options, stock appreciation rights or performance awards;

  •
  cause the restrictions on all or a portion of shares of restricted stock or performance awards to lapse;

  •
  require that the successor or survivor corporation assume the options, stock appreciation rights, restricted stock or performance awards, or replace them with equivalent options or awards; or

  •
  adjust the terms and conditions of outstanding options and awards.

        The committee also may specify the effect of a change in control in a grant agreement related to a particular award.

        A change in control generally occurs, subject to some exceptions, upon:

  •
  the acquisition by any person or entity of 50% or more of our outstanding common stock;

  •
  a change in the composition of a majority of our board of directors;

  •
  a merger, acquisition or similar transaction resulting in ownership by our stockholders after the transaction of 50% or less of the new entity;

  •
  our dissolution or liquidation; or

  •
  a sale by us of all or substantially all of our assets.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GTCR Purchase Agreement

        We entered into an agreement with GTCR; the Bajaj Family Limited Partnership, the Reuben Bajaj Trust, and the J. Sunny Bajaj Trust, each a Bajaj purchaser; and the Pearlstein Family, LLC, dated as of September 7, 2001, which provided for the purchase by GTCR, the Bajaj purchasers and the Pearlstein Family, LLC of 1,250,000, 52,081, and 3,906 shares of our common stock, respectively, at a price of $0.80 per share. At that time, GTCR, the Bajaj purchasers and the Pearlstein Family, LLC also agreed to purchase up to an aggregate of 2,950,000, 122,918, and 9,219 additional shares of our common stock, respectively, at a price of $0.80 per share and an additional 92,640, 3,860, and 290 shares of our Class A Preferred Stock, respectively, at a price of $1,000 per share in the future on the terms described below. Under the agreement, GTCR may purchase these additional shares of our common stock and our Class A Preferred Stock at the request of our board of directors. Upon any such purchase by GTCR of our common stock or Class A Preferred Stock, the Bajaj purchasers, and the Pearlstein Family, LLC are required to purchase shares of common stock and Class A Preferred Stock in an amount necessary to maintain the same percentage ownership of our common stock, assuming conversion of all our Class A Preferred Stock, among GTCR, the Bajaj purchasers and the Pearlstein Family, LLC as existed after the initial purchase of our common stock under the agreement.

        Since September 7, 2001, GTCR, the Bajaj purchasers and the Pearlstein Family, LLC have purchased 4,200,000, 174,999, and 13,125 shares of our common stock, respectively, and 58,744, 2,448, and 184 shares of our Class A Preferred Stock, respectively, for aggregate purchase prices of approximately $62,268,555, $2,588,000, and $194,500, respectively.

        The purchase agreement with GTCR, the Bajaj purchasers, and the Pearlstein Family, LLC currently provides that as long as GTCR owns at least a majority of the Class A Preferred Stock, DigitalNet must obtain GTCR's prior written consent before taking various actions, including:

  •
  paying any dividends, other than dividends on the Class A Preferred Stock;

  •
  issuing any equity securities or debt securities with equity features;

  •
  acquiring businesses or merging; or

  •
  consolidating with another entity.

        On March 28, 2003, the purchase agreement was amended to terminate the provisions that allow GTCR, the Bajaj purchasers and the Pearlstein Family LLC to purchase Class A Preferred Stock and that require us to obtain GTCR's consent before taking various actions upon consummation of this offering. The amendment further provides that we are required to obtain the consent of GTCR before issuing stock-based compensation to Messrs. Bajaj and Pearlstein. GTCR's rights under this provision terminate when GTCR fails to own 37.5% of the amount of our common stock it owns after consummation of this offering.

Promissory Notes

        As described in "Management—Employment Agreements," in connection with their purchase of our common stock, Messrs. Bajaj, Pearlstein, and Hanau delivered promissory notes to us. As discussed below, the loans to Messrs. Bajaj and Pearlstein were made pursuant to contractual commitments set forth in the Senior Management Agreements dated as of September 7, 2001. A portion of the loan proceeds were advanced to Messrs. Bajaj and Pearlstein after the adoption of Section 402 of the Sarbanes Oxley Act of 2002, which, among other things, prohibits the extension of credit by a public company to its officers. The loans related to the purchase of reserved stock are required to be repaid upon completion of this offering. The loans related to the purchase of carry stock are required to be paid in monthly installments until they are fully paid in September 2004, as set forth below. As we were obligated to extend these loans to Messrs. Bajaj and Pearlstein pursuant to agreements entered into prior to the enactment of Section 402, we believe that this extension of credit does not violate Section 402. Due to the relatively recent enactment of Section 402, there is no applicable legal interpretation for these circumstances. Accordingly, there can be no assurances that our interpretation is correct.

    Promissory Notes to Purchase Reserved Stock

        Messrs. Bajaj and Pearlstein are party to promissory notes that they entered into to purchase shares of reserved stock. Interest accrues on these promissory notes at an annual rate of 5%, compounded annually.

        The following table summarizes information about these loans and the amounts outstanding under these loans as of December 31, 2002 with respect to our executive officers:

Name of Debtor and Title	Date of Transaction	Original Amount of Loan
Ken S. Bajaj, Chairman, Chief Executive Officer and President	September 7, 2001 April 25, 2002 October 8, 2002 November 26, 2002	$183,596 97,306 31,579 304,402
Total outstanding, including accrued interest, as of December 31, 2002		$444,995	(1)
Jack Pearlstein, Chief Financial Officer, Treasurer and Secretary	September 7, 2001 April 25, 2002 October 8, 2002 November 26, 2002	$45,899 24,326 7,895 76,101
Total outstanding, including accrued interest, as of December 31, 2002		$111,248	(2)

(1)
The outstanding principal amount of Mr. Bajaj's loan was reduced by $27,720 on January 10, 2002, $23,760 on February 15, 2002, and $4,356 on September 20, 2002 in connection with our repurchase of shares of reserved stock and was reduced by $130,327 on November 25, 2002 in connection with the sales of shares of reserved stock to GTCR.

(2)
The outstanding principal amount of Mr. Pearlstein's loan was reduced by $6,930 on January 10, 2002, $5,940 on February 15, 2002, and $1,089 on September 20, 2002 in connection with our repurchase of shares of reserved stock and was reduced by $32,582 on November 25, 2002 in connection with the sales of shares of reserved stock to GTCR.

        These promissory notes are secured by pledges of reserved stock held by the executives.

        On March 28, 2003, we entered into agreements with Messrs. Bajaj and Pearlstein that require them to repay the entire unpaid principal balance of their notes, together with any accrued but unpaid interest, immediately prior to the consummation of this offering.

    Promissory Notes to Purchase Carried Stock

        Messrs. Bajaj and Pearlstein are party to promissory notes that they entered into to purchase shares of carried stock. These promissory notes obligate them to repay the outstanding principal balance of their loans, plus interest, in monthly installments on the last day of each full calendar month beginning with the first full calendar month following the month in which each of their carry promissory notes were executed, until the carry promissory notes are paid in full in September 2004. Interest accrues on these promissory notes at an annual rate of 5%, compounded annually.

        The following table summarizes information about these loans and the amounts outstanding under these loans as of December 31, 2002 with respect to our executive officers.

Name of Debtor and Title	Date of Loan	Original Amount of Loan
Ken S. Bajaj, Chairman, Chief Executive Officer and President	September 7, 2001 April 25, 2002 October 8, 2002 November 26, 2002	$170,347 75,236 18,719 172,599
Total outstanding, including accrued interest, as of December 31, 2002		$335,695
Jack Pearlstein, Chief Financial Officer, Treasurer and Secretary	September 7, 2001 April 25, 2002 October 8, 2002 November 26, 2002	$42,587 18,809 4,680 43,150
Total outstanding, including accrued interest, as of December 31, 2002		$83,924

        On March 28, 2003, we entered into agreements with Messrs. Bajaj and Pearlstein that require them to repay the entire unpaid principal balance of their notes, together with any accrued but unpaid interest, immediately prior to the consummation of this offering.

    Other Promissory Notes

        Mr. Hanau is party to a promissory note that he entered into on January 10, 2002 to purchase shares of our common stock. The original amount of this promissory note was $34,650, and as of December 31, 2002, Mr. Hanau owed $36,335, including accrued interest, under this promissory note. Interest accrues on this promissory notes at an annual rate of 5%, compounded annually. This promissory note is secured by a pledge of purchased stock held by Mr. Hanau.

        On March 28, 2003, we entered into an agreement with Mr. Hanau that requires him to repay the entire unpaid principal balance of his note, together with any accrued but unpaid interest, immediately prior to the consummation of this offering.

Stockholders' Agreement, Registration Agreement and Senior Management Agreements

        In connection with the purchase agreement with GTCR, the Bajaj purchasers, the Pearlstein Family, LLC, DigitalNet, and GTCR entered into a stockholders' agreement and a registration agreement, both dated as of September 7, 2001. Our other holders of common stock became parties to the stockholders' agreement between September 7, 2001 and September 20, 2002. On November 26, 2002, in connection with our acquisition of DGS, GetronicsWang Co. LLC and BAMC became parties to our amended and restated stockholders' agreement and amended and restated registration agreement. On March 26, 2003, in connection with the assignment by BAMC to American Capital Strategies, Ltd. or ACS, of warrants to purchase our common stock, ACS became a party to our amended and restated stockholders' agreement. The amended and restated stockholders' agreement was further amended on March 28, 2003 to provide, among other things, that our board of directors will consist of two representatives designated by GTCR, two representatives designated by Mr. Bajaj and up to five representatives chosen jointly by GTCR and Mr. Bajaj. The stockholder's agreement also includes provisions:

  •
  restricting the transferability of our common stock, our Class A Preferred Stock and our Class B Preferred Stock;

  •
  giving us a right of first refusal to purchase the common stock, Class A Preferred Stock or Class B Preferred Stock of our stockholders, other than GTCR;

  •
  giving our stockholders a conditional right to participate if GTCR transfers its shares of common stock or Class A Preferred Stock; and

  •
  requiring our stockholders, upon the request of GTCR, to:

  •
  vote in favor of a merger or similar transaction; or

  •
  sell all their shares of our capital stock to a buyer of our business.

        The stockholders' agreement will terminate upon the consummation of this offering.

        The registration agreement grants certain of our stockholders rights to require us to file registration statements to register their shares of common stock for future sale as described in "Shares Eligible for Future Sale—Stockholder Registration Rights".

        We have entered into senior management agreements with each of Messrs. Bajaj, Pearlstein, and Hanau and we maintain a severance plan that covers Messrs. Sanders and Destival as described in "Management—Employment Agreements."

Purchase Agreement, Escrow Agreement and Transitional Services Agreements In Connection with Our Acquisition of DGS

        In November 2002, in connection with our acquisition of DGS, we entered into the following agreements with GetronicsWang Co. LLC, the former owner of DGS:

  •
  a purchase agreement;

  •
  an escrow agreement;

  •
  various transitional services agreements;

  •
  an amended and restated stockholders' agreement; and

  •
  an amended and restated registration rights agreement.

    Purchase Agreement and Escrow Agreement

        On September 27, 2002, we entered into a purchase agreement, pursuant to which we acquired all the membership interests of DGS from GetronicsWang Co. LLC on November 26, 2002 for the purchase price of:

  •
  $183.4 million in cash, $10.6 million of which was placed into escrow by GetronicsWang Co. LLC; and

  •
  33,500 shares of our Class B Preferred Stock that we issued to GetronicsWang Co. LLC, which we plan to redeem for approximately $34.2 million upon completion of this offering.

        The purchase price is subject to post-closing adjustment based on the amount of working capital, depreciable assets and accrued contract losses set forth on the balance sheet of DGS as of the day before the closing of the acquisition.

        In addition, the purchase agreement provides a sharing arrangement between GetronicsWang Co. LLC and us for accounts receivable we collect under our NASA CSOC contract. Some of the accounts receivable under our NASA CSOC contract are in dispute with Lockheed Martin Space Operations Company, the prime contractor to the NASA CSOC contract, as described in "Business—Legal Proceedings". Pursuant to the purchase agreement, we agreed to share receipts in respect of the accounts receivable from Lockheed Martin Space Operations Company in the following order:

  •
  first, we are obligated to pay $8.0 million in respect of undisputed accounts receivable to GetronicsWang Co. LLC;

  •
  second, we are entitled to retain $11.1 million in respect of undisputed accounts receivable;

  •
  third, we are obligated to pay $5.8 million in respect of disputed accounts receivable to GetronicsWang Co. LLC;

  •
  fourth, we are entitled to retain $3.5 million in respect of disputed accounts receivable; and

  •
  finally, we are obligated to pay one half of all other amounts receivable in respect of the accounts receivable to GetronicsWang Co. LLC and we are entitled to retain the other half.

        In connection with the purchase agreement, we entered into an escrow agreement with GetronicsWang Co. LLC and State Street Bank and Trust Company. Under this agreement, GetronicsWang Co. LLC placed $10.6 million dollars into an escrow account with State Street Bank and Trust Company. Subject to conditions set forth in the purchase agreement and escrow agreement, to the extent that we do not receive the accounts receivable described above, the escrow agreement provides for the payment of up to $10.6 million of undisputed and disputed accounts receivable to us.

        In February 2003, we entered into a settlement agreement with GetronicsWang Co. LLC, pursuant to which approximately $9.6 million was released from escrow and approximately $1.0 million remains in escrow. Pursuant to the settlement agreement, we paid GetronicsWang Co. LLC an aggregate of approximately $8.3 million in full payment of the purchase price adjustment and approximately $8.0 million in payment of undisputed accounts receivable. We expect to pay GetronicsWang Co. LLC approximately $5.8 million in respect of disputed accounts receivable shortly after completion of this offering.

    Transitional Services Agreements

        Pursuant to the transitional services agreements, GetronicsWang Co. LLC and we agreed to provide various services to each other at agreed upon fees. The terms of the transitional services agreements continue from execution:

  •
  through fixed dates ranging from March 2003 to November 2004; or

  •
  through the end of various contracts.

        Under the agreements, we agreed to provide various services to GetronicsWang Co. LLC including:

  •
  maintenance services under various contracts of GetronicsWang Co. LLC; and

  •
  office space.

        Under the agreements, GetronicsWang Co. LLC agreed to provide various services to us, including:

  •
  various support services under several of our contracts, including:

  •
  information technology and systems support, including providing licenses for various software used in connection with our contracts;

    •
    maintenance support, including call center and help desk support relating to one of our Department of Defense customer contracts;

    •
    logistics support, including hardware and software support for certain of our customers; and

  •
  benefits continuation services, including providing medical, dental and life insurance to certain employees of DGS.

        Prior to the acquisition of DGS, GetronicsWang Co. LLC and DGS provided these services to each other on an intercompany basis. GetronicsWang Co. LLC and we provide the services under the transitional services agreements to each other at market prices and we negotiated the terms of the transitional services agreement on an arm's-length basis.

        For the year ended December 31, 2002, we paid approximately $1.7 million to GetronicsWang Co. LLC and we received no payments from GetronicsWang Co. LLC under these agreements. The amount that we and GetronicsWang Co. LLC will owe to each other under these agreements in future periods is not fixed and will vary based on how extensively the various services covered by the transitional agreements are used. We expect future payments we make to GetronicsWang Co. LLC to be significantly less than those we made in 2002 as approximately 94% of the payments to GetronicsWang Co. LLC for the year ended December 31, 2002 consisted of payments for our participation in benefit plans in which we stopped participating on January 1, 2003.

Preferred Stock

        As described above, we have sold shares of Class A Preferred Stock to GTCR, the Bajaj purchasers and the Pearlstein Family LLC and Class B Preferred Stock to GetronicsWang Co. LLC. The material terms of the Class A Preferred Stock and the Class B Preferred Stock are described below.

        The holders of the Class A Preferred Stock are entitled to a 6% cumulative dividend, which is paid when declared by the board of directors. As of December 31, 2002, all accrued but unpaid dividends totaled $363,000. We can redeem the shares at any time for their liquidation value of $1,000 per share plus all accrued but unpaid dividends. The Class A Preferred Stock has no voting rights. Upon the earlier of the consummation of this offering, a change in ownership, or fundamental change, as defined, a majority of the holders of the Class A Preferred Stock can require us to redeem their shares for cash in an amount equal to their liquidation value, plus all accrued but unpaid dividends. If the Class A Preferred Stock has not been redeemed prior to or upon consummation of this offering, each share will automatically convert into common stock computed based on the aggregate liquidation value of the Class A Preferred Stock, which includes all accrued but unpaid dividends divided by a number which is equal to the public offering price per share of our common stock.

        The holders of the Class B Preferred Stock are entitled to a 6% cumulative dividend, which is paid when declared by the board of directors. As of December 31, 2002, all accrued but unpaid dividends totaled $198,000. We can redeem the shares at any time for their liquidation value of $1,000 per share plus accrued but unpaid dividends. In February 2003, we entered into a settlement agreement with GetronicsWang Co. LLC pursuant to which we have the right to redeem for cash all or any shares of the Class B Preferred Stock for their liquidation value plus all accrued and unpaid dividends upon the consummation of this offering, if the offering is consummated on or prior to August 26, 2003. We expect to redeem all of the outstanding shares of the Class B Preferred Stock pursuant to this agreement immediately prior to the consummation of this offering. The Class B Preferred Stock has no voting rights.

Other Relationships with GTCR

        GTCR and DigitalNet are parties to a professional services agreement, dated as of September 7, 2001, which entitles GTCR to receive an annual fee of $200,000 until March 7, 2002, and $300,000 thereafter, paid in equal monthly installments, in exchange for financial and management consulting services. As of December 31, 2002, we have accrued, but not paid, $350,000. This agreement also entitles GTCR to receive an investment fee equal to 1% of the purchase price of the common stock and Class A Preferred Stock it purchases from DigitalNet. We paid GTCR investment fees of approximately $10,000 and $613,000 in 2001 and 2002, respectively, under this agreement. The GTCR professional services agreement will terminate upon the consummation of this offering.

Board Approval of Related-Party Transactions

        We intend to have the terms of all future related-party transactions be no less favorable to us than terms that could be obtained from unaffiliated third parties, and to have all future related-party transactions approved by a majority of our board of directors.

PRINCIPAL STOCKHOLDERS

        The following table sets forth, as of December 31, 2002, information with respect to the beneficial ownership of our common stock by:

  •
  each person known to us to beneficially own more than 5% of the outstanding shares of our common stock;

  •
  each director of DigitalNet and each executive officer; and

  •
  all directors and executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting or investment power with respect to the securities. Common stock subject to options or warrants that are currently exercisable or exercisable within 60 days of                            , 2003 are deemed to be outstanding and beneficially owned by the person holding such options or warrants. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

        Percentage of beneficial ownership is based on 10,848,970 shares of common stock outstanding as of December 31, 2002 (assuming the redemption of all of our Class B Preferred Stock, assuming the conversion of all of our Class A Preferred Stock into 4,115,944 shares of our common stock as of December 31, 2002 and assuming an initial public offering price of $15.00 per share (the mid-point of the range on the front cover of this prospectus)) and 17,098,970 shares of common stock to be outstanding after the offering.

        Unless otherwise indicated, each stockholder has sole voting and investment power with respect to the shares beneficially owned by the stockholder and has the same address as DigitalNet. Our address is 2525 Network Place, Herndon, Virginia 20171.

		Percent Beneficially Owned
Beneficial Owner	Number of Shares Beneficially Owned	Before Offering	After Offering
GTCR (1) (2)	8,345,134	76.9	48.8
Ken S. Bajaj (3)	1,647,201	15.2	9.6
Jack Pearlstein (4)	410,680	3.8	2.4
Bruce V. Rauner (1) (5)	—	*	*
Philip A. Canfield (1) (5)	—	*	*
Craig A. Bondy (1) (5)	—	*	*
Edward C. Meyer	—	*	*
Richard N. Perle	—	*	*
Alan G. Merten	—	*	*
Stuart J. Yarbrough	—	*	*
Steven L. Hanau	43,750	*	*
Executive officers and directors as a group (12 persons)	2,101,631	19.4	12.3

*
Represents less than one percent.

(1)
The address for GTCR and Messrs. Rauner, Canfield, and Bondy is c/o Golder Rauner, L.L.C. 6100 Sears Tower Chicago, Illinois 60606-6402.

(2)
Includes 4,405,693 shares of common stock and 3,939,441 shares of common stock to be issued upon conversion of Class A Preferred Stock, assuming an initial public offering price of $15.00 per share (the mid-point of the range on the front cover of this prospectus).

(3)
Includes (a) 1,314,371 shares of common stock, and (b) 250,748 shares of common stock and 82,082 shares of common stock to be issued upon conversion of Class A Preferred Stock, assuming an initial public offering price of $15.00 per share (the mid-point of the range on the front cover of this prospectus) held by the Bajaj Family Limited Partnership over which Mr. Bajaj exercises voting and investment control but excludes 250,748 shares of common stock and 82,082 shares of common stock to be issued upon conversion of Class A Preferred Stock, assuming an initial public offering price of $15.00 per share (the mid-point of the range on the front cover of this prospectus) held by family trusts over which Mr. Bajaj does not exercise any voting or investment control. Of the shares listed in the table, as of December 31, 2002 and assuming the closing of this offering as of December 31, 2002, 899,080 shares are unvested under a senior management agreement between Mr. Bajaj and us.

(4)
Includes (a) 385,216 shares of common stock and (b) 13,125 shares of common stock and 12,339 shares of common stock to be issued upon conversion of Class A Preferred Stock, assuming an initial public offering price of $15.00 per share (the mid-point of the range on the front cover of this prospectus) held by the Pearlstein Family LLC over which Mr. Pearlstein exercises voting and investment control but excludes 25,000 shares of common stock held by family trusts over which Mr. Pearlstein does not exercise any voting or investment control. Of the shares listed in the table, as of December 31, 2002 and assuming the closing of this offering as of December 31, 2002, 230,785 shares are unvested under a senior management agreement between us and Mr. Pearlstein.

(5)
Each of Messrs. Rauner and Canfield is a principal of GTCR and Mr. Bondy is a member of GTCR's general partner. As such, each may be deemed to exercise voting and investment power over the shares held by GTCR. Each of Messrs. Rauner, Canfield, and Bondy disclaims beneficial ownership of the shares of our common stock held by GTCR.

DESCRIPTION OF CAPITAL STOCK

        Upon completion of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share. Also upon completion of this offering, there will be issued and outstanding 17,098,970 shares of common stock. As of December 31, 2002, there were 6,733,026 shares of common stock outstanding that were held of record by approximately 13 stockholders, an aggregate of 61,376 shares of Class A Preferred Stock held of record by approximately six stockholders and an aggregate of 33,500 shares of Class B Preferred Stock held of record by one stockholder.

        The number of shares of common stock outstanding as of December 31, 2002 does not include:

  •
  4,115,944  shares of common stock into which the shares of Class A Preferred Stock will automatically convert assuming an initial public offering price of $15.00 per share (the mid-point of the range on the front cover of this prospectus);

  •
  2,750,866 shares of common stock into which the shares of Class B Preferred Stock would have been convertible assuming an initial public offering price of $15.00 per share (the mid-point of the range on the front cover of this prospectus);

  •
  373,416 shares of common stock available for future grant under our amended and restated 2003 stock incentive plan;

  •
  94,868 shares of common stock subject to outstanding warrants to purchase common stock at an exercise price of $0.01 per share;

  •
  379,475 shares of common stock subject to outstanding warrants to purchase common stock at an exercise price of $0.01 per share, which will be canceled upon our repayment in full of our subordinated bridge facility upon consummation of this offering; and

  •
  937,500 shares of common stock that may be issued under the underwriters' option to purchase additional shares of our common stock from us at the initial public offering price less the underwriters' discount.

        The descriptions of common stock and preferred stock reflect changes to our capital structure that will occur upon completion of this offering in accordance with the amended and restated certificate of incorporation that we will adopt upon completion of this offering.

Common Stock

        Under the terms of our amended and restated certificate of incorporation, to be effective upon completion of this offering, holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive proportionately any such dividends declared by the board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of DigitalNet, the holders of common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Because we are a holding company, our right, and hence the right of our creditors and stockholders to participate in any distribution of assets of any subsidiary upon its liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of our subsidiaries, except to the extent that our direct claims as a creditor of the subsidiary may be recognized. Holders of common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of common stock are subject to the rights of the holders of any series of preferred stock which we may designate and issue in the future. A significant percentage of the holders of our common stock have the right to require us to register their shares of common stock under the Securities Act in specified circumstances.

Preferred Stock

        Under the terms of our amended and restated certificate of incorporation, to be effective upon completion of this offering, our board of directors is authorized to issue shares of preferred stock in one or more series without stockholder approval. The board has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences of each series of preferred stock. The purpose of authorizing the board of directors to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could make it more difficult for a third party to acquire, or could discourage a third party from acquiring, a majority of our outstanding voting stock.

Warrants

        On November 26, 2002, we issued a warrant to purchase 94,868 shares of our common stock at a purchase price of $0.01 per share to BAMC, as lead lender under our subordinated bridge facility. The warrant is currently exercisable and expires on November 26, 2012. On March 26, 2003, BAMC assigned the right to purchase 31,263 shares of our common stock under this warrant to American Capital Strategies, Ltd., or ACS.

        We also issued a warrant to purchase an additional 379,475 shares of our common stock at a purchase price of $0.01 per share to BAMC that was placed in escrow. On March 26, 2003, BAMC assigned the right to purchase 125,054 shares of our common stock under this warrant to ACS. These warrants will be released from escrow and delivered to BAMC and ACS in the event we fail to repay the subordinated bridge facility prior to August 26, 2003, its maturity date, or we refinance the subordinated bridge facility by issuing senior subordinated notes to the lenders. If we repay the subordinated bridge facility prior to its maturity date from the proceeds of this offering, the warrants for the additional 379,475 shares will be returned to us and cancelled. These warrants are exercisable only if released from escrow to BAMC and ACS and expire on November 26, 2012.

        Each of these warrants contains provisions for the adjustment of the aggregate number of shares of common stock issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reclassifications, combinations and dilutive issuances of securities. Each warrant also contains provisions for adjustment of the aggregate number of shares of common stock issuable upon the exercise of the warrant in the event we issue shares of our common stock or rights to acquire our common stock at a price per share below the greater of:

  •
  the fair market value per share of common stock; and

  •
  $0.10.

This offering will not trigger any of the anti-dilution adjustment provisions in the warrants.

        As of December 31, 2002, none of these warrants have been exercised.

Delaware Law And Certain Charter And Bylaw Provisions; Anti-Takeover Effects

        The amended and restated certificate of incorporation to be effective upon completion of this offering will provide that we are subject to the provisions of Section 203 of the General Corporation Law of Delaware. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to exceptions, an "interested stockholder" is a person who, together with his affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. The restrictions set forth in Section 203 will not apply to a business combination with an interested stockholder who became an interested stockholder at a time when the restrictions of Section 203 did not apply to us.

        The amended and restated certificate of incorporation and amended and restated bylaws to be effective upon completion of this offering provide that:

  •
  directors may be removed only by the affirmative vote of the holders of two-thirds of the shares of our capital stock entitled to vote; and

  •
  any vacancy on the board of directors, however the vacancy occurs, including a vacancy due to an enlargement of the board, may only be filled by vote of the directors then in office.

        The limitation on removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, us.

        The amended and restated certificate of incorporation and amended and restated bylaws, both to be effective upon completion of this offering, also provide that, after this offering:

  •
  any action required or permitted to be taken by the stockholders at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting; and

  •
  special meetings of the stockholders may only be called by the board of directors, the chairman of the board of directors or the chief executive officer.

        Our amended and restated bylaws, to be effective upon completion of this offering, provide that, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with procedural requirements regarding advance notice to us. These procedures provide that the notice of stockholder proposals of business proposed to be transacted at an annual meeting and stockholder nominations for the election of directors at an annual meeting must be in writing and received by our corporate secretary no less than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 60 days, from such anniversary date, notice by the stockholder to be timely must be delivered not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public disclosure of the date of the annual meeting was made. In the case of a special meeting of stockholders called to elect directors, the stockholder notice must be received not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs. The notice of nominations for the election of directors must set forth specified information with respect to the stockholder giving the notice and with respect to each nominee. The notice of proposals for business to be transacted at an annual meeting also must set forth specified information with respect to the stockholder giving the notice and the business proposed to be transacted.

        These provisions could delay until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of our outstanding voting securities. These provisions may also discourage another person or entity from making a tender offer for our common stock, because such person or entity, even if it acquired a majority of our outstanding voting securities, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders meeting, and not by written consent.

        Delaware's corporation law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation's certificate of incorporation or bylaws, unless a corporation's certificate of incorporation or bylaws requires a greater percentage. Our amended and restated certificate of incorporation, to be effective upon completion of this offering, permits our board of directors to amend or repeal our bylaws by majority vote but requires the affirmative vote of the holders of at least 66 2/3% of the shares of our capital stock entitled to vote to amend or repeal any of the provisions of our amended and restated bylaws. Generally our amended and restated certificate of incorporation, to be effective upon completion of this offering, may be amended by holders of a majority of the shares of our capital stock issued and outstanding and entitled to vote. The stockholder vote with respect to our certificate of incorporation or bylaws, as amended and restated upon completion of this offering, would be in addition to any separate class vote that might in the future be required under the terms of any series preferred stock that might be outstanding at the time any such amendments are submitted to stockholders.

Limitation of Liability and Indemnification

        Our amended and restated certificate of incorporation, to be effective upon completion of this offering, provides that our directors and officers shall be indemnified by us to the fullest extent authorized by Delaware law. This indemnification would cover all expenses and liabilities reasonably incurred in connection with their services for or on behalf of us. In addition, our amended and restated certificate of incorporation, to be effective upon completion of this offering, provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, except for liabilities arising:

  •
  from any breach of the director's duty of loyalty to us or our stockholders;

  •
  from acts or omissions not in good faith or which involve intentional misconduct or knowing violation of any law;

  •
  from authorizing illegal dividends or redemptions; and

  •
  from any transaction from which the director derived an improper personal benefit.

        Delaware law also provides that indemnification permitted under the law shall not be deemed exclusive of any other rights to which the directors and officers may be entitled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise. Our amended and restated certificate of incorporation, to be effective upon completion of this offering, provides that we shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorney's fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

        Our amended and restated certificate of incorporation, to be effective upon completion of this offering, permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions, regardless of whether the Delaware General Corporation Law would permit indemnification. We have obtained liability insurance for our officers and directors.

        At present, we are not the subject of any pending litigation or proceeding involving any director, officer, employee or agent as to which indemnification will be required or permitted under our certificate of incorporation. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Transfer Agent and Registrar

        The transfer agent and registrar for our common stock is Computershare Trust Company, Inc.

SHARES ELIGIBLE FOR FUTURE SALE

        Sales of substantial amounts of our common stock in the public market could adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity securities.

        Upon consummation of this offering, we will have 17,098,970 shares of common stock outstanding, assuming no exercise of the underwriters' option to purchase additional shares of our common stock from us at the initial public offering price less the underwriters' discount, and no exercise of outstanding options or warrants. Of these shares, the 6,250,000 shares to be sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except that any shares purchased by our affiliates may generally only be sold in compliance with the limitations of Rule 144 described below. An affiliate is defined under Rule 144 as a person that controls, is controlled by or is under common control with DigitalNet. The remaining shares of common stock are held by existing stockholders and were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. All of these shares will be subject to "lock-up" agreements described below on the effective date of this offering. Upon expiration of the lock-up agreements, as described below, 3,652,229 shares will become eligible for sale, subject in most cases to the limitations of either Rule 144 or Rule 701 under the Securities Act.

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person or persons whose shares are aggregated, including an affiliate, who has beneficially owned shares for at least one year, is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of:

  •
  one percent of the then outstanding shares of common stock, which will equal approximately 170,990 shares immediately after this offering; or
  •
  the average weekly trading volume in the common stock on the Nasdaq National Market during the four calendar weeks preceding the date on which notice of such sale on Form 144 is filed,

provided the requirements concerning availability of public information, manner of sale, and notice of sale are satisfied. In addition, our affiliates must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirements, in order to sell shares of common stock which are not restricted securities.

        Under Rule 144(k), a person who is not one of our affiliates and has not been one of our affiliates for at least three months prior to the sale and who has beneficially owned shares for at least two years may resell such shares without compliance with the foregoing requirements. In meeting the one- and two-year holding periods described above, a holder of shares generally can include the holding periods of a prior owner who was not an affiliate. The one- and two-year holding periods described above do not begin to run until the full purchase price or other consideration is paid by the person acquiring the shares from the issuer or an affiliate. Rule 701 provides that currently outstanding shares of common stock acquired under our employee compensation plans, and shares of common stock acquired upon exercise of presently outstanding options granted under these plans, may be resold beginning 90 days after the date of this prospectus:

  •
  by persons, other than affiliates, subject only to the manner of sale provisions of Rule 144; and
  •
  by affiliates under Rule 144 without compliance with its one-year minimum holding period, subject to limitations.

Stock Options

        As soon as practicable following the date of this prospectus, we intend to file a registration statement on Form S-8 under the Securities Act to register up to 373,416 shares of our common stock reserved for issuance or previously issued under our amended and restated 2003 stock incentive plan. We have not issued any options under our amended and restated stock incentive plan but expect to issue options in the future. As these options vest and are exercised, the shares issued on exercise generally will be available for sale in the open market by holders who are not affiliates of DigitalNet and, subject to the volume and other applicable limitations of Rule 144, by holders who are affiliates of DigitalNet. The registration statement is expected to become effective upon filing.

Lock-up Agreements

        Stockholders holding an aggregate of 10,848,970 shares of our common stock and warrants to acquire 94,868 shares of our common stock that will be outstanding following the completion of this offering have entered into lock-up agreements with the underwriters. These lock-up agreements provide that these persons will not offer, sell, contract to sell, pledge (other than to the Company), hedge or otherwise dispose of our common stock or any securities convertible into or exchangeable for our common stock, owned by them for a period of 180 days after the date of this prospectus without the prior written consent of Salomon Smith Barney Inc. and Banc of America Securities LLC. Salomon Smith Barney Inc. and Banc of America Securities LLC have advised us that they have no present intention to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period. Factors in deciding whether to release shares may include the length of time before the lock-up expires, the number of shares involved, the reason for the requested release, market conditions, the trading price of the Company's common stock, historical trading volumes of the Company's common stock and whether the person seeking the release is an officer, director or affiliate of the Company.

Stockholder Registration Rights

        Following this offering, the holders of 10,848,970 shares of outstanding common stock, including 4,115,944 shares to be issued upon conversion of our outstanding Class A Preferred Stock, assuming an initial public offering price of $15.00 per share (the mid-point of the range on the front cover of this prospectus), and holders of warrants to purchase 94,868 shares of our common stock will, under some circumstances, have the right to require us to register their shares for future sale.

        Under the terms of our amended and restated registration agreement with all the holders of our capital stock and the holders of warrants to purchase our common stock, GTCR has the right, at any time, to demand that we file a registration statement with the Securities and Exchange Commission to register all or part of its shares of common stock, as the case may be. We are obligated to effect four long-form registrations upon GTCR's demand at our expense and an unlimited number of long-form registrations upon GTCR's demand in which the holders of the common stock being registered pay their share of the registration expenses. Subject to limitations set forth in the agreement, the other stockholders who are a party to the registration agreement have the right to include their shares in the registration statements effected upon the demand of GTCR.

        The amended and restated registration agreement provides that GTCR also has the right to demand that we register its common stock on a Form S-3 registration statement if we qualify to use that form. We are obligated to effect an unlimited number of registrations on Form S-3 upon GTCR's demand.

        In addition, if we propose to register securities for our own account, the stockholders who are a party to the registration agreement may be entitled to include their shares in that registration. All of these registration rights are subject to conditions and limitations, which include our right or the right of the underwriters of an offering to limit the number of shares included in a registration under some circumstances.

        Under the terms of employment agreements between us and several of our executive officers and employees, including Messrs. Bajaj, Pearlstein and Hanau, we have agreed to use commercially reasonable efforts to file a Form S-8/S-3 registration statement to permit the resale of 2,139,209 shares of our common stock purchased pursuant to their employment agreements. The shares registered on Form S-8/S-3 will be subject to the transfer restrictions set forth under "Management—Employment Agreements."

UNDERWRITING

        Salomon Smith Barney Inc. and Banc of America Securities LLC are acting as joint bookrunning managers of the offering, and, together with Legg Mason Wood Walker, Incorporated and Raymond James & Associates, Inc., are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of Shares
Salomon Smith Barney Inc.
Banc of America Securities LLC
Legg Mason Wood Walker, Incorporated
Raymond James & Associates, Inc.

Total	6,250,000

        The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.

        The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $                              per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $                              per share on sales to other dealers. If all of the shares are not sold at the initial offering price, the representatives may change the public offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

        We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to 937,500 additional shares of common stock at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment.

        We, our officers and directors, GTCR and our other stockholders have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of Salomon Smith Barney and Banc of America Securities LLC, dispose of or hedge any shares of our common stock or any securities convertible into or exchangeable for our common stock. Salomon Smith Barney and Banc of America Securities LLC in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice, but they have informed us that they have no present intent or arrangement to release any of the securities subject to the lock-up agreements. Salomon Smith Barney Inc. and Banc of America Securities LLC have further informed us that the release of any lock-up will be considered on a case by case basis. See "Shares Eligible For Future Sale-Lock-up Agreements" for a description of the factors Salomon Smith Barney Inc. and Banc of America Securities LLC may consider in deciding whether to release shares.

        Prior to this offering, there has been no public market for our common stock. Consequently, the initial public offering price for the shares will be determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price will be our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common stock will develop and continue after this offering.

        We intend to apply to have our common stock listed on the New York Stock Exchange under the symbol "DGN".

        The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares of common stock.

Paid by DigitalNet
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        In connection with the offering, Salomon Smith Barney on behalf of the underwriters, may purchase and sell shares of common stock in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. "Covered" short sales are sales of shares made in an amount up to the number of shares represented by the underwriters' over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short position involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make "naked" short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

        The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Salomon Smith Barney repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

        Any of these activities may have the effect of preventing or retarding a decline in the market price of the common stock. They may also cause the price of the common stock to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the Nasdaq National Market or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

        We estimate that our portion of the total expenses of this offering will be approximately $3.0 million.

        Certain of the underwriters have performed investment banking and advisory services for us from time to time for which they have received customary fees and expenses. Banc of America Mezzanine Capital LLC, an affiliate of Banc of America Securities LLC and lead lender under our subordinated bridge facility, owns warrants to purchase an aggregate of 63,605 shares of our common stock with an exercise price of $0.01 per share. We also have issued a warrant to purchase 254,421 shares of our common stock at a purchase price of $0.01 per share to Banc of America Mezzanine Capital LLC. This warrant was placed in escrow upon issuance. If we repay the subordinated bridge loan on or prior to its maturity date, the warrant for the additional 254,421 shares will be returned to us and cancelled. The warrant would be released from escrow to Banc of America Mezzanine Capital LLC if the outstanding debt under the subordinated bridge facility is not repaid prior to its maturity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources." Bank of America, N.A., an affiliate of Banc of America Securities LLC, is the Administrative Agent, Collateral Agent, and a lender under our senior credit facility. Raymond James Bank, FSB, an affiliate of Raymond James & Associates, Inc., is a lender under our senior credit facility. The underwriters may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

        Because we expect to use a substantial portion of the proceeds of this offering to repay all the subordinated bridge facility and a portion of the senior credit facility and, as a result, affiliates of Banc of America Securities LLC and Raymond James & Associates, Inc. will receive a total of more than 10% of the net proceeds of this offering, these underwriters may be deemed to have a "conflict of interest" with us under Rule 2710(c)(8) of the National Association of Securities Dealers, Inc., known as the NASD. Additionally, since an affiliate of Banc of America Securities LLC owns more than 10% of our subordinated debt, it is presumed to have a conflict of interest under NASD Rule 2720(b)(7)(A). When a NASD member with a conflict of interest participates as an underwriter in a public offering, that rule requires that the offering price may be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD. In accordance with this rule, Salomon Smith Barney has assumed the responsibilities of acting as a qualified independent underwriter. In its role as a qualified independent underwriter, Salomon Smith Barney has performed a due diligence investigation and participated in the preparation of this prospectus and the registration statement of which this prospectus is a part. We have agreed to indemnify Salomon Smith Barney against liabilities incurred in connection with acting as a qualified independent underwriter, including liabilities under the Securities Act.

        A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

        The validity of the issuance of the shares of our common stock offered by this prospectus will be passed upon for DigitalNet by Fried, Frank, Harris, Shriver & Jacobson (a partnership including professional corporations), Washington, DC. The underwriters have been represented by Cravath, Swaine & Moore, New York, NY.

EXPERTS

        The consolidated financial statements of DigitalNet Holdings, Inc. and DigitalNet Government Solutions, LLC appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, to the extent indicated in their reports thereon also appearing elsewhere herein and in the Registration Statement. Such consolidated financial statements have been included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the common stock we propose to sell in this offering. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. For further information about us and the common stock we propose to sell in this offering, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. The registration statement may be inspected without charge at the principal office of the Commission in Washington, D.C. and copies of all or any part of which may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549. Copies of such material can also be obtained at prescribed rates by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission's toll-free number is 1-800-SEC-0330. In addition, the Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

INDEX TO FINANCIAL STATEMENTS

DIGITALNET HOLDINGS, INC.

Page
Report of Independent Auditors	F-2
Consolidated Balance Sheets As of December 31, 2001 and December 31, 2002 and pro forma (Unaudited) as of December 31, 2002	F-3
Consolidated Statements of Operations For the period from September 7, 2001 (Inception) through December 31, 2001 and the year ended December 31, 2002	F-4
Consolidated Statements of Stockholders' Equity For the period from September 7, 2001 (Inception) through December 31, 2001 and the year ended December 31, 2002	F-5
Consolidated Statements of Cash Flows For the period from September 7, 2001 (Inception) through December 31, 2001 and the year ended December 31, 2002	F-6
Notes to Consolidated Financial Statements December 31, 2001 and 2002	F-7
DIGITALNET GOVERNMENT SOLUTIONS, LLC
Report of Independent Auditors	F-29
Consolidated Balance Sheets As of December 31, 2001 and November 25, 2002	F-30
Consolidated Statements of Operations For the years ended December 31, 2000 and 2001, and the period from January 1, 2002 through November 25, 2002	F-31
Consolidated Statements of Member's Equity For the years ended December 31, 2000 and 2001, and the period from January 1, 2002 through November 25, 2002	F-32
Consolidated Statements of Cash Flows For the years ended December 31, 2000 and 2001, and the period from January 1, 2002 through November 25, 2002	F-33
Notes to Consolidated Financial Statements December 31, 2001 and November 25, 2002	F-34

REPORT OF INDEPENDENT AUDITORS

To DigitalNet Holdings, Inc.:

        We have audited the accompanying consolidated balance sheets of DigitalNet Holdings, Inc. (the Company) as of December 31, 2001 and 2002, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from September 7, 2001 (inception) through December 31, 2001 and the year ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DigitalNet Holdings, Inc. as of December 31, 2001 and 2002, and the consolidated results of its operations and its cash flows for the period from September 7, 2001 (inception) through December 31, 2001 and the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States.

                      /s/ Ernst & Young LLP

McLean, Virginia
January 27, 2003 (except with respect
    to the matter discussed in
    paragraph 2 in Note 14,
    as to which the date is
    March 28, 2003)

DIGITALNET HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2001 AND DECEMBER 31, 2002 AND
PRO FORMA (UNAUDITED) AS OF DECEMBER 31, 2002

(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	December 31, 2001	December 31, 2002	Pro forma December 31, 2002
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$463	$3,894	$4,921
Accounts receivable (net of allowance for doubtful accounts of $3,454 at December 31, 2002)	—	64,023	64,023
Inventory, net	—	7,803	7,803
Prepaid expenses and other current assets	18	3,589	4,479

Total current assets	481	79,309	81,226

Other assets	73	5,939	4,012
Property and equipment, net	21	13,222	13,222
Intangible assets, net	—	192,276	192,276

Total assets	$575	$290,746	$290,736

Liabilities, redeemable convertible securities, and stockholders' equity
Current liabilities:
Accounts payable	$1	$4,859	$4,859
Accrued expenses	104	53,906	53,246
Deferred revenues	—	3,441	3,441
Current portion of long-term debt	—	48,549	4,886

Total current liabilities	105	110,755	66,432

Long-term debt, net of current portion	—	78,453	72,664
Other liabilities	—	5,051	5,051
Class A redeemable convertible preferred stock, $0.01 par value; 96,790 shares authorized; zero and 61,376 shares issued and outstanding as of December 31, 2001 and 2002, respectively, and no shares outstanding on a pro forma basis (aggregate liquidation preference of $61,739 as of December 31, 2002)	—	61,739	—
Class B redeemable convertible preferred stock, $0.01 par value; 33,500 shares authorized; zero and 33,500 shares issued and outstanding as of December 31, 2001 and 2002, respectively, and no shares outstanding on a pro forma basis (aggregate liquidation preference of $33,698 as of December 31, 2002)	—	33,698	—
Commitments and contingencies
Stockholders' equity:
Common stock, $0.001 par value; 58,646,325 shares authorized; 2,003,874 and 6,733,026 shares issued and outstanding as of December 31, 2001 and 2002, respectively, and 17,098,970 outstanding on a pro forma basis	2	7	17
Additional paid-in capital	1,591	4,636	160,087
Warrants	—	379	379
Deferred compensation	—	(175)	—
Notes receivable from management	(425)	(1,027)	—
Accumulated deficit	(698)	(2,770)	(13,894)

Total stockholders' equity	470	1,050	146,589

Total liabilities, redeemable convertible securities, and stockholders' equity	$575	$290,746	$290,736

See accompanying notes.

DIGITALNET HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE PERIOD FROM SEPTEMBER 7, 2001 (INCEPTION)
THROUGH DECEMBER 31, 2001 AND THE YEAR ENDED DECEMBER 31, 2002

(DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

	Period from September 7, 2001 (Inception) through December 31, 2001	Year ended December 31, 2002
Revenues	$—	$33,903
Costs of revenues (includes depreciation expense of $718 in 2002)	—	26,951

Gross profit	—	6,952

Operating expenses:
Selling, general and administrative (includes depreciation expense of $1 and $138 in 2001 and 2002, respectively and stock-based compensation of $265 in 2002)	705	5,483
Acquisition and related expenses	—	921
Amortization of intangibles	—	800

Total operating expenses	705	7,204

Loss from operations	(705)	(252)
Other income and (expense):
Interest income	7	29
Interest expense	—	(1,517)

Total other income and (expense)	7	(1,488)

Loss before provision for income taxes	(698)	(1,740)
Provision for income taxes	—	332

Net loss	(698)	(2,072)
Dividends and accretion on preferred stock	—	(11,752)

Net loss attributable to common stockholders	$(698)	$(13,824)

Loss per common share:
Basic and diluted net loss attributable to common stockholders per common share	$(0.48)	$(5.71)

Weighted average common shares outstanding	1,457,697	2,421,324

Pro forma loss per common shares (unaudited):
Pro forma basic and diluted net loss attributable to common stockholders per common share		$(0.73)

Pro forma weighted average common shares outstanding		2,827,280

See accompanying notes.

DIGITALNET HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE PERIOD FROM SEPTEMBER 7, 2001 (INCEPTION) THROUGH DECEMBER 31, 2001 AND
THE YEAR ENDED DECEMBER 31, 2002
(DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

	Stockholders' Equity
	Common Stock
			Additional Paid-In Capital		Deferred Compensation		Notes Receivable from Management	Accumulated Deficit	Total Stockholders' Equity
	Amount	Shares		Warrants
Balance, September 7, 2001	$—	—	$—	$—	$		$—	$—	$—
Issuance of common stock	2	2,003,874	1,591	—		—	(443)	—	1,150
Payments on notes	—	—	—	—		—	18	—	18
Net loss	—	—	—	—		—	—	(698)	(698)

Balance, December 31, 2001	$2	2,003,874	$1,591	$—		$—	$(425)	$(698)	$470

Issuance of common stock	5	4,729,152	14,357	—		—	(874)	—	13,488
Dividends on Class A Preferred Stock	—	—	(11,554)	—		—	—	—	(11,554)
Dividends on Class B Preferred Stock	—	—	(198)	—		—	—	—	(198)
Issuance of warrants	—	—	—	379		—	—	—	379
Stock-based compensation	—	—	440	—		(440)	—	—	—
Amortization of deferred compensation	—	—	—	—		265	—	—	265
Payments on notes	—	—	—	—		—	272	—	272
Net loss	—	—	—	—		—	—	(2,072)	(2,072)

Balance, December 31, 2002	$7	6,733,026	$4,636	$379		$(175)	$(1,027)	$(2,770)	$1,050

Beneficial conversion feature	—	—	11,190	—		—	—	—	11,190
Dividends on Class A Preferred Stock	—	—	(11,190)	—		—	—	—	(11,190)
Conversion of Class A Preferred Stock into common stock	4	4,115,944	61,735	—		—	—	—	61,739
Initial public offering	6	6,250,000	84,182	—		—	—	—	84,188
Write-off of deferred financing costs, net of tax effect	—	—	—	—		—	—	(1,415)	(1,415)
Payments on notes	—	—	—	—		—	1,027	—	1,027
Stock-based compensation	—	—	9,534	—		175	—	(9,709)	—

Pro forma balance, December 31, 2002	$17	17,098,970	$160,087	$379		$—	$—	$(13,894)	$146,589

See accompanying notes.

DIGITALNET HOLDINGS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE PERIOD FROM SEPTEMBER 7, 2001 (INCEPTION) THROUGH DECEMBER 31, 2001
AND THE YEAR ENDED DECEMBER 31, 2002

(DOLLARS IN THOUSANDS)

	Period from September 7, 2001 (Inception) through December 31, 2001	Year ended December 31, 2002
Cash flows from operating activities:
Net loss	$(698)	$(2,072)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1	856
Amortization of intangible assets	—	800
Amortization of deferred financing costs	—	294
Amortization of discount on debt	—	51
Amortization of deferred compensation	—	265
Deferred income taxes	—	332
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	—	(1,447)
Inventory	—	(1,022)
Prepaid expenses and other assets	(91)	(688)
Accounts payable and accrued expenses	105	(4,071)
Deferred revenues	—	97
Other liabilities	—	4,083

Net cash used in operating activities	(683)	(2,522)

Cash flows from investing activities:
Purchases of property and equipment	(22)	(207)
Purchase of DigitalNet Government Solutions, LLC, net of cash acquired	—	(178,879)

Net cash used in investing activities	(22)	(179,086)

Cash flows from financing activities:
Proceeds from issuance of debt	—	126,951
Debt issuance costs	—	(6,236)
Proceeds from issuance of warrants	—	379
Proceeds from issuance of common stock, net of offering costs	1,150	13,488
Proceeds from issuance of preferred stock, net of offering costs	—	50,185
Payments on management notes receivable	18	272

Net cash provided by financing activities	1,168	185,039

Net increase in cash and cash equivalents	463	3,431
Cash and cash equivalents, beginning of period	—	463

Cash and cash equivalents, end of period	$463	$3,894

Supplemental disclosures of cash flow information:
Cash paid for interest	$—	$499

Supplemental disclosures of noncash investing and financing activities:
Issuance of Class B preferred stock in acquisition	$—	$33,500

Issuance of common stock for notes receivable from management	$443	$874

See accompanying notes.

DIGITALNET HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND 2002

1.    The Company

Business Description and Basis of Presentation

        DigitalNet Holdings, Inc. (DigitalNet or the Company) was incorporated in September 2001 (Inception), under the laws of the state of Delaware. On November 26, 2002, the Company completed its acquisition of Getronics Government Solutions, L.L.C. (now DigitalNet Government Solutions, LLC or DGS). The accompanying statement of operations for the year ended December 31, 2002 includes the operating results of DGS from November 26, 2002 through December 31, 2002 along with that of the Company for the entire year ending December 31, 2002. Prior to this acquisition, the Company was involved primarily in developing its business plan, recruiting personnel, raising capital, and identifying and evaluating operating assets for acquisition.

        DigitalNet, through its ownership of DGS, is a provider of managed network services, information security solutions, and application development and integration services to U.S. defense, intelligence and civilian federal government agencies. The Company's comprehensive information technology services and solutions allow federal government clients to outsource the design, implementation, integration, management and security of their computer networks and systems. Substantially all of the company and DGS' revenues were derived from contracts with the U.S. government, directly as a prime contractor or as a subcontractor.

        The Company's operations are subject to certain risks and uncertainties including, among others, the susceptibility of the Company's services to rapid technological change, dependence on contracts with federal government agencies, dependence on significant customers, dependence on revenues derived from contracts awarded through competitive bidding, existence of contracts with fixed pricing, dependence on subcontractors to fulfill contractual obligations, current and potential competitors with greater resources, dependence on key management personnel, ability to recruit and retain employees, dependence on intellectual property, lack of operating history, and uncertainty of future profitability and possible fluctuations in financial results.

Unaudited Pro Forma Information

        The unaudited pro forma balance sheet gives effect to the initial public offering contemplated hereby and certain related transactions. These transactions and related effects are more fully described in Note 16.

        The pro forma net loss per common share is computed using the pro forma weighted average number of common shares outstanding during the period. Pro forma weighted average common shares includes the conversion of the Class A Preferred Stock into common stock upon the consummation of this offering at an assumed offering price of $15.00 per share, the mid-point of the range on the cover of this prospectus as of the date of issuance for such preferred stock.

2.    Summary of Significant Accounting Policies and Practices

Principles of Consolidation

        The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated upon consolidation.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

        The Company recognizes revenues under its government contracts when a contract has been executed, the contract price is fixed and determinable, delivery of services or products has occurred, and collection of the contract price is considered probable and can be reasonably estimated. Revenues are earned under time-and-materials, fixed-price and cost-plus contracts. Deferred revenues represent payments received for services not yet rendered to the customer. Contract costs are expensed as incurred.

        Revenues on time-and-materials contracts are recognized based on direct labor hours expended at contract billing rates, other billable direct costs and applicable indirect costs.

        Fixed-price contracts may include either a product delivery or specific service performance throughout a period. Revenues on fixed price contracts that provide for the Company to render services throughout a period are recognized as earned according to contract terms as the service is provided. The majority of revenues on the Company's fixed-price service contracts relate to managed network service contracts in which customers receive a bundle of services often including management services, the use of the Company's hardware and software, network administration services and help desk support. Customers pay the Company and the Company recognizes revenue based on fixed monthly prices often determined by the number of customer users. The Company sells its XTS, TEMPEST and Zone products to customers. Once delivered, these products do not require design, integration or implementation support for the Company's customers to receive immediate product functionality. Accordingly, revenues and associated contract costs are recognized upon product delivery and customer acceptance if required by the contract.

        Under cost-plus contracts, the Company is reimbursed for allowable costs and paid a fee which may be fixed or performance-based. Revenues on cost-plus contracts are recognized as costs are incurred plus an estimate of applicable fees earned. The Company considers fixed fees under cost-plus contracts to be earned in proportion to the allowable costs incurred in performance of the contract which generally corresponds to the timing of contractual billings. For cost-plus contracts that include performance based or fee incentives, the Company recognizes the portion of the expected fee to be awarded by the customer at the time such fee can be reasonably estimated, based on factors such as the Company's prior award experience and communications with the customer regarding performance.

        The Company's contracts with agencies of the government are subject to periodic funding by the respective contracting agency. Funding for a contract may be provided in full at inception of the contract or annually throughout the contract consistent with the federal government's fiscal year. In evaluating the probability of funding for purposes of recognizing revenue and assessing collection of the contract price, the Company considers its previous experiences with its customers, communications with its customers regarding funding status, and the Company's knowledge of available funding for the contract or program. If funding is not considered probable, revenue recognition is deferred until realization is probable.

        Contract revenue recognition inherently involves estimation. From time to time, facts arise that require revisions to estimated total costs or expected revenues. The cumulative impact of any revisions to estimates and the full impact of anticipated losses on any type of contract are recognized in the period in which they become known.

        The allowability of certain costs under government contracts is subject to audit by the government. Certain indirect costs are charged to contracts using provisional or estimated indirect rates, which are subject to later revisions based on governmental audits of those costs. Management is of the opinion that costs subsequently disallowed, if any, would not be significant.

Significant Customers

        The Company had no revenues prior to its acquisition of DGS. Revenues generated from contracts with the federal government or prime contractors doing business with the federal government have accounted for substantially all of the Company's revenues. Revenues from contracts representing greater than 10% of revenues for the period ended December 31, 2002 were as follows:

	Year Ended December 31, 2002
	Revenue	Percent
National Aeronautics and Space Administration (NASA) Consolidated Space Operations Contract (CSOC)	$4,710	14%

        DGS had a significant contract with the Immigration and Naturalization Service (INS) that expired on November 30, 2002 and was not renewed by the customer. This contract represented approximately 18% of DGS' revenues for the period from January 1, 2002 through November 25, 2002. The Company's NASA CSOC contract, which represented approximately 13% of DGS' revenues for the period from January 1, 2002 through November 25, 2002, expires on December 31, 2003 and the Company has been notified by its customer, the prime contractor, that the contract will not be renewed because NASA has decided not to renew the prime contractor's contract.

Credit Risk

        The Company's assets that are exposed to credit risk consist primarily of cash and cash equivalents and accounts receivable. Accounts receivable consist primarily of billed and unbilled amounts, including indirect cost rate variances, due from various agencies of the federal government or prime contractors doing business with the federal government. The Company historically has not experienced significant losses related to accounts receivable and therefore believes that credit risk related to accounts receivable is minimal. The Company maintains cash balances at financial institutions that may at times exceed federally insured limits. The Company maintains this cash at high credit quality institutions and, as a result, believes credit risk related to its cash is minimal.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

Inventory

        Inventories consist of computer equipment and peripherals and are stated at the lower of cost or market where cost is determined primarily on the average costing method. Allowances for obsolete or slow-moving inventory are based on the Company's overall obsolescence experience and its assessment of future inventory requirements.

Property and Equipment

        Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, as follows:

Project assets	3-5 years or contract term, if shorter
Machinery and equipment	3-10 years
Leasehold improvements	6 years or lease term, if shorter

Intangible Assets

        Amortization is recorded over the expected useful life of the intangible asset. The Company evaluates the useful lives assigned to intangible assets on a regular basis. Amortization periods and methods are as follows:

	Years	Method
Non-compete agreements	2.5	Straight-line
Software	3	Straight-line
Customer relationships	8	Accelerated

        The accelerated method of amortization for the customer relationships intangible is based upon the estimated cash flows expected to be derived from the customer relationships.

        Effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, Goodwill and Other Intangible Assets. SFAS No. 142 requires the use of a non-amortization approach to account for purchased goodwill and certain intangibles. Under the non-amortization approach, goodwill and certain intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded value of goodwill and certain intangibles exceeds its fair value.

Impairment of Long-Lived Assets

        In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Company reviews its long-lived assets including property and equipment and intangible assets other than goodwill, whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. To determine the recoverability of its long-lived assets, the Company evaluates the probability that future estimated undiscounted net cash flows will be less than the carrying amount of the assets. If such cash flows are more likely than not to be less than the carrying amount of the long-lived assets, then such assets are written down to their fair value. The Company's estimates of anticipated cash flows and the remaining estimated useful lives of long-lived assets could be reduced significantly in the future. As a result, the carrying amount of long-lived assets could be reduced in the future.

Fair Value of Financial Instruments

        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, long-term debt, and preferred stock. In management's opinion, the carrying amounts of these financial instruments approximate their fair values at December 31, 2001 and 2002.

Stock-Based Compensation

        The Company accounts for stock-based employee compensation arrangements using the intrinsic value method in accordance with provisions of Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and complies with the disclosure provisions of SFAS No. 123, Accounting for Stock-Based Compensation. Under APB Opinion No. 25, compensation cost is generally recognized based on the difference, if any, on the date of grant between the fair value of the Company's stock and the amount an employee must pay to acquire the stock.

Income Taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under SFAS No. 109, deferred tax assets or liabilities are computed based upon the difference between financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. The Company provides a valuation allowance on its net deferred tax assets when it is more likely than not that such assets will not be realized.

Earnings Per Share

        SFAS No. 128, Earnings Per Share, requires the presentation of basic and diluted earnings per share. Basic net income (loss) per share is computed by dividing income (loss) attributable to common stockholders by the weighted average number of common shares outstanding for the period. The diluted net income (loss) per share data is computed using the weighted average number of common shares outstanding plus the dilutive effect of common stock equivalents, unless the common stock equivalents are antidilutive. For purposes of computing basic earnings per share, 1,265,440 shares of unvested common stock outstanding at December 31, 2002 purchased by executives and employees of the Company (the Reserved Stock, Carried Stock and Restricted Stock—See Note 9) are not treated as outstanding until they vest. The effect of Class A Preferred Stock and Class B Preferred Stock convertible into shares of common stock was not included in the computation of diluted loss per share as the effect would be anti-dilutive. In addition, warrants to purchase 94,868 shares of common stock that were outstanding as of December 31, 2002 were excluded from the computation of diluted loss per share as their effect would be anti-dilutive. The treasury stock effect of 1,265,440 shares of unvested common stock held by executives and employees (the Reserved Stock, Carried Stock and Restricted Stock—See Note 9) as of December 31, 2002, has also not been included in the computation of diluted loss per share as their effect would be anti-dilutive.

        The following details the computation of the net loss per share (in thousands, except per share data):

	Period from September 7, 2001 (Inception) through December 31, 2001	Year ended December 31, 2002	Pro froma year ended December 31, 2002
			(unaudited)
Net loss	(698)	(2,072)	(2,072)
Dividends and accretion on preferred stock	—	(11,752)	—

Net loss attributable to common stockholders	(698)	(13,824)	(2,072)
Weighted average share calculation:
Basic weighted average shares outstanding:	1,457,697	2,421,324	2,421,324
Conversion of preferred stock	—	—	405,956
Treasury stock effect of warrants	—	—	—
Treasury stock effect of shares of unvested common stock	—	—	—

Diluted weighted average shares outstanding	1,457,697	2,421,324	2,827,280
Loss per common share:
Basic loss per common share	(0.48)	(5.71)	(0.73)
Diluted loss per common share	(0.48)	(5.71)	(0.73)

Segment Reporting

        SFAS No. 131, Disclosure about Segments of an Enterprise and Related Information, establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that these enterprises report selected information about operating segments in interim financial reports. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas and major customers. The Company maintains two operating segments. Both operating segments provide a range of services primarily to agencies of the federal government. The operating segments have been aggregated for financial reporting purposes based on similarities and consistencies in the customer base, economic characteristics, methods of marketing, selling and providing services, and workforces of each of the operating segments. Also, each of the operating segments is subject to the same Federal Acquisition Regulations that govern bid and proposal procedures, and utilize similar contract vehicles to provide services to the federal government.

Impact of Recently Issued and Proposed Accounting Pronouncements

        In June 2001, Financial Accounting Standards Board (FASB) issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company will be required to implement SFAS No. 143 on January 1, 2003. The Company does not believe that adoption of this standard will have a material impact on its results of operations or financial position.

2.    Summary of Significant Accounting Policies and Practices (Continued)

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections. Among other things, SFAS No. 145 rescinds both SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and the amendment to SFAS No. 4, SFAS No. 64, Extinguishment of Debt Made to Satisfy Sinking Fund Requirements. Through this rescission, SFAS No. 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. Generally, SFAS No. 145 is effective for transactions occurring after May 15, 2002. Adoption of SFAS No. 145 will require that any loss incurred by the Company through the early retirement of debt be reflected as a component of other income and expense and not treated as an extraordinary item.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs of Exit or Disposal Activities. SFAS No. 146 nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). This statement requires that an exit or disposal activity related cost be recognized when the liability is incurred instead of when an entity commits to an exit plan. The provisions of SFAS No. 146 are effective for financial transactions initiated after December 31, 2002. The Company does not believe SFAS No. 146 will have a material impact on its results of operations or financial position.

3.    Acquisitions

        On November 26, 2002, the Company acquired all of the membership interests of DGS in a transaction accounted for using the purchase method of accounting. DGS' results of operations have been included in the accompanying consolidated statements of operations from the date of its acquisition. At closing, consideration for the acquisition consisted of 33,500 shares of Class B preferred stock and $183.4 million in cash. This consideration is subject to adjustment based upon a final determination of the amount of net working capital, depreciable assets and accrued contract losses, as defined, as of the date of acquisition. Management currently estimates that the Company will be required to pay approximately $8.2 million in cash as additional consideration as a result of these adjustments. Accordingly, the Company has included this amount in the determination of the aggregate purchase price for the acquisition.

        The aggregate consideration was determined as follows (in thousands):

Fair value of Class B preferred stock	$33,500
Cash paid or to be paid to sellers	191,655
Transaction costs and other	11,389

$236,544

        Based upon its preliminary assessment, the Company has allocated the purchase price based upon the fair values of the assets acquired and the liabilities assumed. The Company plans to complete its assessment during the first and second quarter of 2003 and will reflect any adjustments, which are not expected to be significant, to the initial purchase price allocation in its financial statements as of June 30, 2003.

        The purchase consideration has been allocated on a preliminary basis as follows (in thousands):

Cash	$5,873
Accounts receivable	62,576
Other assets	8,315
Property and equipment	13,849
Non-compete agreements	41
Software	527
Customer relationships	33,547
Goodwill	158,961
Net deferred income taxes	1,165
Current liabilities	(47,814)
Long-term liabilities	(496)

$236,544

        The goodwill recorded is expected to be fully deductible for income tax purposes.

        In connection with the DGS acquisition, the Company recognized approximately $8.9 million in liabilities as the cost of abandoning certain leased DGS facilities and terminating certain DGS employees. The accrual consisted primarily of lease costs and severance and other employee termination costs related to the termination of approximately 70 employees in connection with the expiration of the INS contract and the consolidation of certain other operations. For the year ended December 31, 2002, the Company charged $204,000 against the accrual for amounts paid. Payments related to the remaining obligation at December 31, 2002 will total $5.0 million for 2003, $0.5 million per year from 2004 through 2007, and $1.7 million thereafter.

        The pro forma information presented below (in thousands, except per share data) reflects the DGS acquisition and the related financing transactions as if each had occurred at the beginning of each period presented. These results are not necessarily indicative of future operating results or those that would have occurred had the acquisition been consummated on those dates:

	Year Ended December 31,
	2001	2002
Pro forma revenues	$346,773	$367,813
Pro forma net income	3,977	12,483
Pro forma net income (loss) attributable to common stockholders	(1,844)	6,661
Pro forma basic earnings (loss) per share	(0.69)	1.37
Pro forma diluted earnings (loss) per share	$(0.69)	$1.28

4. Accounts Receivable

        Accounts receivable consists of the following as of December 31, 2002 (in thousands):

December 31, 2002
Billed and currently billable accounts receivable	$57,750
Unbilled accounts receivable	9,727
Allowance for doubtful accounts	(3,454)

Account receivable, net	$64,023

The amounts included in currently billable accounts receivable represent amounts which were billed in the subsequent reporting period. They are billings for services rendered prior to period-end that were billed once necessary billing data had been collected and an invoice produced. Unbilled accounts receivable represent amounts which are not yet billable based upon contract terms. Substantially, all of the unbilled accounts receivable are expected to be billed and collected in cash within 90 days of the balance sheet date.

5. Property and Equipment

        Property and equipment consist of the following (in thousands):

	December 31,
	2001	2002
Project assets	$—	$11,851
Machinery and equipment	22	1,445
Leasehold improvements	—	783
Accumulated depreciation	(1)	(857)

Property and equipment, net	$21	$13,222

        The Company provides services under long-term contractual commitments whereby certain of its equipment is held for use by others. The cost of these assets is recovered through contractual billings. The net book value of assets held for use by others was approximately $10.9 million at December 31, 2002.

6. Intangible Assets

        Intangible assets consist of the following as of December 31, 2002 (in thousands):

Non-compete agreements	$41
Software	527
Customer relationships	33,547
Goodwill	158,961
Accumulated amortization	(800)

Intangible assets, net	$192,276

        Future expected amortization of intangibles as of December 31, 2002, is as follows (in thousands):

2003	$10,594
2004	7,526
2005	5,069
2006	4,177
2007	3,031
Thereafter	2,918

$33,315

7. Accrued Expenses

        Accrued expenses consist of the following (in thousands):

	December 31,
	2001	2002
Accrued compensation and benefits	$—	$11,651
Accrued acquisition and related costs	—	6,702
Accrued DGS purchase consideration	—	8,215
Accrued contract costs	—	9,388
Accrued NASA CSOC contract obligation	—	9,241
Other	104	8,709

Accrued expenses	$104	$53,906

        In connection with the DGS acquisition, the Company consolidated its facilities resulting in the closure of its Bethesda, Maryland office. As a result, the Company recorded a restructuring charge for the related lease costs of $446,000, which has been included in acquisition, stock-based compensation and related expenses in the accompanying consolidated statement of operations for the year ended December 31, 2002.

        In May 1999, DGS entered into a contract to design, install and operate a wide area network for NASA. The base term of the contract extends to December 31, 2003 and will not be renewed. The Company has determined that estimated direct contract costs exceed estimated contract revenues. The accrued NASA CSOC contract obligation is based, in part, upon management's estimate of future revenues and costs. Management's estimates could be revised in the future which could effect the amount of this obligation.

8.    Debt

        Debt consists of the following (in thousands):

December 31, 2002
Senior Secured Credit Facility:
Revolving Credit Facility, with an interest rate of 5.3% at December 31, 2002, due November 2006	$3,900
Term Loan, with an interest rate of 6.0% at December 31, 2002, quarterly principal payments through November 2007	80,000
Discount on Term Loan	(561)
Subordinated Bridge Note, with an interest rate of 15%, due August 26, 2003	44,000
Discount on Subordinated Bridge Note	(337)

Total	$127,002

Less: Current portion	$48,549

Long-term portion	$78,453

Senior Secured Credit Facility

        In November 2002, the Company entered into a $105.0 million credit agreement (the Senior Secured Credit Facility) with a syndicate of commercial lenders. The Senior Secured Credit Facility includes a receivable-based revolving line of credit which permits borrowings and issuances of letters of credit of up to $25.0 million (Revolving Credit Facility), and an $80.0 million term loan facility (the Term Loan). The available borrowings under the Revolving Credit Facility may be limited based upon a certain percentage of the Company's eligible billed and unbilled accounts receivable, as defined. As of December 31, 2002, the Company had $2.0 million in outstanding letters of credit under the revolving credit facility related to its leased facility in Herndon, Virginia. At December 31, 2002, the Company had available but unused borrowing capacity of approximately $19.1 million under the Revolving Credit Facility. The Term Loan was issued at a discount of $570,000 from its face amount. This discount is being recognized as additional interest expense over the term of the debt using the effective interest method.

        Borrowings under the Senior Secured Credit Facility bear interest, at the Company's option, at a rate based on the British Bankers Association Interest Settlement Rate for deposits in dollars or at a rate that is the higher of the prime rate or the federal funds rate plus 50 basis points, in each case plus an applicable margin that varies depending upon the Company's consolidated leverage ratio, as defined. Beginning in 2003 through December 31, 2004 quarterly principal payments of $1.25 million are required on the Term Loan, which will increase to $2.50 million, $6.25 million and $8.75 million each quarter for the years ended December 31, 2005, 2006 and 2007, respectively. The Senior Secured Credit Facility requires mandatory prepayments and commitment reductions upon the occurrence of certain events, including among others, sales of assets, excess cash flow, and issuances of debt and equity, including an initial public offering (IPO). The Company is required to use the proceeds of an IPO, first to repay the then outstanding subordinated bridge notes, second to repay the outstanding Term Loan, and next to reduce the Revolving Credit Facility. The requirement to prepay amounts due under the Term Loan and the Revolving Credit Facility will terminate when the Company's ratio of debt to earnings before interest, taxes, depreciation and amortization (EBITDA as defined) for the four most recent quarters is equal to or less than 2.25 to 1.00. For purposes of computing this ratio, the Senior Secured Credit Facility specifies the amount of EBITDA for each of the quarters ending December 31, 2001, March 31, 2002, June 30, 2002, and September 30, 2002 as approximately $8.9 million, $7.7 million, $12.0 million, and $9.7 million, respectively.

        Our obligations under our Senior Secured Credit Facility are secured by substantially all of the assets of the Company. The Senior Secured Credit Facility contains certain restrictive covenants including, among others, requirements related to operating results and leverage, as well as restrictions related to liens, investments, additional indebtedness, dispositions of assets, dividends, distributions, issuances of equity securities, transactions with affiliates, capital expenditures and certain other changes in the business. The financial covenants include the requirement to maintain minimum EBITDA levels, a minimum fixed charge coverage ratio, a maximum total leverage ratio and a maximum senior leverage ratio. The requirement to maintain minimum EBITDA levels will terminate in the event that the total leverage ratio is equal to or less than 2.25 to 1.00. The Company was in compliance with these covenants as of December 31, 2002. In connection with the Senior Secured Facility, the Company incurred approximately $4.3 million in financing costs, which are being amortized as interest expense over the term of the debt using the effective interest method.

Bridge Loan Agreement

        In November 2002, the Company entered into a bridge loan agreement with a commercial lender to borrow $44.0 million through a subordinated bridge note (the Subordinated Bridge Note). The Subordinated Bridge Note bears interest at an annual rate of 15% and is due on August 26, 2003 (Maturity Date). Annual interest equal to 13% is payable in cash quarterly with the remaining 2% payable in cash or added to the outstanding principal balance at the Company's option. The Company has the option to extend the due date to November 26, 2003 (Extended Maturity Date) upon meeting certain requirements in the agreement including maintaining a minimum EBITDA level and a maximum total leverage ratio.

        In addition, if on the Maturity Date, or if applicable, the Extended Maturity Date, an IPO has not occurred, there have been no continued events of default, as defined, and there has not been a material adverse effect, the Company, at its option, may rollover and exchange borrowings under the Subordinated Bridge Note for a new note (the Rollover Note). The Rollover Note will bear interest at an annual rate of 15% with 13% payable quarterly in cash and 2% payable in cash or added to the outstanding principal balance at the Company's option with a maturity date of the earlier of seven years from the date of its issuance or six months after the maturity of the Term Loan. The Rollover Notes will be subject to financial covenants including maintaining a minimum EBITDA level, maintaining a maximum total leverage ratio, and maintaining a minimum fixed charge coverage ratio. In addition, the Company is required to use the net cash proceeds of any IPO to prepay amounts outstanding under the Subordinated Bridge Note. Borrowings under the Subordinated Bridge Note are subordinated to the Senior Secured Credit Facility. The bridge loan agreement contains certain restrictive covenants including, among others, requirements related to operating results and leverage, as well as restrictions related to liens, investments, indebtedness, dispositions of assets, dividends, distributions, issuances of equity securities, transactions with affiliates, capital expenditures and certain other changes in the business. The financial covenants include the requirement to maintain minimum EBITDA levels, a minimum fixed charge leverage ratio, a maximum total leverage ratio and a maximum senior leverage ratio. The requirement to maintain EBITDA levels will terminate in the event that the total leverage ratio is equal to or less than 2.25 to 1.00. The Company was in compliance with these covenants as of December 31, 2002. In connection with the Subordinated Bridge Note, the Company incurred approximately $1.9 million in financing costs, which are being amortized as interest expense over the term of the debt using the effective interest method.

        In connection with the Subordinated Bridge Note, the Company issued warrants to purchase 94,868 shares of common stock to the lender. The warrants have a ten-year life, and were issued with an exercise price of $0.01 per share. A portion of the proceeds of the Subordinated Bridge Note has been allocated to the value of the warrants. The fair value of the warrants was determined using the Black-Scholes option-pricing model with the following assumptions: risk-free interest rate of approximately 4%, expected life of 10 years, volatility of 100% and no dividends. The resulting debt discount is being amortized to interest expense using the effective interest rate method over the term of the Subordinated Bridge Note. In the event the Subordinated Bridge Note is not repaid on either the Maturity Date or the Extended Maturity Date, the Company will be required to release to the lender warrants to purchase an additional 379,475 shares of common stock with an exercise price of $0.01 per share that are currently being held in escrow.

Future Minimum Principal Payments

        Future minimum principal payments as of December 31, 2002 are as follows (in thousands):

2003	$49,000
2004	5,000
2005	10,000
2006	28,900
2007	35,000

$127,900

9.    Stockholders' Equity

Stock Purchase Agreement

        In September 2001, the Company entered into a purchase agreement (the Stock Purchase Agreement) and completed the first of a series of investment transactions with GTCR Golder Rauner, L.L.C. (GTCR) and certain executives (including entities for the benefit of the executives or their family members, the Executives) of the Company. Under the terms of the Stock Purchase Agreement, GTCR committed to provide up to $96 million in capital to the Company to fund acquisitions as well as for other general corporate purposes. Pursuant to the Stock Purchase Agreement, up to 4,200,000 shares of common stock will be issued to GTCR at a price of $0.80 per share and up to 92,640 shares of Class A Redeemable Convertible Preferred Stock (Class A Preferred Stock) will be issued to GTCR at a price of $1,000 per share. The Executives are also required to purchase additional common and Class A Preferred Stock at the same per share prices in proportion to all GTCR investments.

        As part of the initial investment transaction in September 2001, the Company issued 1,250,000 shares of common stock to GTCR resulting in net cash proceeds of $990,000. Concurrent with the GTCR investment, the Executives purchased an aggregate of 753,874 shares of common stock for proceeds of approximately $603,000. In April 2002 and October 2002, the Company sold an additional 662,500 and 215,000 shares of common stock, respectively, to GTCR resulting in net cash proceeds of approximately $695,000. Concurrent with these GTCR investments, the Company sold to the Executives an additional 399,554 and 129,667 shares of common stock, in April 2002 and October 2002, respectively, for consideration of approximately $423,000. In connection with the DGS acquisition in November 2002, the Company sold 2,072,500 shares of common stock and 58,744 shares of Class A Preferred Stock to GTCR for net cash proceeds of approximately $59.8 million. Concurrent with this GTCR investment, the Executives purchased 1,249,931 shares of common stock and 2,632 shares of Class A Preferred Stock from the Company for consideration of approximately $3.6 million. In addition, GTCR purchased 205,693 shares of common stock from the Executives for $0.80 per share in connection with the DGS acquisition. The net proceeds of approximately $63.4 million received in November 2002 were allocated between the Company's common stock and Class A Preferred Stock for financial reporting purposes based on the estimated fair value of each security.

Common Stock Held by Executives and Other Employees

        Certain shares of common stock purchased by the Executives are subject to repurchase at the discretion of the Company (the Reserved Stock) and certain shares held by the Executives and other employees are subject to repurchase by the Company upon the Executive's or the employee's separation from the Company.

Reserved Stock

        The Reserved Stock is subject to senior management agreements (the Management Agreements) dated September 7, 2001 with each of the Executives. Concurrent with the GTCR investments, an aggregate of 973,614 shares of Reserved Stock were purchased by the Executives. Consideration for the purchases consisted of a combination of cash and promissory notes. Pursuant to the Management Agreements, the Company may at its discretion, repurchase any or all of the Reserved Stock for $0.80 per share in order to re-issue a corresponding number of shares of common stock and/or options to purchase common stock to other employees. During the year ended December 31, 2002, the Company repurchased 88,125 shares of Reserved Stock from the Executives for $0.80 per share, which were subsequently sold to certain other employees and consultants of the Company at a price per share of $0.80. The Executives held 679,796 shares of Reserved Stock as of December 31, 2002.

        The Company's unilateral option to repurchase the Reserved Stock expires on the earlier of a liquidity event, as defined, or an IPO (collectively the Qualifying Events). Upon a Qualifying Event, other than an IPO, the Executives' Reserved Stock vests retroactively, beginning with the date of the Management Agreements, with approximately 35% vesting on the date of the Management Agreements, and approximately 2% vesting on the last day of each month thereafter. Subsequent to a Qualifying Event, other than an IPO, any unvested shares of Reserved Stock are subject to repurchase only upon the applicable Executives' separation from the Company. The repurchase price upon separation will be the lower of (a) the original purchase price or (b) the fair market value on the date of separation. Upon an IPO, the Executives' Reserved Stock will vest immediately, and a portion of the vested Reserved Stock will be subject to transferability restrictions that lapse over time.

        Because the number of shares of Reserved Stock to be held by the Executives will not be fixed until the occurrence of a Qualifying Event, the Company will measure and record stock compensation costs equal to the difference between the fair value of the Company's common stock on the date of a Qualifying Event and the original per share purchase price of the Reserved Stock, multiplied by the number of shares of Reserved Stock retained by the Executives. Upon the occurrence of a Qualifying

Event, other than an IPO, a portion of the total stock-based compensation cost will be recognized as an expense immediately at the time of the Qualifying Event based upon the effect of retroactive vesting with the remainder recognized as deferred compensation and charged to expense over the remaining vesting period. Upon the occurrence of an IPO, the total stock-based compensation cost will be recognized as expense.

Carried Stock

        Concurrent with the GTCR investments, an aggregate 1,371,288 shares of common stock (the Carried Stock) were purchased by the Executives. Consideration for the purchases consisted of a combination of cash and full recourse promissory notes. Pursuant to the Management Agreements, the Executives' Carried Stock vests approximately 35% on the date of the Management Agreement and approximately 2% on the last day of each month thereafter. The vesting for any Carried Stock purchased by the Executives subsequent to the date of the initial purchase and the date of the Management Agreements will be determined retroactively, beginning with the original date of the Management Agreements. Any unvested shares of Carried Stock will be subject to repurchase by the Company upon the Executives' separation from the Company at the lower of (a) the Executives' original purchase price or (b) the fair market value of each share on the separation date.

Restricted Stock

        During 2002, the Company sold an aggregate of 88,125 shares of common stock (the Restricted Stock) to other employees of the Company (the Initial Employees). The shares were sold at $0.80 per share, in exchange for cash and promissory notes. In the event that the Initial Employees cease to be employed or engaged by the Company for any reason, the common stock is subject to repurchase at the option of the Company. The Initial Employees vest in the Restricted Stock ratably over 3 to 4 year periods. Restricted Stock that has vested is subject to repurchase at the fair market value of the stock (the Fair Value Shares) at the repurchase date. Restricted Stock that has not vested may be repurchased at its original cost. If the Company elects not to repurchase the shares of common stock upon the separation of the Initial Employees from the Company, the remaining investors shall have the right to purchase the Restricted Stock. The Fair Value Shares are subject to restrictions on transferability. Such restrictions lapse upon the occurrence of certain events.

        Because the promissory notes issued to finance the stock purchases of the Restricted Stock have a fixed rate of interest which may not equal a market rate of interest on the date the shares of Restricted Stock become vested, these stock awards have been accounted for as variable awards resulting in the requirement that stock-based compensation cost be measured each reporting period based on the fair value of the Company's common stock at that date and attributed to expense based on the vesting of the awards. Accordingly, the Company recognized stock-based compensation cost of $440,000 as of December 31, 2002, of which $265,000 was charged to expense during the fourth quarter of 2002.

Stockholders Agreement

        In connection with the GTCR Purchase Agreement, the Company, GTCR, and the Executives (collectively, the "Investors"), entered into a stockholders agreement. The stockholders agreement, among other things, grants the Executives certain participation rights in connection with the transfer of stock by GTCR, grants the Company and the Investors certain rights of first refusal, and provides for voting rights with respect to the election of directors. In November 2002, the stockholders agreement was amended and restated to include the holders of the Class A Preferred Stock, Class B Preferred Stock, and warrants to purchase common stock within its provisions.

10.    Preferred Stock

Class A Redeemable Convertible Preferred Stock

        The holders of the Class A Preferred Stock are entitled to a 6 percent cumulative dividend, which is paid when declared by the Company's Board of Directors. As of December 31, 2002, accrued but unpaid dividends totaled $363,000. The Company can redeem the shares at any time for their liquidation value of $1,000 per share plus accrued but unpaid dividends. The shares have no voting rights. Upon the occurrence of an IPO, change in ownership, or fundamental change, as defined, a majority of the holders of the Class A Preferred Stock can require the Company to redeem all or a portion of their shares for cash in an amount equal to their liquidation value, which includes accrued but unpaid dividends. If the Class A Preferred Stock has not been redeemed prior to or upon a qualified IPO, each share will automatically convert into Company common stock computed based on the aggregate liquidation value of the preferred stock, which includes accrued but unpaid dividends divided by a number which is equal to the price per share of the Company's common stock at its IPO.

        In connection with financing the acquisition of DGS, the Company issued shares of common stock and Class A Preferred Stock concurrently for total consideration of approximately $63.4 million, net of a one percent investment fee paid to GTCR in connection with the investment. For financial reporting purposes, the Company has allocated the proceeds between the common stock and the Class A Preferred Stock based upon management's estimate of the fair value of each security with approximately $13.2 million allocated to the common stock and $50.2 million allocated to the Class A Preferred Stock. The Class A Preferred Stock was immediately redeemable on the date of issuance as Class A Preferred Stock can be redeemed at any time by the Company at its liquidation value plus accrued but unpaid dividends and the holders of the majority of Class A Preferred Stock control the Company through their ownership of common stock and board of directors representation. The liquidation value of the shares of Class A Preferred Stock was approximately $61.4 million on the date of issuance. Because the initial carrying amount of the Class A Preferred Stock on the date of issuance was less than the redemption amount and the Class A Preferred Stock was immediately redeemable, the Company recorded approximately $11.2 million in accretion on the date of issuance. In addition, because the Class A Preferred Stock was issued at a discount to its liquidation value which is the basis for conversion upon an IPO, the effective conversion price of the Class A Preferred Stock will be less than the price per share offered to the public upon an IPO. In accordance with EITF 98-5, "Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios," this beneficial conversion feature of approximately $11.2 million has been measured at the date of issuance and will be recognized and recorded as a dividend and a corresponding credit to additional paid-in capital upon consummation of an IPO.

Class B Redeemable Convertible Preferred Stock

        As consideration in the DGS acquisition, the Company issued 33,500 shares of Class B Redeemable Convertible Preferred Stock (the Class B Preferred Stock). The holders of the Class B Preferred Stock are entitled to a 6% cumulative dividend, which is paid when declared by the Company's Board of Directors. As of December 31, 2002, accrued but unpaid dividends totaled $198,000. The shares have no voting rights.

10.    Preferred Stock (Continued)

        In the event that the Company exercises its right to redeem the Class A Preferred Stock, the holders of the Class B Preferred Stock will have the right to participate in such redemption. Upon the occurrence of a change in ownership or fundamental change, as defined, the holders of the Class B Preferred Stock can require the Company to redeem all of their shares for liquidation value, plus accrued but unpaid dividends, or they may convert their respective shares into common stock. In addition, upon the occurrence of an IPO, a majority of the holders of the Class A Preferred Stock can require the Company to redeem all or any portion of the Class A Preferred Stock and the Class B Preferred Stock for its liquidation value, plus accrued but unpaid dividends, provided however that any holder of the Class B Preferred Stock may elect to convert their respective shares into common stock. If the Class B Preferred Stock has not been redeemed at the consummation of an IPO, the shares will automatically convert into Company common stock in an amount computed based on the aggregate liquidation value of the Class B Preferred Stock, which includes accrued but unpaid dividends divided by a number which is equal to 81.667% of the price per share of the Company's common stock at its IPO.

        This discount to the price per share offered to the public, results in a beneficial conversion feature of approximately $7.5 million. Because conversion is contingent on the occurrence of a future event, the value of the beneficial conversion feature will not be recognized until the contingent future event occurs in accordance with EITF 98-5, Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios. If converted at an IPO, the Company would record the $7.5 million beneficial conversion feature and the related dividend.

        The changes in redeemable convertible preferred stock for the year ended December 31, 2002 are as follows (dollars in thousands):

	Class A Preferred Stock		Class B Preferred Stock
	Amount	Shares	Amount	Shares
Balance, December 31, 2001	$—	—	$—	—
Issuance of Class A Preferred Stock	50,185	61,376	—	—
Issuance of Class B Preferred Stock in connection with the acquisition	—	—	33,500	33,500
Dividends	11,554	—	198	—

Balance, December 31, 2002	$61,739	61,376	$33,698	33,500

11.    Income Taxes

        The components of the Company's net deferred tax asset (liability), are as follows (in thousands):

	December 31,
	2001	2002
Deferred tax assets:
Net operating loss carryforwards	$195	$4,869
Vacation and other accruals	—	326
Organization costs	83	67
Deferred tax liabilities:
Unbilled receivables	—	(3,891)
Intangible asset amortization	—	(538)
Valuation allowance	(278)	—

Net deferred tax asset	$—	$833

        The Company had net operating loss carryforwards to offset future taxable income of approximately $12.2 million as of December 31, 2002. These net operating loss carryforwards expire through 2022.

        The components of the provision (benefit) for income taxes are as follows (in thousands):

	For the period from inception through December 31, 2001	Year ended December 31, 2002
Current	$(195)	$(4,674)
Deferred	(83)	4,119
Valuation allowance	278	887

Total	$—	$332

The provision (benefit) for income taxes results in an effective rate that differs from the Federal Statutory rate as follows:

	For the period from September 7, 2001 (inception) through December 31, 2001	Year ended December 31, 2002
Federal statutory rate	(35)%	(35)%
Effect of graduated rates	1	1
State income taxes, net of federal income tax benefit	(6)	(6)
Net operating losses for which no tax benefit is currently available	28	52
Other changes in valuation allowance	12	(1)
Other, net	—	8

Total	—%	19%

12.    Related Party Transactions

        At December 31, 2002, the Company held notes receivable totaling $1.0 million from the Executives and the Initial Employees. These notes bear interest at 5 percent per annum and are due at varying dates through September 2010. Notes totaling $538,000 related to the purchases of the Reserved Stock will become immediately payable upon the effectiveness of a qualified IPO, as defined.

        In connection with the GTCR Purchase Agreement, the Company entered into a management services agreement with GTCR for $200,000 per year. In March 2002, this amount increased to $300,000 per year. The Company incurred approximately $67,000 and $283,000 related to this agreement in 2001 and 2002, respectively. The professional services agreement also provides for a one percent fee on certain issuances of company stock. GTCR received a fee of $10,000 and $613,000 in association with the GTCR Investment during the period from inception through December 31, 2001 and the year ended December 31, 2002, respectively.

        In connection with the acquisition of DGS, the Company entered into certain transitional services agreements with Getronics Wang Co. LLC (Getronics Parent). Pursuant to these agreements, the Company agreed to provide maintenance services and office space to Getronics Parent. In addition Getronics Parent among other services, agreed to provide the Company with information technology and systems support. These agreements terminate at various dates from March 2003 to November 2004. For the year ended December 31, 2002, the Company paid approximately $1.7 million to Getronics Parent for services rendered under these agreements.

13.    Commitments and Contingencies

Operating Leases

        The Company leases office space, network equipment, and certain office equipment under various non-cancelable operating leases that expire through October 2011. Rental expense is recognized on a straight-line basis over the term of the lease, regardless of when payments are due. Rental expense was approximately $73,000 and $869,000 for the period from inception through December 31, 2001 and the year ended December 31, 2002.

        Future minimum commitments under the Company's operating leases and subleases are as follows for each of the years ended December 31 (in thousands):

	Gross Commitment	Sublease Income	Net Commitment
2003	$5,244	$380	$4,864
2004	5,050	155	4,895
2005	4,868	—	4,868
2006	4,391	—	4,391
2007	3,182	—	3,182
Thereafter	12,918	—	12,918

Audit Review

        Substantially all payments to DGS and the Company on government cost reimbursable contracts are provisional payments which are subject to adjustment upon audit by the Defense Contract Audit

Agency (DCAA). DGS's incurred cost submissions have been completed through December December 31, 2001 and have been audited through December 31, 2000. There are no outstanding incurred cost submissions or audits for any of DGS's previously acquired entities. The 2001 incurred cost audit for DGS is not expected to result in a material adverse effect on the Company's financial position or results of operations.

Litigation and Claims

        The Company is periodically involved in disputes arising from normal business activities. In the opinion of management, resolution of these matters will not have a material adverse effect upon the financial position or future operating results of the Company, and adequate provision for any potential losses has been made in the accompanying consolidated financial statements.

        On February 2, 2002, DGS filed an action against Lockheed Martin Space Operations Company (Lockheed Martin) in connection with the NASA CSOC contract. The DGS complaint alleged multiple counts of breach of contract and other claims related to its subcontract with Lockheed Martin under the NASA CSOC program. In January 2003, the Company entered into a settlement agreement with Lockheed Martin that sets forth the amounts that Lockheed Martin has agreed to pay the Company for services previously performed and for future services under the NASA CSOC contract.

14.    Subsequent Events

401(k) Plan

        In January 2003, the Company established a 401(k) retirement plan for the benefit of all eligible employees. Participants may contribute a portion of eligible wages, not to exceed annual statutory limitations, to the plan. The Company may also elect to make a discretionary contribution as determined by its Board of Directors on an annual basis. For the year ending December 31, 2003, the Company has elected to match 50 percent of each employee's contribution up to six percent of each employee's salary. Employees vest in the Company discretionary contributions ratably over three years.

Reserve Stock Split

        In March 2003, the Company effected a one-for-eight reverse stock split. Accordingly, all share and per share amounts have been retroactively adjusted to give effect to this event.

15.    Unaudited Subsequent Events

Getronics Parent Settlement

        In February 2003, the Company entered into a settlement agreement with Getronics Parent pursuant to which the Company paid an aggregate of $8.3 million in full payment of the purchase price adjustment (see Note 3). The settlement agreement also grants the Company the option to redeem for cash all or any outstanding shares of the Class B Preferred Stock for their liquidation value plus the accrued but unpaid dividends upon the consummation of an IPO, if the IPO is consummated on or prior to August 26, 2003.

Amendments to Management and Employee Agreements

        In March 2003, the Company amended the Executives' Management Agreements to provide for the immediate vesting of the outstanding shares of Carried Stock upon the consummation of an IPO. Upon an IPO, the Executives will also be required to repay the outstanding balance of the promissory notes issued in connection with their purchases of Carried Stock. The amended Management Agreements also terminate the Executives' requirement to purchase additional shares of stock in connection with any future GTCR investments.

        In March 2003, the Company amended the Initial Employees' employment agreements to provide for the immediate vesting of the outstanding shares of Restricted Stock in connection with the consummation of an IPO. Upon an IPO, the Initial Employees will also be required to repay the outstanding balance of the promissory notes issued in connection with the purchases of Restricted Stock.

Amendment to the Stock Purchase Agreement

        In March 2003, the Company, GTCR, and the Executives amended the Stock Purchase Agreement. Under the terms of the amended Stock Purchase Agreement, GTCR is no longer obligated to provide up to $96 million in capital to the Company. The amended agreement also terminates the Executives' requirement to purchase additional shares of stock in proportion to any future investment by GTCR.

Amended and Restated 2003 Stock Incentive Plan

        The Company adopted an Amended and Restated 2003 Stock Incentive Plan in March 2003. The plan permits the grant of a variety of equity awards including, among others, incentive stock options, non-qualified stock options, stock appreciation rights, restricted stock, and other stock-based awards to consultants, directors, officers, and other employees of the Company. Under the amended and restated plan, 379,475 shares of common stock are available for issuance in connection with awards. The Company intends that the plan will be administered by a committee of the board of directors.

Option Grants

        Immediately prior to the offering contemplated in this prospectus, the Company expects to grant an aggregate of 80,000 stock options to certain directors of the Company with an exercise price equal to 85 percent of the offering price.

Increase in Authorized Shares

        In connection with the Company's proposed initial public offering, the Company expects to amend and restate its certificate of incorporation to increase the number of authorized shares of common stock to 100,000,000 and to authorize 5,000,000 shares of preferred stock, each with a par value of $0.001 per share.

16.    Unaudited Pro Forma Information

        The unaudited pro forma balance sheet information is being presented to show (i) the conversion of Class A Preferred Stock, including accrued dividends, into 4,115,944 shares of common stock upon completion of this offering at an assumed initial public offering price of $15.00 per share, the mid-point of the range shown on the cover of this prospectus, (ii) the use of proceeds from this offering to repay approximately $50.5 million of indebtedness and accrued interest, (iii) the write-off of approximately $2.3 million in deferred financing costs and debt discounts and the related tax benefit attributable to the debt repaid with a portion of the proceeds of this offering, (iv) the recognition of stock-based compensation charges of approximately 8.8 million related to the Reserved Stock and $936,000 related to the Restricted Stock as a result of the vesting that will occur at the time of this offering, (v) the recognition of a beneficial conversion feature recorded as a deemed dividend of approximately $11.2 million on the Class A Preferred Stock at the time of this offering, (vi) the use of proceeds from this offering of approximately $33.7 million to redeem for cash the Class B Preferred Stock, and (vii) required payment of $1,027,000 of promissory notes by the Executives and the Initial Employees upon completion of this offering. The unaudited pro forma balance sheet gives effect to each of these items as if they had occurred on December 31, 2002. The compensation charge for the Reserved Stock is computed as the product of the number of shares of Reserved Stock held by the Executives at the time of this offering multiplied by the difference between the assumed initial public offering price of $15.00 per share, the mid-point of the range shown on the cover of this prospectus, and the per share purchase price paid by the Executives for the Reserved Stock. The Restricted Stock has been accounted for as a variable award in which stock-based compensation is measured each reporting period based on the fair value of the Company's common stock at that date and attributed to expense based on the vesting of the award. The compensation charge for the Restricted Stock assumes full vesting at the time of this offering and is computed based upon the assumed initial public offering price of $15.00 per share, the mid-point of the range shown on the cover of this prospectus.

REPORT OF INDEPENDENT AUDITORS

To DigitalNet Government Solutions, LLC:

        We have audited the accompanying consolidated balance sheets of DigitalNet Government Solutions, LLC, formerly Getronics Government Solutions, L.L.C. and subsidiaries, (the Company) as of December 31, 2001 and November 25, 2002, and the related consolidated statements of operations, member's equity, and cash flows for the years ended December 31, 2000 and 2001, and the period from January 1, 2002 to November 25, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of DigitalNet Government Solutions, LLC as of December 31, 2001 and November 25, 2002, and the consolidated results of its operations and its cash flows for the years ended December 31, 2000 and 2001 and the period from January 1, 2002 to November 25, 2002, in conformity with accounting principles generally accepted in the United States.

        As discussed in Note 2 to the consolidated financial statements, effective January 1, 2002, the Company adopted Statement of Financial Accounting Standards No. 142, "Accounting for Goodwill and Other Intangible Assets."

                      /s/ Ernst & Young LLP

McLean, Virginia
January 27, 2003

DIGITALNET GOVERNMENT SOLUTIONS, LLC

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2001 AND NOVEMBER 25, 2002

(DOLLARS IN THOUSANDS)

	December 31, 2001	November 25, 2002
Assets
Current assets:
Cash and cash equivalents	$6,035	$5,873
Accounts receivable (net of allowance for doubtful accounts of $3,452 and $3,454 at December 31, 2001 and November 25, 2002, respectively)	75,602	77,198
Inventory, net	6,704	6,781
Deferred income taxes	9,616	8,618
Other current assets	1,770	1,534

Total current assets	99,727	100,004
Property and equipment, net	13,055	18,720
Intangible assets, net	70,199	70,199
Deferred income taxes	6,874	7,633

Total assets	$189,855	$196,556

Liabilities and member's equity
Current liabilities:
Accounts payable	$3,989	$4,938
Accrued expenses	31,779	28,901
Accrued contract losses	11,462	6,665
Deferred revenues	5,771	3,344

Total current liabilities	53,001	43,848
Long-term liabilities	1,307	497
Minimum pension liability, net	8,874	—

Total liabilities	63,182	44,345

Commitments and contingencies
Member's equity:
Member's capital	69,561	69,561
Receivables from Getronics Parent, net	(41,068)	(55,808)
Accumulated other comprehensive loss	(13,465)	—
Accumulated earnings	111,645	138,458

Total member's equity	126,673	152,211

Total liabilities and member's equity	$189,855	$196,556

See accompanying notes.

DIGITALNET GOVERNMENT SOLUTIONS, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001, AND THE PERIOD FROM
JANUARY 1, 2002 THROUGH NOVEMBER 25, 2002

(DOLLARS IN THOUSANDS)

			Period from January 1, 2002 through November 25, 2002
	Year ended December 31,
	2000	2001
Revenues	$361,818	$346,773	$333,910
Cost of revenues	313,028	277,087	262,389

Gross profit	48,790	69,686	71,521

Operating expenses:
Selling, general and administrative	44,534	36,671	30,407
Amortization of intangibles	5,378	4,239	—

Total operating expenses	49,912	40,910	30,407

Income (loss) from operations	(1,122)	28,776	41,114

Other income and (expense):
Interest income	7,603	4,852	1,960
Other expense	(6)	(806)	(16)

Total other income	7,597	4,046	1,944

Income before provision for income taxes	6,475	32,822	43,058
Provision for income taxes	4,617	14,547	16,245

Net income	$1,858	$18,275	$26,813

See accompanying notes.

DIGITALNET GOVERNMENT SOLUTIONS, LLC

CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001, AND THE PERIOD FROM
JANUARY 1, 2002 THROUGH NOVEMBER 25, 2002

(DOLLARS IN THOUSANDS)

	Member's Equity
	Member's Equity	Receivables from Getronics Parent, Net	Accumulated Other Comprehensive Loss	Accumulated Earnings	Total Member's Equity	Comprehensive Income (loss)
Balance, December 31, 1999	$67,031	$(19,746)	$—	$91,512	$138,797	$—
Capital contribution	2,530	—	—	—	2,530	—
Increase in receivables from Getronics Parent, net	—	(2,520)	—	—	(2,520)	—
Increase in minimum pension liability, net of deferred taxes of $1,574	—	—	(2,504)	—	(2,504)	(2,504)
Net income	—	—	—	1,858	1,858	1,858

Balance, December 31, 2000	$69,561	$(22,266)	$(2,504)	$93,370	$138,161	$(646)
Increase in receivables from Getronics Parent, net	—	(18,802)	—	—	(18,802)	—
Increase in minimum pension liability, net of deferred taxes of $6,891	—	—	(10,961)	—	(10,961)	(10,961)
Net income	—	—	—	18,275	18,275	18,275

Balance, December 31, 2001	$69,561	$(41,068)	$(13,465)	$111,645	$126,673	$6,668
Increase in receivables from Getronics Parent, net	—	(14,740)	—	—	(14,740)	—
Increase in minimum pension liability, net of deferred taxes of $5,636	—	—	(8,965)	—	(8,965)	(8,965)
Transfer of minimum pension liability to Getronics Parent	—	—	22,430	—	22,430	—
Net income	—	—	—	26,813	26,813	26,813

Balance, November 25, 2002	$69,561	$(55,808)	$—	$138,458	$152,211	$24,516

See accompanying notes.

DIGITALNET GOVERNMENT SOLUTIONS, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2000 AND 2001, AND THE PERIOD FROM
JANUARY 1, 2002 THROUGH NOVEMBER 25, 2002

(DOLLARS IN THOUSANDS)

			Period from January 1, 2002 through November 25, 2002
	Year ended December 31,
	2000	2001
Cash flows from operating activities
Net income	$1,858	$18,275	$26,813
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,039	8,243	7,835
Amortization of intangibles	5,378	4,239	—
Loss on disposal of assets	—	797	24
Deferred income taxes	(5,221)	4,058	239
Current tax provision payable to Getronics Parent	9,838	10,489	16,006
Provision for doubtful accounts	(1,880)	395	2
Intercompany interest income	(7,272)	(4,750)	(1,769)
Changes in assets and liabilities:
Accounts receivable	(1,196)	5,879	(1,598)
Inventory	(3,086)	(702)	(77)
Other assets	(2,104)	136	2,007
Accounts payable	7,631	(8,424)	949
Accrued expenses	13,470	(6,944)	(7,322)
Deferred revenues	(3,451)	803	(2,427)

Net cash provided by operating activities	20,004	32,494	40,682

Cash flows from investing activities
Capital expenditures	(10,453)	(6,824)	(13,693)
Proceeds from the sale of assets	86	56	169
Business acquisition payment	(3,500)	—	—

Net cash used in investing activities	(13,867)	(6,768)	(13,524)

Cash flows from financing activities
Advances to parent, net	(6,362)	(25,199)	(27,320)

Net cash used in financing activities	(6,362)	(25,199)	(27,320)

Increase (decrease) in cash and cash equivalents	(225)	527	(162)
Cash and cash equivalents at beginning of period	5,733	5,508	6,035

Cash and cash equivalents at end of period	$5,508	$6,035	$5,873

See accompanying notes.

DIGITALNET GOVERNMENT SOLUTIONS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DECEMBER 31, 2001 AND NOVEMBER 25, 2002

1. The Company

Business Description

        DigitalNet Government Solutions, LLC, formerly Getronics Government Solutions, L.L.C. (the Company) is a Delaware Limited Liability Company. On November 26, 2002, all of the Company's membership interests were purchased by DigitalNet Holdings, Inc. (DigitalNet) in exchange for cash and shares of DigitalNet preferred stock. Prior to this acquisition, Getronics Government Solutions, L.L.C., was a wholly owned subsidiary of GetronicsWang Co. LLC, (GetronicsWang) which was wholly owned by Getronics, NV (collectively referred to as the Getronics Parent).

        The Company is a provider of managed network services, information security solutions, and application development and integration services to U.S. defense intelligence and civilian federal government agencies. The Company's comprehensive information technology services and solutions allow federal government clients to outsource some or all of the activities related to the design, implementation, integration, management and security of their computer networks and systems. During each of the periods presented, substantially all of the Company's consolidated revenues were derived from contracts with the U.S. government, directly as a prime contractor or as a subcontractor.

2. Summary of Significant Accounting Policies and Practices

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of DigitalNet Government Solutions, LLC and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated upon consolidation.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition

        The Company recognizes revenue under its government contracts when a contract has been executed, the contract price is fixed and determinable, delivery of services or products has occurred, and collection of the contract price is considered probable and can be reasonably estimated. Revenue is earned under time-and-materials, fixed-price and cost-plus contracts. Deferred revenues represent payments received for goods and services not yet shipped or rendered to the customer. Contract costs are expensed as incurred.

        Revenues on time-and-materials contracts are recognized based on direct labor hours expended at contract billing rates, other billable direct costs and applicable indirect costs.

        Fixed-price contracts may include either a product delivery or specific service performance throughout a period. Revenue on fixed-price contracts that provide for the Company to render services throughout a period are recognized as earned according to contract terms as the service is provided. The majority of revenues on the Company's fixed-price service contracts relate to managed network service contracts in which customers receive a bundle of services often including management services, the use of the Company's hardware and software, network administration services and help desk support. Customers pay the Company and the Company recognizes revenue based on fixed monthly prices often determined by the number of customer users. The Company sells its XTS, TEMPEST and Zone products to customers. Once delivered, these products do not require design, integration or implementation support for the Company's customers to receive immediate product functionality, accordingly. Revenues and associated contract costs are recognized upon product delivery and customer acceptance if required by contract.

        Under cost-plus contracts, the Company is reimbursed for allowable costs and paid a fee, which may be fixed or performance-based. Revenues on cost-plus contracts are recognized as costs are incurred plus an estimate of applicable fees earned. The Company considers fixed fees under cost-plus contracts to be earned in proportion to the allowable costs incurred in performance of the contract, which generally corresponds to the timing of contractual billings. For cost-plus contracts that include performance based or fee incentives, the Company recognizes the portion of the expected fee to be awarded by the customer at the time such fee can be reasonably estimated, based on factors such as the Company's prior award experience and communications with the customer regarding performance.

        The Company's contracts with agencies of the government are subject to periodic funding by the respective contracting agency. Funding for a contract may be provided in full at inception of the contract or annually throughout the contract consistent with the federal government's fiscal year. In evaluating the probability of funding for purposes of recognizing revenue and assessing collection of the contract price, the Company considers its previous experiences with its customers, communications with its customers regarding funding status, and the Company's knowledge of available funding for the contract or program. If funding is not considered probable, revenue recognition is deferred until realization is probable.

        Contract revenue recognition inherently involves estimation. From time to time, facts arise that require revisions to estimated total costs or expected revenues. The cumulative impact of any revisions to estimates and the full impact of anticipated losses on any type of contract are recognized in the period in which they become known.

        The allowability of certain costs under government contracts is subject to audit by the government. Certain indirect costs are charged to contracts using provisional or estimated indirect rates, which are subject to later revisions based on governmental audits of those costs. Management is of the opinion that costs subsequently disallowed, if any, would not be significant.

Significant Customers

        Revenues generated from contracts with the federal government or prime contractors doing business with the federal government accounted for substantially all of the Company's revenues for the years ending December 31, 2000 and 2001, and for the period from January 1, 2002 through

November 25, 2002. Revenues from contracts representing greater than 10 percent of revenues were as follows:

	Percent of Revenues
	Year ended December 31,
			Period from January 1, 2002 through November 25, 2002
	2000	2001
National Aeronautics and Space Administration (NASA) Consolidated Space Operations Contracts (CSOC)	19%	16%	13%
Immigration Naturalization Services (INS) Facilities Operation Support (FOS)	15	15	18

        The term of the Company's INS/FOS contract expired on November 30, 2002 and was not renewed by the customer. The Company's NASA CSOC contract base period expires on December 31, 2003 and the Company has been notified by its customer, the prime contractor, that the contract will not be renewed because NASA has decided not to renew the prime contractor's contract. See Note 8 for a further discussion of this contract.

Credit Risk

        The Company's assets that are exposed to credit risk consist primarily of cash and cash equivalents and accounts receivable. Accounts receivable consist primarily of billed and unbilled amounts, including indirect cost rate variances, due from various agencies of the federal government or prime contractors doing business with the federal government. The Company historically has not experienced significant losses related to accounts receivable and therefore believes that credit risk related to accounts receivable is minimal. The Company maintains cash balances at financial institutions that may at times exceed federally insured limits. The Company maintains this cash at high credit quality institutions and, as a result, believes credit risk related to its cash is minimal.

Cash and Cash Equivalents

        The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents.

Inventory

        Inventories consist of computer equipment and peripherals and are stated at the lower of cost or market where cost is determined primarily on the average costing method. Allowances for obsolete or slow-moving inventory are based on the Company's overall obsolescence experience and its assessment of future inventory requirements.

Property and Equipment

        Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets, as follows:

Project assets	3-5 years or contract term, if shorter
Machinery and equipment	3-10 years
Leasehold improvements	6 years or lease term, if shorter

Intangible Assets

        Amortization of acquired intangible assets is recorded on a straight-line basis over their expected useful lives. The Company evaluates the useful lives assigned to intangible assets on a regular basis. Amortization periods (prior to January 1, 2002) are as follows:

Software license	5.5 years
Assembled workforce	10 years
Goodwill	15-25 years

Impairment of Long-Lived Assets

        During 2000 and 2001 long-lived assets, including property and equipment, goodwill and identifiable intangible assets to be held and used, were reviewed for impairment whenever events or changes in circumstances indicated that the carrying amount should be addressed pursuant to Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. Commencing January 1, 2002, the Company adopted the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets to assess impairment of its long-lived assets excluding goodwill as more fully described in "Impact of Recently Issued Accounting Standards." Beginning in the first quarter of fiscal year 2002, the Company's goodwill is subject to the impairment test requirements of SFAS No. 142. The impairment evaluation criteria of SFAS No. 144 are generally consistent with SFAS No. 121. Pursuant to these accounting standards, impairment is determined by comparing the carrying value of these long-lived assets to management's estimate of the future undiscounted cash flows expected to result from the use of the assets and eventual disposition. In the event impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined by using quoted market prices or valuation techniques such as the discounted present value of expected future cash flows, appraisals, or other pricing models as appropriate. The Company believes that no impairment existed as of December 31, 2001 and November 25, 2002. In the event that there are changes in the planned use of the Company's long-term assets or its expected future undiscounted cash flows are reduced significantly, the Company's assessment of its ability to recover the carrying value of these assets under SFAS No. 144 would change.

Fair Value of Financial Instruments

        The Company's financial instruments consist primarily of cash and cash equivalents, accounts receivable, and accounts payable. In management's opinion, the carrying amounts of these financial instruments approximate their fair values at December 31, 2001 and November 25, 2002.

Income Taxes

        The Company follows the provisions of SFAS No. 109, Accounting for Income Taxes, for financial reporting purposes. The Company is taxed as a single-member LLC and, therefore, for all periods presented, the Company was included in the consolidated federal return of Getronics Parent. The accompanying financial statements provide for income taxes as if the Company had been taxed as a separate C corporation. Income taxes are accounted for using an asset and liability approach that requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in the Company's financial statements or tax returns. The measurement of current and deferred tax liabilities and assets are based on provisions of the enacted tax law; the effects of future changes in tax laws or rates are not anticipated. The measurement of net deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Receivable from Getronics Parent, Net

        Prior to its acquisition by DigitalNet, the Company transferred excess cash to Getronics Parent throughout the year. In addition, the Company incurred expenses for services provided by Getronics Parent on a fee for service basis. These services included payroll processing, insurance, legal support, tax and other miscellaneous services. The net cash transferred and amounts due for services is reflected as Receivables from Getronics Parent, net in the accompanying consolidated balance sheets (see Note 13 for further discussion of related party transactions).

Impact of Recently Issued Accounting Standards

        In July 2001, the Financial Accounting Standards Board (FASB) issued SFAS No. 141, Business Combinations and SFAS No. 142, Goodwill and Other Intangible Assets. SFAS No. 141 requires business combinations initiated after June 30, 2001, to be accounted for using the purchase method of accounting, and broadens the criteria for recording intangible assets separate from goodwill. Recorded goodwill and intangible assets were evaluated against these new criteria with the result that certain intangible assets were reclassified into goodwill.

        SFAS No. 142 requires the use of the non-amortization approach to account for purchased goodwill and certain related intangibles. Under the non-amortization approach, goodwill and certain related intangibles are not amortized into results of operations, but instead are reviewed for impairment at least annually and written down and charged to operations only in the periods in which the recorded value of goodwill and certain related intangibles exceeds its fair value.

        The Company adopted the provision of SFAS No. 142 beginning January 1, 2002. The adoption of these accounting standards has resulted in a reclassification of the previously identified intangible asset, assembled workforce, into goodwill and the cessation of goodwill amortization commencing on January 1, 2002. The carrying values of assembled workforce and goodwill were $0.8 million and $88.9 million, respectively, as of December 31, 2001. Amortization related to goodwill and assembled workforce was approximately $5.4 million and $4.2 million for the years ended December 31, 2000 and 2001, respectively.

        The Company completed the required impairment tests of goodwill that existed on January 1, 2002 and concluded that no impairment existed.

2.    Summary of Significant Accounting Policies and Practices (Continued)

        A reconciliation of previously reported net income with the amounts adjusted for the exclusion of goodwill and assembled workforce amortization net of related income tax effect follows (in thousand):

	Year ended December 31,
	2000	2001
Reported net income	$1,858	$18,275
Goodwill and assembled workforce amortization	5,378	4,239

Adjusted net income	$7,236	$22,514

        In June 2001, FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company will be required to implement SFAS No. 143 on January 1, 2003. The Company does not believe that adoption of this standard will have a material impact on its future earnings or results of operations or financial position.

        In April 2002, the FASB issued SFAS No. 145, Rescission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections. Among other things, SFAS No. 145 rescinds both SFAS No. 4, Reporting Gains and Losses from Extinguishment of Debt, and the amendment to SFAS No. 4, SFAS No. 64, Extinguishment of Debt Made to Satisfy Sinking Fund Requirements. Through this rescission, SFAS No. 145 eliminates the requirement that gains and losses from the extinguishment of debt be aggregated and, if material, classified as an extraordinary item, net of the related income tax effect. Generally, SFAS No. 145 is effective for transactions occurring after May 15, 2002. The Company does not believe SFAS No. 145 will have a material impact on its results of operation or financial position.

        In June 2002, the FASB issued SFAS No. 146, Accounting for Costs of Exit or Disposal Activities. SFAS No. 146 nullifies EITF Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). This statement requires that an exit or disposal activity related cost be recognized when the liability is incurred instead of when an entity commits to an exit plan. The provisions of SFAS No. 146 are effective for financial transactions initiated after December 31, 2002. The Company does not believe SFAS No. 146 will have a material impact on its results of operation or financial position.

3.    Purchase of the Company by DigitalNet, Holdings, Inc.

        On November 26, 2002, DigitalNet completed its acquisition of the Company from GetronicsWang Co. LLC for approximately $183.4 million in cash and 33,500 shares of DigitalNet Class B Preferred Stock. The cash consideration is subject to adjustment based upon a final determination of net working capital, depreciable assets and accrued contract losses, as defined, as of the date of acquisition. Immediately after the acquisition, Getronics Government Solutions, L.L.C. changed its name to DigitalNet Government Solutions, LLC.

4.    Accounts Receivable

        Accounts receivable consists of the following (in thousands):

	December 31, 2001	November 25, 2002
Billed and currently billable accounts receivable	$71,855	$74,648
Unbilled accounts receivable	7,199	6,004
Allowance for doubtful accounts	(3,452)	(3,454)

Accounts receivable, net	$75,602	$77,198

        The amounts included in currently billable accounts receivable represent amounts which were billed in the subsequent reporting period. They are billings for services rendered prior to period-end that were billed once necessary billing data had been collected and an invoice produced. Unbilled accounts receivable represent amounts which are not yet billable based upon contract terms. Subsequently, all of the unbilled accounts receivable are expected to be billed and collected in cash within 90 days of the balance sheet date.

5.    Property and Equipment

        Property and equipment consists of the following (in thousands):

	December 31, 2001	November 25, 2002
Project assets	$16,530	$28,999
Machinery and equipment	10,902	11,057
Leasehold improvements	6,143	1,568
Accumulated depreciation	(20,520)	(22,904)

Property and equipment, net	$13,055	$18,720

6.    Intangible Assets

        Intangible assets consist of the following (in thousands):

	December 31, 2001	November 25, 2002
Goodwill	$88,883	$89,719
Software license and other	7,076	7,076
Assembled workforce	836	—
Accumulated amortization	(26,596)	(26,596)

Intangible assets, net	$70,199	$70,199

        The Company recognized approximately $5,378 and $4,239 of amortization during the years ended December 31, 2000 and 2001. Because intangibles other than goodwill were fully amortized prior to 2002, and the Company ceased amortization of goodwill as of January 1, 2002 in accordance with SFAS

No. 142, the Company recognized no amortization expense during the period ended November 25, 2002

7.    Accrued Expenses

        Accrued expenses consist of the following (in thousands):

	December 31, 2001	November 25, 2002
Accrued compensation and benefits	$9,329	$16,467
Accrued contract costs	14,742	6,716
Other	7,708	5,718

Accrued expenses	$31,779	$28,901

8.    Accrued Contract Losses

        In May 1999, the Company entered into a contract to design, install and operate a wide area network for NASA (the CSOC Contract). The contract had a base term extending through December 31, 2003 with renewal options. During 2000, the Company determined that it would incur a loss on this contract. Accordingly, the accompanying financial statements reflect the accrual of this estimated loss in 2000 based on management's estimate of contract revenues and direct contract costs for the remaining term of the contract.

        Accrued contract losses consist of the following (in thousands):

	December 31, 2001	November 25, 2002
NASA CSOC	$10,252	$5,663
All other contracts	1,210	1,002

Accrued contract losses	$11,462	$6,665

9.    Income Taxes

        Deferred income tax assets/liabilities consist of the following (in thousands):

	December 31, 2001	November 25, 2002
Allowance for bad debts	$1,332	$1,333
Contract reserves	4,424	2,573
Inventory reserves	817	832
Employee-related accruals	2,968	3,805
Warranty reserves and other	75	75

Current deferred tax asset	$9,616	$8,618

Intangible assets	$3,939	$3,452
Depreciable assets	2,851	2,433
Pension and postretirement benefits	(1,027)	—
Acquisition lease reserve and other	455	270
State income tax accrual	656	1,478

Noncurrent deferred tax asset	$6,874	$7,633

        The provision for income taxes consists of the following (in thousands):

	Year ended December 31,
			Period from January 1, 2002 through November 25, 2002
	2000	2001
Current Federal	$8,983	$9,503	$14,482
Current State	855	986	1,524

	9,838	10,489	16,006

Deferred Federal	(4,735)	3,680	218
Deferred State	(486)	378	21

	(5,221)	4,058	239

	$4,617	$14,547	$16,245

        The following table presents the principal reasons for the difference between the Company's effective tax rate and the United States federal statutory income tax rate (in thousands):

	Year ended December 31,
			Period from January 1, 2002 through November 25, 2002
	2000	2001
Income taxes at U.S. federal statutory income tax rate	$2,267	$11,488	$15,070
State and local income taxes, net of federal income tax effect	233	1,182	1,550
Amortization of intangibles, not deductible	2,071	1,636	—
Other	46	241	(375)

	$4,617	$14,547	$16,245

10.    Postretirement Benefits

Defined Contribution Benefit Plans

        Prior to its acquisition by DigitalNet on November 26, 2002, the Company participated in the Getronics Parent's defined contribution benefit plan, which covered substantially all employees of the Company. Contributions were generally based on fixed amounts of eligible compensation. The Company expensed $3.4 million, $3.3 million, and $3.3 million for the years ended December 31, 2000 and 2001, and for the period from January 1, 2002 through November 25, 2002, respectively, related to the plan. Immediately upon the acquisition by DigitalNet, the Company's participation in the plan ended.

Pension and Other Postretirement Benefit Plans

        Prior to its acquisition by DigitalNet on November 26, 2002, the Company had a frozen defined benefit pension plan. As a result, no increase in compensation was factored into participants' benefits subsequent to the date that the plan was frozen. The Company also had a post-retirement medical and life insurance plan for certain of its employees as a result of prior acquisitions. Immediately prior to its acquisition by DigitalNet, the Company transferred all liabilities and related assets associated with the frozen defined benefit pension plan and post-retirement medical and life insurance plans to Getronics Parent. This transfer is shown as pension plan liabilities transferred to Getronics Parent in the accompanying statement of member's equity.

        The benefit obligation, plan assets and funded status at December 31, 2001 consisted of the following (in thousands):

	Pension	Other Post- Retirement
Benefit obligation	$(71,980)	$(2,366)
Plan assets	55,105	—

Funded status	(16,875)	(2,366)
Unrecognized net actuarial loss	21,466	464
Employer contributions (3 months)	—	251

Prepaid (accrued) benefit cost	$4,591	$(1,651)

Weighted-average assumption as of end of period:
Discount rate	7.25%	7.25%
Expected return on plan assets	9.00%	—

        Net pension and other post-retirement plan cost (benefit) consisted of the following (in thousands):

	Year ended December 31, 2000		Year ended December 31, 2001		Period from January 1, 2002 through November 25, 2002
	Pension	Other Post- Retirement	Pension	Other Post- Retirement	Pension	Other Post- Retirement
Interest cost	$5,023	$190	$4,968	$154	$4,525	$108
Expected return on assets	(6,068)	—	(5,922)	—	(4,243)	—
Recognized actuarial loss	—	—	—	—	1,486	12

Net periodic cost (benefit)	$(1,045)	$190	$(954)	$154	$1,768	$120

        As of December 31, 2001 the Company recorded a minimum pension liability of $21.9 million related to the accumulated benefit obligation in excess of the fair value of plan assets with a related charge of $8.9 million (net of deferred taxes of $8.5 million and prepaid payments of $4.5 million) recorded as "accumulated other comprehensive loss."

11.    Commitments and Contingencies

Leases

        As of December 31, 2001, the Company has noncancelable operating leases, primarily for real estate, that expire over the next ten years. Rental expense and sublease income were $5.3 million and $2.3 million, respectively, for the year ended December 31, 2000, $7.4 million and $2.1 million, respectively, for the year ended December 31, 2001 and $7.1 million and $0.4 million, respectively, for the period from January 1, 2002 through November 25, 2002.

        Future minimum lease commitments on non-cancelable operating leases and subleases are as follows (in thousands):

	Year ended December 31,
	2003	2004	2005	2006	2007	Thereafter
Future minimum lease commitments on non-cancelable leases	$5,244	$5,050	$4,868	$4,391	$3,182	$12,918
Future minimum noncancelable sublease income	380	155	—	—	—	—

        On July 7, 2000, the Company entered into a lease for its new headquarters. The term of the lease is 10 years commencing November 1, 2001. Concurrently, the Company established an irrevocable letter of credit in the amount of $2.0 million for the benefit of the landlord in lieu of a cash deposit.

Audit Review

        Substantially all payments to the Company on government cost reimbursable contracts are provisional payments which are subject to adjustment upon audit by the Defense Contract Audit Agency (DCAA). Getronics Government Solutions, L.L.C. incurred cost submissions have been completed through December 31, 2001 and have been audited through December 31, 2000. There are no outstanding incurred cost submissions or audits for any previously acquired entities (I-NET, Inc., J.G. Van Dyke & Associates). The 2001 incurred cost audit is not expected to result in a material adverse effect on the Company's financial position or results of operations.

Litigation and Claims

        The Company is periodically involved in disputes arising from normal business activities. In the opinion of management, resolution of these matters will not have a material adverse effect upon the financial position or future operating results of the Company, and adequate provision for any potential losses has been made in the accompanying consolidated financial statements.

        On February 2, 2002, the Company filed an action against Lockheed Martin Space Operations Company (Lockheed Martin) in connection with the NASA CSOC contract. The Company's complaint alleged multiple counts of breach of contract and other claims related to its subcontract with Lockheed Martin under the NASA CSOC program. In January 2003, the Company entered into a settlement agreement with Lockheed Martin that sets forth the amounts that Lockheed Martin has agreed to pay the Company for services previously performed and for future services under the NASA CSOC contract. The settlement agreement is subject to approval by NASA.

12. Other Balance Sheet Information

        The Company provides services under long-term contractual commitments whereby certain of its equipment is held for use by others. The cost of these assets is recovered through contractual billings. The net book value of assets held for use by others amounted to approximately $9.3 million and $15.6 million at December 31, 2001 and November 25, 2002, respectively.

13.    Related-Party Transactions

        As of December 31, 2001 and November 25, 2002, Receivables from Getronics Parent, net, amounting to $41.1 million and $55.8 million, respectively, have been reflected as a reduction in member's equity. During the year ended December 31, 2001 and the period from January 1, 2002 through November 25, 2002, the following transactions occurred between the Company and Getronics Parent:

	Year ended December 31, 2001	Period from January 1, 2002 through November 25, 2002
Receivable from the Parent, net—beginning of year	$22,266	$41,068
Cash transferred to the Parent, net	216,100	40,896
Payroll and fringe benefits funded by Parent	(182,800)	(8,848)
Services provided by the Parent	(3,100)	(4,828)
Release of German tax liability—transferred to Parent	(1,186)	—
Transfer of net receivables from Parent	(659)	1,771
Current income tax provision	(10,489)	(16,006)
Intercompany interest income from Parent (based on USD-LIBOR rate)	4,750	1,769
Other	(3,814)	(14)

	$41,068	$55,808

14.    Line of Credit

        On May 19, 2000 the Company entered into a credit facility with a financial institution that provided for a maximum borrowing capacity of $15 million until maturity on April 30, 2003. At December 31, 2001 and 2000, the Company had utilized approximately $2 million to support a letter of credit arrangement. Borrowings under the facility bore interest at the London Interbank Offered Rate, plus the applicable margin (as defined in the loan agreement). The facility contained financial covenants, including but not limited to tangible net worth coverage and required maintenance of specific billed accounts receivable levels and funded debt ratio percentage levels as defined in the loan agreement. The Company was not required to maintain compensating balances, however, it was required to pay a fee of 0.125% plus an applicable margin on the unused portion of the total facility. The Company did not have any borrowings on the credit facility as of December 31, 2001 or November 25, 2002. Concurrent with the Company's acquisition by DigitalNet, the $15 million credit facility was terminated.

DIGITALNET
INTEROPERABLE
AGILE
MOBILE
SECURE
RELIABLE

6,250,000 Shares

DigitalNet Holdings, Inc.

Common Stock

PROSPECTUS

                        , 2003

Salomon Smith Barney

Banc of America Securities LLC

Legg Mason Wood Walker

Incorporated

Raymond James

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

        The following table sets forth expenses and costs payable by the Registrant (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities described in this registration statement. All amounts are estimated except for the Securities and Exchange Commission's registration fee and the National Association of Securities Dealers' filing fee.

Amount
Registration fee under Securities Act		$10,137
NASD filing fee		11,425
New York Stock Exchange listing fee		*
Legal fees and expenses		*
Road show expenses		*
Accounting fees and expenses		*
Blue Sky fees and expenses		*
Printing and engraving expenses		*
Registrar and transfer agent fees and expenses		*
Miscellaneous expenses		*

Total	$	*

*
To be filed by amendment.

Item 14. Indemnification of Directors and Officers.

        Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify its officers and directors and specific other persons to the extent and under the circumstances set forth therein.

        Pursuant to Section 102(b)(7) of the Delaware General Corporation Law, the Registrant's Certificate of Incorporation, as amended and restated upon the completion of this offering, eliminates the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liabilities arising (a) from any breach of the director's duty of loyalty to the corporation or its stockholders; (b) from acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) under Section 174 of the Delaware General Corporation Law; or (d) from any transaction from which the director derived an improper personal benefit.

        The Registrant's Certificate of Incorporation, as amended and restated upon the closing of this offering, requires the Registrant to indemnify the Registrant's directors and officers to the extent permitted under Section 145 of the Delaware General Corporation Law. The Registrant's Certificate of Incorporation, as amended and restated upon the closing of this offering, also provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in accordance with provisions corresponding to Section 145 of the Delaware General Corporation Law.

        The above discussion of Section 145 and of the Registrant's Certificate of Incorporation and Bylaws, both as amended and restated upon the closing of this offering, is not intended to be exhaustive and is respectively qualified in its entirety by such statute, the Certificate of Incorporation and the Bylaws, both as amended and restated upon the closing of this offering.

        The Registrant intends to obtain primary and excess insurance policies insuring its directors and officers and those of its subsidiaries against certain liabilities they may incur in their capacity as directors and officers. Under such policies, the insurer, on behalf of the Registrant, may also pay amounts for which the Registrant has granted indemnification to the directors or officers.

Item 15. Recent Sales of Unregistered Securities.

        Since its inception, the Registrant has issued securities in the following transactions, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended, under Section 4(2) of the Securities Act, as transactions by an issuer not involving any public offering, or under Rule 701 thereunder. All of the below-referenced securities are deemed restricted securities for the purposes of the Securities Act. The common stock share numbers summarized below have been adjusted to reflect a one-for-eight reverse stock split of the Registrant's common stock that became effective on March 28, 2003. No underwriters were involved in any of the below-referenced sales of securities.

        On September 7, 2001, the Registrant issued an aggregate of 2,003,874 shares of its common stock to its founders in the following amounts and for the following consideration: (1) 1,250,000 shares to GTCR for an aggregate purchase price of $1,000,000; (2) 26,041 shares to the Bajaj Family Limited Partnership for an aggregate purchase price of $20,833; (3) 13,020 shares to the Rueben Bajaj Trust for an aggregate purchase price of $10,417; (4) 13,020 shares to the J. Sunny Bajaj Trust for an aggregate purchase price of $10,417; (5) 558,310 shares to Ken S. Bajaj for an aggregate purchase price of $446,649; (6) 3,906 shares to the Pearlstein Family, LLC for an aggregate purchase price of $3,125; and (7) 139,577 shares to Jack Pearlstein for an aggregate purchase price of $111,662.

        On January 10, 2002, the Registrant issued an aggregate of 43,750 shares of its common stock to Steven Hanau for an aggregate purchase price of $35,000.

        On February 15, 2002, the Registrant issued an aggregate of 37,500 shares of its common stock to Steve Solomon for an aggregate purchase price of $30,000.

        On April 25, 2002, the Registrant issued an aggregate of 1,062,054 shares of its common stock to 8 of its stockholders in the following amounts and for the following consideration: (1) 662,500 shares to GTCR for an aggregate purchase price of $530,000; (2) 13,802 shares to the Bajaj Family Limited Partnership for an aggregate purchase price of $11,042; (3) 6,901 shares to the Rueben Bajaj Trust for an aggregate purchase price of $5,521; (4) 6,901 shares to the J. Sunny Bajaj Trust for an aggregate purchase price of $5,521; (5) 295,905 shares to Ken S. Bajaj for an aggregate purchase price of $236,724; (6) 2,070 shares to the Pearlstein Family, LLC for an aggregate purchase price of $1,656; and (7) 73,975 shares to Jack Pearlstein for an aggregate purchase price of $59,181.

        On September 20, 2002, the Registrant issued an aggregate of 6,875 shares of its common stock to Barbara Barnes for an aggregate purchase price of $5,500.

        On October 8, 2002, the Registrant issued an aggregate of 344,667 shares of its common stock in the following amounts and for the following consideration: (1) 215,000 shares to GTCR for an aggregate purchase price of $172,000; (2) 4,479 shares to the Bajaj Family Limited Partnership for an aggregate purchase price of $3,583; (3) 2,240 shares to the Rueben Bajaj Trust for an aggregate purchase price of $1,792; (4) 2,240 shares to the J. Sunny Bajaj Trust for an aggregate purchase price of $1,792; (5) 96,029 shares to Ken S. Bajaj for an aggregate purchase price of $76,823; (6) 672 shares to the Pearlstein Family, LLC for an aggregate purchase price of $538; and (7) 24,007 shares to Jack Pearlstein for an aggregate purchase price of $19,206.

        On November 26, 2002, the Registrant issued an aggregate of 61,376 shares of Class A Preferred Stock in the following amounts and for the following consideration: (1) 58,744 shares to GTCR for an aggregate purchase price of $58,744,150; (2) 1,224 shares to the Bajaj Family Limited Partnership for an aggregate purchase price of $1,223,836; (3) 612 shares to the Rueben Bajaj Trust for an aggregate purchase price of $611,918; (4) 612 shares to the J. Sunny Bajaj Trust for an aggregate purchase price of $611,918; and (5) 184 shares to the Pearlstein Family, LLC for an aggregate purchase price of $183,575.

        On November 26, 2002, the Registrant issued an aggregate of 3,322,431 shares of its common stock in the following amounts and for the following consideration: (1) 2,072,500 shares to GTCR for an aggregate purchase price of $1,658,000; (2) 43,177 shares to the Bajaj Family Limited Partnership for an aggregate purchase price of $34,542; (3) 21,589 shares to the Rueben Bajaj Trust for an aggregate purchase price of $17,271; (4) 21,589 shares to the J. Sunny Bajaj Trust for an aggregate purchase price of $17,271; (5) 925,679 shares to Ken S. Bajaj for an aggregate purchase price of $740,543; (6) 6,477 shares to the Pearlstein Family, LLC for an aggregate purchase price of $5,181; and (7) 231,420 shares to Jack Pearlstein for an aggregate purchase price of $185,136.

        On November 26, 2002, the Registrant issued an aggregate of 33,500 shares of its Class B Preferred Stock to GetronicsWang Co. LLC in consideration for the acquisition of DGS.

        On November 26, 2002, the Registrant issued warrants to purchase an aggregate of 474,343 shares of its common stock to Banc of America Mezzanine Capital LLC, with an exercise price of $0.01 per share, in connection with its subordinated bridge facility.

Item 16. Exhibits and Financial Statement Schedules.

        (a) The following documents are filed as exhibits to this registration statement:

Exhibit	Description
*1.1	Form of Underwriting Agreement
3.1	Form of Certificate of Incorporation of the Company, as amended and restated
3.2	Form of Bylaws of the Company, as amended and restated
*4.1	Form of Certificate of Common Stock
**4.2	Form of Common Stock Purchase Warrant
4.3
Amended and Restated Stockholders Agreement, made as of November 26, 2002, by and among DigitalNet Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., the Pearlstein Family, LLC, the Ian Z. Pearlstein 2001 Trust, the Ivanna V. Pearlstein 2001 Trust, the J. Sunny Bajaj Trust, the Rueben Bajaj Trust, the Bajaj Family Limited Partnership, Ken S. Bajaj, Jack Pearlstein, GetronicsWang Co. LLC, and Banc of America Mezzanine Capital LLC as amended on March 28, 2003, and Stockholders Agreement Joinder, dated March 26, 2003, by and among DigitalNet Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., and each of the other stockholders of DigitalNet Holdings, Inc. whose names appear on the Schedule of Stockholders or on the signature pages or joinders to the Stockholders Agreement, as such agreement may be amended from time to time

4.4
Amended and Restated Registration Agreement, made as of November 26, 2002, by and among DigitalNet Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., the Pearlstein Family, LLC, the Ian Z. Pearlstein 2001 Trust, the Ivanna V. Pearlstein 2001 Trust, the J. Sunny Bajaj Trust, the Rueben Bajaj Trust and the Bajaj Family Limited Partnership, Ken S. Bajaj, Jack Pearlstein, GetronicsWang Co. LLC, and Banc of America Mezzanine Capital LLC, and Registration Agreement Joinder, dated March 26, 2003, by and among DigitalNet Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., and each of the other stockholders of DigitalNet Holdings, Inc. whose names appear on the Schedule of Holders or on the signature pages or joinders to the Registration Agreement, as such agreement may be amended from time to time
*5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson
10.1
Purchase Agreement, made as of September 7, 2001, by and among DigitalNet Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., the J. Sunny Bajaj Trust, the Rueben Bajaj Trust and the Bajaj Family Limited Partnership and the Pearlstein Family, LLC as supplemented on April 25, 2002, October 8, 2002, November 26, 2002, and March 28, 2003
10.2
Senior Management Agreement, made as of September 7, 2001, by and among DigitalNet Holdings, Inc., DigitalNet, Inc., and Ken S. Bajaj as supplemented on April 25, 2002, October 8, 2002, November 26, 2002, January 24, 2003, and March 28, 2003
**10.3	Revolving Promissory Note, dated September 7, 2001, in the principal amount of $183,596 made by Ken S. Bajaj payable to DigitalNet Holdings, Inc.
**10.4	Executive Stock Pledge Agreement, made as of September 7, 2001, by and between Ken S. Bajaj and DigitalNet Holdings, Inc.
**10.5	Carry Promissory Note, dated September 7, 2001, in the principal amount of $170,347 made by Ken S. Bajaj payable to DigitalNet Holdings, Inc.
**10.6	Free Transferability Agreement, dated as of September 25, 2002, by and between DigitalNet Holdings, Inc., and Ken S. Bajaj
10.7
Senior Management Agreement, made as of September 7, 2001, by and among DigitalNet Holdings, Inc., DigitalNet., Inc., and Jack Pearlstein as supplemented on April 25, 2002, October 8, 2002, November 26, 2002, January 24, 2003, and March 28, 2003
**10.8	Revolving Promissory Note, dated September 7, 2001, in the principal amount of $45,899 made by Jack Pearlstein payable to DigitalNet Holdings, Inc.
**10.9	Executive Stock Pledge Agreement, made as of September 7, 2001, by and between Jack Pearlstein and DigitalNet Holdings, Inc.
**10.10	Carry Promissory Note, dated September 7, 2001, in the principal amount of $42,587 made by Jack Pearlstein payable to DigitalNet Holdings, Inc.
**10.11	Free Transferability Agreement, dated as of September 25, 2002, by and between DigitalNet Holdings, Inc., and Jack Pearlstein
10.12
Amended and Restated Senior Management Agreement, made as of January 23, 2003, among DigitalNet Holdings, Inc., DigitalNet, Inc., DigitalNet Government Solutions, LLC, and Steven Hanau as supplemented on March 28, 2003
**10.13	Promissory Note, dated January 10, 2002, in the principal amount of $34,650 made by Steven Hanau payable to DigitalNet Holdings, Inc.

**10.14	Executive Stock Pledge Agreement, made as of January 10, 2002, between Steven Hanau and DigitalNet Holdings, Inc.
**10.15	Stock Purchase Agreement, made as of January 10, 2002, between DigitalNet Holdings, Inc., Jack Pearlstein and Ken S. Bajaj
**10.16	Stock Purchase Agreement, made as of February 15, 2002, between DigitalNet Holdings, Inc., Jack Pearlstein and Ken S. Bajaj
**10.17	Stock Purchase Agreement, made as of September 20, 2002, between DigitalNet Holdings, Inc., Jack Pearlstein and Ken S. Bajaj
**10.18	Purchase Agreement, dated September 27, 2002, by and among GetronicsWang Co. LLC, Getronics Government Solutions, L.L.C., DigitalNet Holdings, Inc. and DigitalNet Inc.
**10.19	Escrow Agreement, dated as of November 26, 2002, by and among GetronicsWang Co. LLC, DigitalNet, Inc., and State Street Bank and Trust Co.
**10.20	Master Agreement for Transitional Services, dated November 26, 2002, by and between GetronicsWang Co. LLC and Getronics Government Solutions, L.L.C.
**10.21
Credit Agreement, dated as of November 26, 2002, by and among DigitalNet, Inc., DigitalNet Holdings, Inc., Bank of America, N.A., Madison Capital Funding LLC, Merrill Lynch Capital Funding LLC, the other lenders party thereto
10.22
Bridge Loan Agreement, dated as of November 26, 2002, by and among DigitalNet, Inc., DigitalNet Holdings, Inc., Banc of America Mezzanine Capital LLC and the other lenders party thereto, and Bridge Loan Agreement Joinder, dated as of November 26, 2002, by and among DigitalNet, Inc., DigitalNet Holdings, Inc. and Banc of America Mezzanine Capital LLC
10.23	DigitalNet Holdings, Inc. Amended and Restated 2003 Stock Incentive Plan
**10.24	Form of Getronics Government Solutions, L.L.C. Special Severance Plan
†10.25	Getronics Government Solutions, L.L.C. 2002 Short Term Incentive Program Plan Document for Executive and Staff Management, dated January 1, 2002
**10.26	Agreement of Lease made September 30, 1991 between The KMS Group, Inc. and J.G. Van Dyke & Associates, Inc. (as amended)
**10.27	Office Space Lease dated as of July 7, 2000 between JACO Horse Pen II LLC and Wang Government Services, Inc. (as amended)
**10.28	Lease dated as of July 1, 1996 between RJR Ventures Limited Partnership and Wang Laboratories, Inc. (as amended)
**10.29	Letter Agreement by and between DigitalNet Holdings, Inc. and GetronicsWang Co. LLC, dated February 28, 2003
10.30	Assignment and Acceptance, made March 26, 2003, by and between Banc of America Mezzanine Capital LLC, American Capital Strategies, Ltd., DigitalNet, Inc. and DigitalNet Holdings, Inc.
10.31	Professional Services Agreement, dated as of September 2001, between GTCR Golder Rauner, L.L.C. and DigitalNet, Inc.
21.1	List of Subsidiaries of DigitalNet Holdings, Inc.

23.1	Consent of Ernst & Young LLP
*23.2	Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1 above)
**24.1	Power of Attorney (included on signature page of this registration statement)

*
To be filed by amendment.
**
Previously filed.
†
Previously filed and subject to a confidential treatment request.

        (b)

REPORT OF INDEPENDENT AUDITORS

        We have audited the consolidated balance sheets of DigitalNet Holdings, Inc. (the Company) as of December 31, 2001 and 2002 and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from September 7, 2001 (inception) to December 31, 2001 and the year ended December 31, 2002, and have issued our report thereon dated January 27, 2003 (except with respect to the matter discussed in paragraph 2 in Note 14, as to which the date is March 28, 2003) (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

        In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                      /s/ Ernst & Young LLP

McLean, Virginia
January 27, 2003

DIGITALNET HOLDINGS, INC.
VALUATION AND QUALIFYING ACCOUNTS
(dollars in thousands)

Description	Balance at beginning of period	Charged to costs and expenses	Reserves related to purchased entities		Deductions	Balance at end of period
For the year ended December 31, 2002 Deducted from asset accounts:
Allowance for doubtful accounts	$—	—	3,454	(A)	—	$3,454
Included in current liabilities:
Reserves related to restructuring	$—	446	—		(38)	$408

(A)
Results from the acquisition of DigitalNet Government Solutions, LLC.

 REPORT OF INDEPENDENT AUDITORS

        We have audited the consolidated balance sheets of DigitalNet Government Solutions, LLC (the Company) as of December 31, 2001 and November 25, 2002, and the related consolidated statements of operations, member's equity, and cash flows for the years ended December 31, 2000 and 2001, and the period from January 1, 2002 through November 25, 2002, and have issued our report thereon dated January 27, 2003 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(c) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

        In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                      /s/ Ernst & Young LLP

McLean, Virginia
January 27, 2003

DIGITALNET GOVERNMENT SOLUTIONS, LLC
VALUATION AND QUALIFYING ACCOUNTS
(dollars in thousands)

Description	Balance at beginning of period	Charges/ (credits) to income	Deductions	Balance at end of period
For the year ended December 31, 2000 Deducted from asset accounts:
Allowance for doubtful accounts	$4,937	223	(2,103)	$3,057
For the year ended December 31, 2001 Deducted from asset accounts:
Allowance for doubtful accounts	$3,057	422	(27)	$3,452
For the period ended November 25, 2002 Deducted from asset accounts:
Allowance for doubtful accounts	$3,452	499	(497)	$3,454

Item 17. Undertakings.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes:

        (1)  To provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        (2)  For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (3)  For purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Herndon, Commonwealth of Virginia, on March 28, 2003.

DIGITALNET HOLDINGS, INC.
By:	/s/ KEN S. BAJAJ Ken S. Bajaj Chairman, Chief Executive Officer and President

        The undersigned directors and officers of DigitalNet Holdings Inc., hereby constitute and appoint Ken S. Bajaj and Jack Pearlstein and each of them with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below this Registration Statement on Form S-1 and any and all amendments thereto, including post-effective amendments to this Registration Statement and to sign any and all additional registration statements relating to the same offering of securities as this Registration Statement that are filed pursuant to Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm that all such attorneys-in-fact, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALAN G. MERTEN Alan G. Merten	Director	March 28, 2003
/s/ STUART J. YARBROUGH Stuart J. Yarbrough	Director	March 28, 2003

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ KEN S. BAJAJ Ken S. Bajaj	Chairman, Chief Executive Officer, President and Director (Principal Executive Officer)	March 28, 2003
/s/ JACK PEARLSTEIN Jack Pearlstein	Chief Financial Officer, Treasurer and Secretary (Principal Financial and Accounting Officer)	March 28, 2003
* Bruce V. Rauner	Director	March 28, 2003
* Philip A. Canfield	Director	March 28, 2003

* Craig A. Bondy	Director	March 28, 2003
* Richard N. Perle	Director	March 28, 2003
* Edward C. Meyer	Director	March 28, 2003
*By:	/s/ KEN S. BAJAJ Ken S. Bajaj Attorney-in-Fact

EXHIBIT INDEX

Exhibit	Description
*1.1	Form of Underwriting Agreement
3.1	Form of Certificate of Incorporation of the Company, as amended and restated
3.2	Form of Bylaws of the Company, as amended and restated
*4.1	Form of Certificate of Common Stock
**4.2	Form of Common Stock Purchase Warrant
4.3
Amended and Restated Stockholders Agreement, made as of November 26, 2002, by and among DigitalNet Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., the Pearlstein Family, LLC, the Ian Z. Pearlstein 2001 Trust, the Ivanna V. Pearlstein 2001 Trust, the J. Sunny Bajaj Trust, the Rueben Bajaj Trust, the Bajaj Family Limited Partnership, Ken S. Bajaj, Jack Pearlstein, GetronicsWang Co. LLC, and Banc of America Mezzanine Capital LLC as amended on March 28, 2003, and Stockholders Agreement Joinder, dated March 26, 2003, by and among DigitalNet Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., and each of the other stockholders of DigitalNet Holdings, Inc. whose names appear on the Schedule of Stockholders or on the signature pages or joinders to the Stockholders Agreement, as such agreement may be amended from time to time
4.4
Amended and Restated Registration Agreement, made as of November 26, 2002, by and among DigitalNet Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., the Pearlstein Family, LLC, the Ian Z. Pearlstein 2001 Trust, the Ivanna V. Pearlstein 2001 Trust, the J. Sunny Bajaj Trust, the Rueben Bajaj Trust and the Bajaj Family Limited Partnership, Ken S. Bajaj, Jack Pearlstein, GetronicsWang Co. LLC, and Banc of America Mezzanine Capital LLC, and Registration Agreement Joinder, dated March 26, 2003, by and among DigitalNet Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., and each of the other stockholders of DigitalNet Holdings, Inc. whose names appear on the Schedule of Holders or on the signature pages or joinders to the Registration Agreement, as such agreement may be amended from time to time
*5.1	Opinion of Fried, Frank, Harris, Shriver & Jacobson
10.1
Purchase Agreement, made as of September 7, 2001, by and among DigitalNet Holdings, Inc., GTCR Fund VII, L.P., GTCR Co-Invest, L.P., the J. Sunny Bajaj Trust, the Rueben Bajaj Trust and the Bajaj Family Limited Partnership and the Pearlstein Family, LLC as supplemented on April 25, 2002, October 8, 2002, November 26, 2002, and March 28, 2003
10.2
Senior Management Agreement, made as of September 7, 2001, by and among DigitalNet Holdings, Inc., DigitalNet, Inc., and Ken S. Bajaj as supplemented on April 25, 2002, October 8, 2002, November 26, 2002, January 24, 2003, and March 28, 2003
**10.3	Revolving Promissory Note, dated September 7, 2001, in the principal amount of $183,596 made by Ken S. Bajaj payable to DigitalNet Holdings, Inc.
**10.4	Executive Stock Pledge Agreement, made as of September 7, 2001, by and between Ken S. Bajaj and DigitalNet Holdings, Inc.
**10.5	Carry Promissory Note, dated September 7, 2001, in the principal amount of $170,347 made by Ken S. Bajaj payable to DigitalNet Holdings, Inc.
**10.6	Free Transferability Agreement, dated as of September 25, 2002, by and between DigitalNet Holdings, Inc., and Ken S. Bajaj
10.7
Senior Management Agreement, made as of September 7, 2001, by and among DigitalNet Holdings, Inc., DigitalNet., Inc., and Jack Pearlstein as supplemented on April 25, 2002, October 8, 2002, November 26, 2002, January 24, 2003, and March 28, 2003
**10.8	Revolving Promissory Note, dated September 7, 2001, in the principal amount of $45,899 made by Jack Pearlstein payable to DigitalNet Holdings, Inc.

**10.9	Executive Stock Pledge Agreement, made as of September 7, 2001, by and between Jack Pearlstein and DigitalNet Holdings, Inc.
**10.10	Carry Promissory Note, dated September 7, 2001, in the principal amount of $42,587 made by Jack Pearlstein payable to DigitalNet Holdings, Inc.
**10.11	Free Transferability Agreement, dated as of September 25, 2002, by and between DigitalNet Holdings, Inc., and Jack Pearlstein
10.12
Amended and Restated Senior Management Agreement, made as of January 23, 2003, among DigitalNet Holdings, Inc., DigitalNet, Inc., DigitalNet Government Solutions, LLC, and Steven Hanau as supplemented on March 28, 2003
**10.13	Promissory Note, dated January 10, 2002, in the principal amount of $34,650 made by Steven Hanau payable to DigitalNet Holdings, Inc.
**10.14	Executive Stock Pledge Agreement, made as of January 10, 2002, between Steven Hanau and DigitalNet Holdings, Inc.
**10.15	Stock Purchase Agreement, made as of January 10, 2002, between DigitalNet Holdings, Inc., Jack Pearlstein and Ken S. Bajaj
**10.16	Stock Purchase Agreement, made as of February 15, 2002, between DigitalNet Holdings, Inc., Jack Pearlstein and Ken S. Bajaj
**10.17	Stock Purchase Agreement, made as of September 20, 2002, between DigitalNet Holdings, Inc., Jack Pearlstein and Ken S. Bajaj
**10.18	Purchase Agreement, dated September 27, 2002, by and among GetronicsWang Co. LLC, Getronics Government Solutions, L.L.C., DigitalNet Holdings, Inc. and DigitalNet Inc.
**10.19	Escrow Agreement, dated as of November 26, 2002, by and among GetronicsWang Co. LLC, DigitalNet, Inc., and State Street Bank and Trust Co.
**10.20	Master Agreement for Transitional Services, dated November 26, 2002, by and between GetronicsWang Co. LLC and Getronics Government Solutions, L.L.C.
**10.21
Credit Agreement, dated as of November 26, 2002, by and among DigitalNet, Inc., DigitalNet Holdings, Inc., Bank of America, N.A., Madison Capital Funding LLC, Merrill Lynch Capital Funding LLC, the other lenders party thereto
10.22
Bridge Loan Agreement, dated as of November 26, 2002, by and among DigitalNet, Inc., DigitalNet Holdings, Inc., Banc of America Mezzanine Capital LLC and the other lenders party thereto, and Bridge Loan Agreement Joinder, dated as of November 26, 2002, by and among DigitalNet, Inc., DigitalNet Holdings, Inc. and Banc of America Mezzanine Capital LLC
10.23	DigitalNet Holdings, Inc. Amended and Restated 2003 Stock Incentive Plan
**10.24	Form of Getronics Government Solutions, L.L.C. Special Severance Plan
†10.25	Getronics Government Solutions, L.L.C. 2002 Short Term Incentive Program Plan Document for Executive and Staff Management, dated January 1, 2002
**10.26	Agreement of Lease made September 30, 1991 between The KMS Group, Inc. and J.G. Van Dyke & Associates, Inc. (as amended)
**10.27	Office Space Lease dated as of July 7, 2000 between JACO Horse Pen II LLC and Wang Government Services, Inc. (as amended)
**10.28	Lease dated as of July 1, 1996 between RJR Ventures Limited Partnership and Wang Laboratories, Inc. (as amended)
**10.29	Letter Agreement by and between DigitalNet Holdings, Inc. and Getronics Wang Co. LLC, dated February 28, 2003

10.30	Assignment and Acceptance, made March 26, 2003, by and between Banc of America Mezzanine Capital LLC, American Capital Strategies, Ltd., DigitalNet, Inc. and DigitalNet Holdings, Inc.
10.31	Professional Services Management, dated as of September 2001, between GTCR Golder Rauner, L.L.C. and DigitalNet, Inc.
21.1	List of Subsidiaries of DigitalNet Holdings, Inc.
23.1	Consent of Ernst & Young LLP
*23.2	Consent of Fried, Frank, Harris, Shriver & Jacobson (included in Exhibit 5.1 above)
**24.1	Power of Attorney (included on signature page of this registration statement)

*
To be filed by amendment.
**
Previously filed.
†
Previously filed and subject to a confidential treatment request.